                                                                  Exhibit 10.15





                                U.S. $30,000,000

                                CREDIT AGREEMENT


                           DATED AS OF JUNE 30, 1996


                              ____________________


                                  BY AND AMONG

                       OCTEL COMMUNICATIONS CORPORATION,


                      THE BANKS HEREIN NAMED AS THE BANKS

                                      AND

                  THE FIRST NATIONAL BANK OF BOSTON, AS AGENT

                               TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----
SECTION I        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         1.1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION II       DESCRIPTION OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         2.1     The Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.2     Notice and Manner of Borrowing or Conversion of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.3     Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.4     Fees and Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (a)      Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (b)      Agent's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (c)      Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.5     Reduction of Commitment Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.6     The Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.7     Duration of Interest Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.8     Interest Rates and Payments of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.9     Changed Circumstances; Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.10    Capital Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.11    Payments and Prepayments of the Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.12    Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.13    Overdue Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.14    Payments Not at End of Interest Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.15    Computation of Interest and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION III      CONDITIONS OF LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         3.1     Conditions Precedent to Initial Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.2     Conditions Precedent to All Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION IV       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         4.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.2     Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.3     Valid Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.4     Consents or Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.5     Title to Properties; Absence of Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.6     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.7     Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.8     Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





                                       i.

                               TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----
         4.10    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.11    Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.12    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.13    Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.14    Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.16    Compliance With Other Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION V        AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         5.1     Financial Statements and Other Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.2     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.3     Maintenance and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.4     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.5     Inspection by the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.6     Maintenance of Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.7     Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (a)      Quick Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (b)      Profitability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (c)      Leverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (d)      Consolidated Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.8     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.9     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION VI       NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         6.1     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.2     Contingent Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.3     Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.4     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.5     Merger; Consolidation; Sale or Lease of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.6     Acquisitions and Joint Ventures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.7     Subsidiary Stock Issuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.8     Equity Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.9     Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.10    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION VII      DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         7.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.2     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37





                                      ii.

                               TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----
SECTION VIII     AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         8.1     Appointment, Powers and Immunities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.2     Representations and Warranties; No Responsibility for Inspection . . . . . . . . . . . . . . . . . . . . .  39
         8.3     Reliance by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.4     Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.5     Right to Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.6     Resignation and Appointment of Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.7     Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.8     No Obligations of Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

SECTION IX       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         9.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.2     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         9.3     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (a)      General Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (b)      Survival; Defense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.4     Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.5     Term of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.6     No Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.8     Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.9     Binding Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.10    Assignments, Participations, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.11    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.12    Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.13    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.14    WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.15    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46





                                      iii.

                                    EXHIBITS


EXHIBIT A        Form of Promissory Note
EXHIBIT B        Form of Notice of Borrowing or Conversion
EXHIBIT C        Form of Report of Chief Financial Officer
EXHIBIT D        Form of Opinion of Counsel to Borrower





                                      iv.

                                CREDIT AGREEMENT

                           DATED AS OF JUNE 30, 1996


         THIS CREDIT AGREEMENT("AGREEMENT") is made as of June 30, 1996, by and among OCTEL COMMUNICATIONS CORPORATION ("BORROWER"), a Delaware corporation having its chief executive office at 1001 Murphy Ranch Road, Milpitas, California 95035-7912, THE FIRST NATIONAL BANK OF BOSTON, a national banking association ("FNBB"), having its head office at 100 Federal Street, Boston, Massachusetts 02110, and each other lender whose name is set forth on the signature pages hereof or which may hereafter execute and deliver an instrument of assignment with respect to this Agreement (individually, the "BANK," and collectively, the "BANKS") and FNBB, as Agent.

                                   SECTION I

                                  DEFINITIONS

         1.1     DEFINITIONS.

                 All capitalized terms used in this Agreement or in the Note or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

         ACQUISITION. Any transaction, or any series of related transactions, by which any Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the stock of a corporation having ordinary voting power for the election of directors, or (c) acquires control of fifty percent (50%) or more of the ownership interest in any partnership or joint venture.

         ADJUSTED LIBOR RATE. Applicable to any Interest Period, shall mean a rate per annum determined pursuant to the following formula:

                          ALR      =       [   LIBOR   ]*
                                           [ 1.00 - RP ]

                          ALR      =       Adjusted LIBOR Rate
                          LIBOR    =       London Interbank Offered Rate
                          RP       =       Reserve Percentage

                 * The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of 1%.

Where    :       "London Interbank Offered Rate" applicable to any LIBOR Loan for any Interest Period means the rate of interest determined by Agent to be the prevailing rate per annum at which deposits in U.S. dollars are offered to FNBB by first-class banks in the interbank eurodollar market in which it regularly participates on or about 10:00 a.m. (Boston time) two Business
                 Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

                 "Reserve Percentage" applicable to any Interest Period means the maximum reserve percentage (expressed as a decimal), whether or not applicable to any Bank, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) with respect to "Eurocurrency liabilities" as that term is defined under such regulations.

The Adjusted LIBOR Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

         AFFECTED LOANS.  See Section 2.9(a).

         AGENT. The First National Bank of Boston, solely in its capacity as Agent.

         AGREEMENT. This Agreement, as the same may be supplemented or amended from time to time.

         APPLICABLE MARGIN and APPLICABLE FEE. The margin or fee set forth below which corresponds to the Level based on EBITDA as of the end of any fiscal quarter:

                                                                  LEVEL I          LEVEL II        LEVEL III
                 Adjusted LIBOR Rate                               0.60             0.75             1.00
                 Base Rate                                         0.00             0.00             0.00
                 Letter of Credit Fee                              0.60             0.75             1.00
                 Commitment Fee                                    0.18             0.20             0.25

Changes in the Applicable Margin or Applicable Fee shall be effective as of the first day of the fiscal quarter following the quarter for which EBITDA has been determined and shall be based on the report of Borrower's Chief Financial Officer required to be submitted pursuant to





                                       2.

Section 5.1(c) hereof. For purposes of determining the Applicable Margin or Applicable Fee, "Level" shall mean the level indicated below corresponding to the applicable ratio of Consolidated Total Liabilities to EBITDA:

                                                                 RATIO OF CONSOLIDATED
                                                              TOTAL LIABILITIES TO EBITDA
                 Level I                                            Less than or equal to 0.75 to 1:00

                 Level II                                           Greater than 0.75 but less than or equal to 1.10 to 1:00

                 Level III                                          Greater than 1.10 to 1:00

         BANK OR BANKS. FNBB and each other lender which may hereafter execute and deliver an instrument of assignment with respect to this Agreement.

         BASE RATE. The greater of (i) the rate of interest announced from time to time by FNBB at its head office as its Base Rate, and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%).

         BASE RATE LOAN. Any Loan bearing interest determined with reference to the Base Rate.

         BORROWER.  Octel Communications Corporation.

         BUSINESS DAY.  (i) For all purposes other than as covered by clause
(ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts and San Francisco, California are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank eurodollar market.

         CODE. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

         COMMITMENT.  The amount set forth next to the name of such Bank on
SCHEDULE 1 now or hereafter attached hereto (and as adjusted from time to time).

         COMMITMENT AMOUNT. $30,000,000 in the aggregate, or any lesser amount, including zero, resulting from a termination or reduction of such amount in accordance with Section 2.5 or Section 7.2.

         CONSOLIDATED CURRENT LIABILITIES. At any date as of which the amount thereof shall be determined, all amounts that should, in accordance with generally accepted accounting





                                       3.

principles, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries as at such date, plus, to the extent not already included therein, all Loans and all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

         CONSOLIDATED TANGIBLE NET WORTH. At any date as of which the amount thereof shall be determined, the Consolidated Total Assets of Borrower and its Subsidiaries minus (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (c) all reserves not already deducted from assets, (d) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the financial statements referred to in Section 4.6 and (e) the value of any minority interests in Subsidiaries and minus (ii) Consolidated Total Liabilities.

         CONSOLIDATED TOTAL ASSETS. At any date as of which the amount thereof shall be determined, all obligations that should, in accordance with generally accepted accounting principles, be classified as assets on the balance sheet of Borrower and its Subsidiaries.

         CONSOLIDATED TOTAL LIABILITIES. At any date as of which the amount thereof shall be determined, all obligations that should, in accordance with generally accepted accounting principles, be classified as liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, including in any event all Indebtedness.

         CONTINGENT LIABILITIES. As applied to Borrower and its Subsidiaries,
(i) any Guarantee of Borrower or its Subsidiaries; and (ii) any direct or indirect obligation or liability, contingent or otherwise, of Borrower or its Subsidiaries, (a) in respect of any letter of credit or similar instrument issued for the account of Borrower or its Subsidiaries as to which such entity is otherwise liable for reimbursement of drawings, (b) to purchase any materials, supplies or other property from, or to obtain the services of, another person or entity if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (c) in respect of any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to Borrower or any of its Subsidiaries. The amount of any Contingent Obligation shall (subject, in the case of Guarantees, to the last sentence of the definition of "Guarantee") be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (ii)(c) of this definition, be marked to market on a current basis.

         CONTROLLED GROUP. All trades or businesses (whether or not incorporated) under common control that, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

         DEED OF TRUST. That certain Deed of Trust, Financing Statement, Security Agreement and Fixture Filing (With Assignment of Rents and Leases), dated as of July 6, 1995, by





                                       4.

Borrower to Chicago Title Insurance Company, as trustee, for the benefit of Sumitomo Bank Leasing and Finance, Inc.

         DEFAULT. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

         DESIGNATED DEPOSIT ACCOUNT. A demand deposit account maintained by Borrower with FNBB.

         DISCLOSURE LETTER. That letter of even date herewith of Borrower disclosing certain exceptions to the representations and warranties set forth herein.

         EBITDA. At any date as of which the amount thereof shall be determined, net income plus the sum of interest expense, provision for taxes based on income, depreciation and amortization of intangible assets all to the extent included in determining net income, on a consolidated basis for Borrower and its consolidated Subsidiaries, all as determined according to generally accepted accounting principles for the prior four fiscal quarters ending on the date of determination.

         EFFECTIVE DATE. The later of July 1, 1996, or the date all commitments made and loans outstanding under that Credit Agreement dated June 30, 1994, by and among the parties hereto, shall have terminated and been repaid.

         ENCUMBRANCES.  See Section 6.4.

         ENVIRONMENTAL LAWS. Any and all applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, policies and rules or common law (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over Borrower or any of its Subsidiaries and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

         ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

         EVENT OF DEFAULT.  Any event described in Section 7.1.





                                       5.

         EXISTING CAMPUS. Borrower's existing headquarters facility located at 1001 Murphy Ranch Road in Milpitas, California, which is owned by Borrower.

         FEDERAL FUNDS EFFECTIVE RATE. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

         FINAL PAYMENT DATE.  June 30, 1999.

         GUARANTEES. As applied to Borrower and its Subsidiaries, all guarantees, arrangements having the economic effect of guarantees endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of Borrower and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, termination of leases, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person or entity. The amount of any Guarantee shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

         HAZARDOUS MATERIAL. Any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over Borrower and any of its Subsidiaries; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

         INDEBTEDNESS. As applied to Borrower and its Subsidiaries, (i) all obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments,
(iii) all obligations secured by any





                                       6.

mortgage, pledge, security interest or other lien on property owned or acquired by Borrower or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of Borrower and its Subsidiaries, (v) all Guarantees, (vi) all net obligations with respect to Rate Contracts, (vii) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by Borrower or any of its Subsidiaries, and
(viii) all off-balance sheet interest bearing debt, including, without limitation, all scheduled obligations under the Lease.

         INTEREST PERIOD. With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one, two, three, six or twelve months thereafter, as Borrower may elect in the applicable Notice of Borrowing or Conversion; provided that:

                      (I) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                      (II) any Interest Period applicable to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

                    (III) any Interest Period during the Revolving Credit Period that would otherwise end after the Final Payment Date shall end on the Final Payment Date;

                      (IV) notwithstanding clause (ii) above, no Interest Period applicable to a LIBOR Loan shall have a duration of less than one month, and if any Interest Period applicable to such Loans would be for a shorter period, such Interest Period shall not be available hereunder.

         INVESTMENT. As applied to Borrower and its Subsidiaries, the purchase or acquisition of any share of capital stock, partnership interest, joint venture interest, evidence of indebtedness or other equity security of any other person or entity, any loan, advance or extension of credit to, or contribution to the capital of, any other person or entity, any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other person or entity, and the making of any commitment or acquisition of any option to make an Investment.

         JOINT VENTURE. A corporation, partnership, joint venture or other similar arrangement (whether created pursuant to contract or conducted through a separate entity) now or hereafter formed or maintained by Borrower or any of its subsidiaries with another person or entity in order to conduct a common venture or enterprise with such person or entity.





                                       7.

         LEASE. That certain Lease of the Land, dated as of July 6, 1995, by and between Sumitomo Bank Leasing and Finance, Inc. and Borrower together with a contemplated lease of land and/or facilities to be constructed on property now or hereafter leased by Borrower.

         LETTER OF CREDIT. Any letter of credit issued pursuant to Section 2.3 of this Agreement, and "Letters of Credit" means all such letters of credit, collectively.

         LIBOR LOAN. Any Loan bearing interest at a rate determined with reference to the Adjusted LIBOR Rate.

         LOAN. A loan made to Borrower by the Banks pursuant to Section 2.1(a) of this Agreement, and "Loans" means all of such loans, collectively.

         LOAN DOCUMENTS. Any and all of this Agreement, the Note, and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of Borrower to Agent or any Bank or their authorized designee evidencing or otherwise relating to the Loans and the Letters of Credit, on behalf of Banks, as the same may from time to time be amended, modified, supplemented or renewed.

         MAJORITY BANKS means at any time Banks then holding in excess of 50% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having in excess of 50% of the Commitments.

         MATERIAL ADVERSE EFFECT. (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, which reasonably could result in a material impairment of the ability of Borrower to perform under any Loan Document and avoid any Event of Default; or
(ii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

         NOTE. A promissory note of Borrower, substantially in the form of EXHIBIT A hereto, evidencing the obligation of Borrower to Agent to repay the Loans.

         NOTICE OF BORROWING OR CONVERSION.  See Section 2.2.

         OBLIGATIONS. Any and all obligations of Borrower to the Banks and/or Agent arising in connection with this Agreement or the other Loan Documents of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

         PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         PERMITTED ENCUMBRANCES.  See Section 6.4.





                                       8.

         PLAN. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

         QUALIFIED INVESTMENTS. As applied to Borrower and its Subsidiaries, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit or other deposit instruments or accounts or commercial paper of FNBB; (iii) certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors, and (iv) any repurchase agreement secured by any one or more of the foregoing; (v) any Investments permitted by Borrower's written and then current investment policy, as amended from time to time, provided that such investment policy (and any such amendments thereto) has been approved in writing by Requisite Banks, such approval not to be unreasonably withheld.

         RATE CONTRACTS. Interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

         REQUIREMENT OF LAW. As to any person or entity, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a governmental authority, in each case applicable to or binding upon the person or entity or any of its property is subject.

         REQUISITE BANKS. At any time Banks then holding at least 70% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 70% of the Commitments.

         RESPONSIBLE OFFICER. The Chief Executive Officer, the Chief Financial Officer, the President or Treasurer of Borrower or any other officer reporting directly to any of them.

         REVOLVING CREDIT PERIOD. The period beginning on the date of this Agreement and extending through and including the Revolving Credit Termination Date or such earlier date on which the Commitments to make Loans are terminated or the Commitment Amount is reduced to zero in accordance with the terms hereof.

         REVOLVING CREDIT TERMINATION DATE.  June 30, 1999.





                                       9.

         SHARE REPURCHASE PROGRAM. Any Share Repurchase Program of Borrower presented to, and approved by, the Board of Directors of Borrower, as such program shall be amended and modified from time to time.

         SUBSIDIARY. Any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by Borrower or a Subsidiary of Borrower; or any other such organization the management of which is directly or indirectly controlled by Borrower or a Subsidiary of Borrower through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which Borrower has a 50% ownership interest.

         SUBORDINATED DEBT. Any Indebtedness of Borrower that is subordinated to the Obligations on terms approved in writing by Agent and Requisite Banks, which approval may be given or withheld in their sole and absolute discretion.

         1.2 ACCOUNTING TERMS. All terms of an accounting character shall have the meanings assigned thereto by generally accepted accounting principles applied on a basis consistent with the financial statements referred to in
Section 4.6 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

                                   SECTION II

                             DESCRIPTION OF CREDIT

         2.1     THE LOANS.

                 (A) Subject to the terms and conditions hereof, each Bank severally agrees to make Loans to Borrower up to the amount of its Commitment, from and after the Effective Date and from time to time until the close of business on the Revolving Credit Termination Date, in such sums as Borrower may request, provided that the aggregate principal amount of all Loans at any one time outstanding hereunder shall not exceed the Commitment Amount less the aggregate principal amount undrawn under Letters of Credit then outstanding (the "MAXIMUM AVAILABILITY"). Borrower may borrow, prepay pursuant to Section 2.11 and reborrow, from the date of this Agreement until the Revolving Credit Termination Date, the full amount of the Commitment Amount or any lesser sum that is at least $1,000,000 and an integral multiple of $100,000. Any Loan not repaid by the Final Payment Date shall be due and payable on the Final Payment Date.

                 (B) Provided that no Default shall have occurred and be continuing, Borrower may convert all or any part (in integral multiples of $100,000) of any outstanding Loan into a Loan of any other type provided for in this Agreement in the same aggregate principal amount, on any Business Day (which, in the case of a conversion of a LIBOR Loan, shall be the last day of the Interest Period applicable to such LIBOR Loan). Borrower shall give Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.2.





                                      10.

                 (C) The obligation of Banks to make Loans and issue or participate in Letters of Credit hereunder shall be limited at any time to the Maximum Availability. Nothing contained in this Agreement shall under any circumstance be deemed to require any Bank to make any Loan or participate in the issuance of any Letter of Credit hereunder which, in the aggregate principal amount, taking into account the making of such Loan or participation in such Letter of Credit, exceeds such Bank's Commitment.

         2.2     NOTICE AND MANNER OF BORROWING OR CONVERSION OF LOANS.

                 (A) Whenever Borrower desires to obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of another type provided for in this Agreement, Borrower shall notify Agent (which notice shall be irrevocable) by telefax, telegraph or telephone received no later than 10:00 a.m. Boston time on the date one Business Day before the day on which the requested Loan is to be made or continued as or converted to a Base Rate Loan, and received no later than 10:00 a.m. Boston time on the date three (3) Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan. Such notice shall specify (i) the effective date and amount of each Loan or portion thereof to be continued or converted, subject to the limitations set forth in Section 2.1, (ii) the interest rate option to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of Interest Period and Section 2.7). Each such notification (a "NOTICE OF BORROWING OR CONVERSION") shall be immediately followed by a written confirmation thereof by Borrower in substantially the form of EXHIBIT B hereto, provided that if such written confirmation of a notice given by telefax, telegraph or telephone differs in any material respect from the action taken by Agent, the records of Agent shall control absent manifest error.

                 (B) Agent shall promptly notify each Bank as to the content of each Notice of Borrowing or Conversion and Agent's determination as to whether conditions to the making of the Loan have been satisfied. Not later than 12:00 noon, Boston time, on the date of such borrowing, each Bank shall make available its pro rata share of such borrowing in immediately available funds, by wiring the proceeds thereof to Agent for the account of Borrower. Upon satisfaction of the applicable conditions precedent set forth in Section 3, the amount of the Loan shall be credited in immediately available funds to the Designated Deposit Account.

                 LETTERS OF CREDIT.

                 (A) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Credit Termination Date, FNBB shall issue for the account of Borrower such standby letters of credit ("LETTERS OF CREDIT") as Borrower may request, which request shall be made by delivering to Agent a duly executed letter of credit application on FNBB's standard form; provided that each such Letter of Credit (i) is denominated in U.S. Dollars, (ii) supports an obligation maturing before the Revolving Credit Termination Date, (iii) requires drawings based on sight drafts, and (iv) is issuable without violating any Requirement of Law. Notwithstanding anything to the contrary contained in this Agreement, upon issuing any such Letter of Credit, the aggregate





                                      11.

principal amount undrawn under all Letters of Credit then outstanding shall not exceed the Commitment Amount less the amount of all Loans then outstanding. No Letter of Credit shall have an expiration date that is later than the earlier of the Revolving Credit Termination Date or that date one year following the date of issuance thereof.

                 (B) Unless otherwise expressly provided therein, each beneficiary named by Borrower with respect to a Letter of Credit issued hereunder shall be permitted to make full or partial draws under such Letter of Credit. Upon the making of any draw under a Letter of Credit by such beneficiary, the full amount of such draw shall be immediately due and payable by Borrower to FNBB. FNBB shall immediately notify Borrower, Banks and Agent of the amount of such draw and, upon receipt of such notice, each Bank shall be deemed to have purchased a participation from FNBB in the original principal amount of such Letter of Credit equal to an amount proportionate to such Bank's pro rata share of the Commitment Amount.

                 (C) Upon receipt of notice from FNBB that Borrower has not reimbursed FNBB for any payment made by FNBB under a Letter of Credit hereunder, Agent shall, with notice to all Banks, cause a Base Rate Loan to be made by Banks in an aggregate amount equal to the amount drawn under the Letter of Credit (plus any unpaid commission). The proceeds of such Base Rate Loan shall be applied to reimburse each Bank for such Bank's pro rata share of the payment required to be made by FNBB under the Letter of Credit. In the event that a Base Rate Loan shall be made to Borrower pursuant to this Section, such Base Rate Loan shall be deemed to have been made as of the date of the draw under the respective Letter of Credit and, except as contemplated in
Section 2.13 below, interest shall accrue thereon at the same rate as provided for other Base Rate Loans under this Agreement.

                 (D) Without limiting Borrower's rights as set forth in Section 2.3(e) below, the obligation of Borrower to immediately reimburse FNBB for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever, including, without limitation, the following circumstances:

                          (I)              Any lack of validity or
enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "RELATED DOCUMENTS");

                          (II)             Any amendment or waiver of or any
consent to or departure from all or any of the Related Documents;

                          (III)            The existence of any claim, set-off,
defense or other rights which Borrower may have at any time against any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Banks, Agent or any other person, whether in connection with the Loan Documents, the Related Documents or any unrelated transaction;





                                      12.

                          (IV)             Any breach of contract or other
dispute between Borrower and any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), Banks, Agent or any other person;

                          (V)              Any draft, statement or any other
document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                          (VI)             Any delay, extension of time,
renewal, compromise or other indulgence or modification granted or agreed to by FNBB, with or without notice to or approval by Borrower in respect of any of Borrower's indebtedness under this Agreement; or

                          (VII)            Any other circumstance or happening
whatsoever, whether or not similar to any of the foregoing.

                 (E) Borrower assumes all risks of the acts or omissions of any beneficiary and any transferee of each Letter of Credit; provided, however, this assumption with respect to Agent and Banks, including FNBB, is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against any such beneficiary or transferee of a Letter of Credit at law or under any other agreement. Neither Agent, nor any Bank, including FNBB, nor any of their officers or directors shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary and any transferee of any Letter of Credit in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (iii) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit; provided, however, notwithstanding anything to the contrary contained in the preceding clauses (i), (ii) and (iii), Borrower shall have a claim against FNBB, and FNBB shall be liable to Borrower for any direct damages, but not for any consequential or punitive damages, suffered by Borrower which Borrower proves were caused by FNBB's willful failure to pay under a Letter of Credit after the presentation to it by any beneficiary (or person to whom such Letter of Credit has been transferred in accordance with its terms) of a sight draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, FNBB may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         2.4     FEES AND COMMISSIONS.

                 (A) COMMITMENT FEE. Borrower shall pay to Agent for the account of each Bank during the Revolving Credit Period a commitment fee computed at a rate equal to the Applicable Fee times the average daily amount of the unused portion of the Commitment Amount for the applicable period. Commitment fees shall be payable quarterly in arrears, on the last day of June, September, December and March of each year beginning September 30, 1996 for the period beginning on the date hereof, and on the Final Maturity Date. Letters of Credit issued hereunder shall be considered utilization for the purposes of this Section 2.4(a).





                                      13.

                 (B) AGENT'S FEE. Borrower shall pay to Agent for Agent's own account an agency fee in the amount and at the times set forth in a letter agreement between Borrower and Agent dated the date hereof.

                 (C) COMMISSIONS. Borrower shall pay to Agent a nonrefundable commission fee with respect to each Letter of Credit issued hereunder equal to the Applicable Fee times the principal amount of such Letter of Credit due and payable upon issuance, for the account of Banks according to their pro rata portion of the Commitment Amount, plus a fee equal to one-eighth of one percent (1/8 of 1%) times the principal amount of such Letter of Credit for the account of FNBB as issuer of the Letter of Credit.

         2.5 REDUCTION OF COMMITMENT AMOUNT. Borrower may from time to time by written notice delivered to the Bank at least five Business Days prior to the date of the requested reduction, reduce by integral multiples of $5,000,000 any unborrowed portion of the Commitment Amount, provided that the effect of such reduction shall not cause the principal amount of the Loans and the undrawn amount of the Letters of Credit then outstanding to exceed the Commitment Amount as so reduced. No reduction of the Commitment Amount shall be subject to reinstatement.

         2.6     THE NOTE.

                 (A) The Loans shall be evidenced by the Note, payable to the order of Agent for the account of Banks in the Commitment Amount and having a final maturity of the Final Payment Date. The Note shall be dated as of the date hereof and shall have the blanks therein appropriately completed.

                 (B) Agent shall, and is hereby irrevocably authorized by Borrower to, enter on the schedule forming a part of the Note or otherwise in its records appropriate notations evidencing the date and the amount of each Loan, the interest rate applicable thereto and the date and amount of each payment of principal made by Borrower with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof. Agent is hereby irrevocably authorized by Borrower to attach to and make a part of the Note a continuation of any such schedule as and when required. No failure on the part of Agent to make any notation as provided in this subsection (b) shall in any way affect any Loan or the rights or obligations of Banks or Borrower with respect thereto.

                 (C) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more notes in favor of each Bank and Borrower shall, upon redelivery of the Note to Borrower, substitute such notes in lieu of the Note. After such substitution, each Bank shall endorse on the schedules annexed to the note(s) in its favor the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by Borrower with respect thereto. Each Bank is irrevocably authorized by Borrower to endorse the note(s) in its favor and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of Borrower





                                      14.

hereunder or under any such note to such Bank. After the substitution of notes in favor of the Note as contemplated in this Agreement, each reference herein to the Note shall refer to all such notes issued in substitution therefor.

         2.7     DURATION OF INTEREST PERIODS.

                 (A) Subject to the provisions of the definition of Interest Period, the duration of each Interest Period applicable to a Loan shall be as specified in the applicable Notice of Borrowing or Conversion. Subject to Section III, Borrower shall have the option to elect a subsequent Interest Period to be applicable to such Loan by giving notice of such election to the Bank received no later than 10:00 a.m. Boston time on the date one Business Day before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a Base Rate Loan and three Business Days before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a LIBOR Loan.

                 (B) If Agent does not receive a notice of election of duration of an Interest Period for a LIBOR Loan pursuant to subsection (a) above within the applicable time limits specified therein, or if, when such notice must be given, a Default exists, Borrower shall be deemed to have elected to convert such Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

                 (C) Notwithstanding the foregoing, Borrower may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the Final Maturity Date.

         2.8     INTEREST RATES AND PAYMENTS OF INTEREST.

                 (A) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate. Such interest shall be payable on the last day of each quarter commencing June 30, 1996, and when such Loan is due (whether at maturity, by reason of acceleration or otherwise).

                 (B) Each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Adjusted LIBOR Rate plus the Applicable Margin. Such interest shall be payable for such Interest Period on the last day thereof and when such LIBOR Loan is due (whether at maturity, by reason of acceleration or otherwise) and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

         2.9     CHANGED CIRCUMSTANCES; TAXES.

                 (A)      In the event that:

                      (I) on any date on which the Adjusted LIBOR Rate would otherwise be set, Agent or any Bank shall have determined in good faith (which determination shall





                                      15.

         be final and conclusive) that adequate and fair means do not exist for ascertaining the London Interbank Offered Rate, or

                      (II) at any time Agent or any Bank shall have determined in good faith (which determination shall be final and conclusive) that:

                                  (A)      the making or continuation of or
         conversion of any Loan to a LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the London interbank eurodollar market or the market for certificates of deposit maintained by dealers in New York City of recognized standing or (2) compliance by any Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

                                  (B)      the Adjusted LIBOR Rate shall no
         longer represent the effective cost to any Bank for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, Agent shall forthwith so notify Borrower thereof. Until such Bank notifies Borrower that the circumstances giving rise to such notice no longer apply, the obligation of Agent to allow selection by Borrower of the type of Loan affected by the contingencies described in this Section 2.9(a) (herein called "AFFECTED LOANS") shall be suspended. If at the time Agent so notifies Borrower, Borrower has previously given Agent a Notice of Borrowing or Conversion with respect to one or more Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be void and Borrower may borrow Loans of a non-affected type by giving a substitute Notice of Borrowing or Conversion pursuant to Section 2.2 hereof.

         Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) Borrower shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.14, and may borrow a Loan of another type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.2 hereof.

                 (B) In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                      (I) subjects Agent or any Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of any Bank imposed by the United States of America or any political subdivision thereof), or





                                      16.

                      (II) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Bank (other than such requirements as are already included in the determination of the Adjusted LIBOR Rate), or

                    (III) imposes upon any Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank or impose any expense upon such Bank with respect to any Loans, such Bank shall notify Borrower thereof. Borrower agrees to pay to such Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error; provided, however, that Borrower shall not be liable for any such amount attributable to any period prior to the date one hundred eighty (180) days prior to the date of such statement.

                   (C)(I) Any and all payments by Borrower to each Bank or Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction under the laws of which such Bank or Agent, as the case may be, is organized or maintains an office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES").

                      (II) In addition, Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "OTHER TAXES").

                    (III) Borrower shall indemnify and hold harmless each Bank and Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.9(c)) paid by such Bank or Agent and any liability (including penalties, interest, additions to tax and expenses, except for, in the event such Bank or Agent fails to deliver notice of such assertion of Taxes or Other Taxes to Borrower within ninety (90) days after it has received notice of such assertion or imposition of Taxes or Other Taxes, any such penalties, interest or expenses which would not have arisen but for the failure of such Bank or Agent to so notify Borrower of such assertion or imposition of Taxes or Other Taxes) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date such Bank or Agent makes written demand therefor.





                                      17.

                      (IV) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                                  (A)      the sum payable shall be increased
as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9(c)) such Bank or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

                                  (B)      Borrower shall make such deductions;
and

                                  (C)      Borrower shall pay the full amount
deducted to the relevant taxation authority or other authority in accordance with applicable law.

                      (V) Within 30 days after the date of payment by Borrower of Taxes or Other Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent.

         2.10 CAPITAL REQUIREMENTS. If after the date hereof any Bank determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by such Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank's or such holding company's capital as a consequence of such Bank's commitment to make Loans hereunder to a level below that which such Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Bank to be material, then such Bank shall notify Borrower thereof. Borrower agrees to pay to such Bank the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Bank of a statement in the amount and setting forth such Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error; provided, however, that Borrower shall not be liable for any such amount attributable to any period prior to the date one hundred eighty (180) days prior to the date of such statement. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         2.11 PAYMENTS AND PREPAYMENTS OF THE LOANS. Loans that are LIBOR Loans may be prepaid without premium or penalty on the last day of any Interest Period applicable thereto and, subject to payment of amounts required pursuant to Section 2.14, may be prepaid at any other time, in each case upon three Business Days' irrevocable notice. Loans that are Base Rate Loans may be prepaid at any time, without premium or penalty, upon one Business Day's irrevocable notice. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts





                                      18.

required pursuant to Section 2.14. No prepayment of the Loans during the Revolving Credit Period shall affect the Commitment Amount or impair Borrower's right to borrow as set forth in Section 2.1.

         2.12 METHOD OF PAYMENT. All payments and prepayments of principal and all payments of interest, fees and other amounts payable hereunder shall be made by Borrower to Agent for the account of each Bank at 100 Federal Street, Boston, Massachusetts in immediately available funds, on or before 2:00 p.m. (Boston time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments and without set-off, recoupment or counterclaim. Agent may, and Borrower hereby authorizes Agent to, debit the amount of any payment not made by such time to the Designated Deposit Account of Borrower with Agent. Agent will promptly distribute to each Bank its share of such payment according to each Bank's Commitment (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by Agent later than 2:00 p.m. (Boston time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

         2.13 OVERDUE PAYMENTS. Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Note shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to (a) if such due date occurs prior to the end of an Interest Period, 2% above the interest rate applicable to such Loan for such Interest Period until the expiration of such Interest Period, and thereafter, 2% above the Base Rate; and
(b) in all other cases, 2% above the rate then applicable to Base Rate Loans.

         2.14 PAYMENTS NOT AT END OF INTEREST PERIOD. If Borrower for any reason makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion pursuant to Section 2.2, Borrower shall pay to Agent for the account of each Bank an amount computed pursuant to the following formula:

                              L = (R - T) x P x D
                                  ---------------
                                      360

         L       =        amount payable to Agent for the account of the Banks
         R       =        interest rate on such Loan
         T       =        effective interest rate per annum at which any
                          readily marketable bond or other obligation of the
                          United States, selected at FNBB's sole discretion,
                          maturing on or near the last day of the then
                          applicable Interest Period of such Loan and in
                          approximately the same amount as such Loan can be
                          purchased by FNBB on the day of such payment of
                          principal or failure to borrow or continue or convert
         P       =        the amount of principal prepaid or the amount of the
                          requested Loan





                                      19.

         D       =        the number of days remaining in the Interest Period
                          as of the date of such payment or the number of days of the requested Interest Period

Borrower shall pay such amount upon presentation by Agent of a statement setting forth the amount and Agent's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

         2.15 COMPUTATION OF INTEREST AND FEES. All calculations of interest and fees under this Agreement and the Note for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan bears interest based upon the Base Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to clause (i) of the definition of Interest Period), and such extension shall be included in computing interest in connection with such payment.

                                  SECTION III

                               CONDITIONS OF LOAN

         3.1 CONDITIONS PRECEDENT TO INITIAL LOAN. The effectiveness of the Commitment of the Banks and the obligation of the Banks to make the initial Loan and to issue the first Letter of Credit hereunder is subject to the condition precedent that the Banks shall have received prior to 5:00 p.m. on June 28, 1996, in form and substance satisfactory to the Banks and their respective counsel, the following:

                 (A) this Agreement and the Note, duly executed by Borrower;

                 (B) a certificate of the Secretary or an Assistant Secretary of Borrower with respect to resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement and the Loan Documents, and providing specimen signatures of such officers;

                 (C) the certificate of incorporation of Borrower and all amendments and supplements thereto, filed in the office of the Secretary of State of the state of its incorporation, each certified by said Secretary of State as being a true and correct copy thereof;

                 (D) the Bylaws of Borrower and all amendments and supplements thereto, certified by its Secretary or an Assistant Secretary as being a true and correct copy thereof;

                 (E) a certificate of the Secretary of State of as to legal existence and good standing in the state of its incorporation and listing all documents on file in the office of said Secretary of State;





                                      20.

                 (F) a certificate of the California Franchise Tax Board and the Delaware Secretary of State as to the tax good standing of Borrower;

                 (G) an opinion addressed to Agent from Wilson, Sonsini, Goodrich & Rosati in the form of EXHIBIT D hereto;

                 (H) certified copies, dated close to the date hereof, of requests for copies or information (Form UCC-3 or equivalent), or certificates, dated close to the date hereof, satisfactory to Banks, of a UCC Reporter Service, listing all effective financing statements which name Borrower and/or each of Borrower's domestic Subsidiaries as debtor and which are filed in the appropriate offices in the State of California, together with copies of such financing statements, and accompanied by written evidence (including UCC termination statements) satisfactory to Banks that the Encumbrances indicated in any such financing statements are either permitted hereunder or have been terminated or released;

                 (I) payment from Borrower of the commitment and facility fees set forth in Section 2.4 hereof;

                 (J) payment from Borrower of an amount equal to the aggregate of Agent's and Banks' good faith estimate of all fees (including reasonable attorneys' fees), costs, expenses and other disbursements incurred by Agent and Banks in connection with this Agreement and the transactions contemplated hereunder, including, without limitation, the negotiation and preparation of this Agreement and the other Loan Documents, which payment shall be subject to post-closing adjustment following receipt by Agent of all final invoices;

                 (K)      the Disclosure Letter, duly executed by Borrower;

                 (L) a copy of Borrower's current written investment policy certified by Borrower's Chief Financial Officer as being a true and correct copy thereof;

                 (M) an executed original of letter agreement regarding Agent's fee contemplated under Section 2.4(b);

                 (N) an executed original of the Report of Chief Financial Officer in the form of EXHIBIT C hereto dated as of the date of such initial loan showing Borrower's financial condition as of the last day of the quarter most recently ended; and

                 (O) such other documents, and completion of such other matters, as counsel for the Banks may deem necessary or appropriate.

         3.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Banks to make each Loan, including the initial Loan, or continue or convert Loans to Loans of another type, or to issue, extend or modify any Letter of Credit, is further subject to the following conditions:

                 (A) timely receipt by Agent of the Notice of Borrowing or Conversion as provided in Section 2.2 or letter of credit application as provided in Section 2.3;





                                      21.

                 (B)      the representations and warranties contained in
Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion and on the effective date of the making, continuation or conversion of each Loan or issuance of each Letter of Credit as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), and no Default shall have occurred and be continuing, or would result from such Loan or Letter of Credit;

                 (C) the resolutions referred to in Section 3.1(b) shall remain in full force and effect; and

                 (D) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for Agent or any Bank, would make it illegal or against the policy of any governmental agency or authority for the Banks to make Loans or issue Letters of Credit hereunder.

         The making of each Loan and issuance of each Letter of Credit shall be deemed to be a representation and warranty by Borrower on the date of the making, continuation or conversion of such Loan and issuance of such Letter of Credit as to the accuracy of the facts referred to in subsection (b) of this
Section 3.2.

                                   SECTION IV

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Banks to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, Borrower represents and warrants to the Banks that:

         4.1 ORGANIZATION AND QUALIFICATION. Each of Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification except where the failure to so qualify cannot reasonably be expected to have a Material Adverse Effect.

         4.2 CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement and the Loan Documents and the transactions contemplated hereby are within the corporate power and authority of Borrower and have been authorized by all necessary corporate proceedings, and do not and will not (a) require any consent or approval of the stockholders of Borrower, (b) contravene any provision of the charter documents or by-laws of Borrower or any law, rule or regulation applicable to Borrower, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on Borrower, or
(d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of Borrower.





                                      22.

         4.3 VALID OBLIGATIONS. This Agreement and the Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         4.4 CONSENTS OR APPROVALS. The execution, delivery and performance of this Agreement and the Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party.

         4.5 TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. Each of Borrower and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in Section 4.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances.

         4.6 FINANCIAL STATEMENTS. Borrower has furnished Agent its consolidated balance sheet as of June 30, 1995 and its consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified by KPMG Peat Marwick. Borrower has also furnished Agent its consolidated balance sheet as of March 31, 1996 and its consolidated statements of income, changes in stockholders' equity and cash flow for the nine months then ended, certified by the chief financial officer of Borrower but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount. All such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the consolidated financial position of Borrower and its Subsidiaries as of such dates and the results of the consolidated operations of Borrower and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, as of the respective dates of such financial statements not disclosed in such financial statements that involve a material amount.

         4.7 CHANGES. Since the date of the most recent financial statements referred to in Section 4.6, there have been no changes in the assets, liabilities, financial condition, or business of Borrower or any of its Subsidiaries other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse.

         4.8 DEFAULTS. As of the date of this Agreement, no Default exists.

         4.9 TAXES. Borrower and each Subsidiary have filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from Borrower and each Subsidiary have been fully paid or Borrower or such Subsidiary has established on its books reserves adequate for the payment of all federal, state and other tax liabilities.





                                      23.

         4.10 LITIGATION. Except as set forth in the Disclosure Letter, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of any Responsible Officer of Borrower or any Subsidiary, threatened, against Borrower or any Subsidiary that, if adversely determined, could result in a forfeiture of all or any substantial part of the property of Borrower or its Subsidiary or could otherwise have a Material Adverse Effect.

         4.11 USE OF PROCEEDS. Borrower does not own any "margin security", as that term is defined in Regulations G and U of the Federal Reserve Board, and the proceeds of the Loans and draws under Letters of Credit under this Agreement will be used only for the purposes contemplated hereunder. None of the Loans or Letters of Credit will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or Letters of Credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U or X.

         4.12 SUBSIDIARIES. As of the date of this Agreement, all the Subsidiaries of Borrower are listed on SCHEDULE 4.12 hereto. Borrower or a Subsidiary of Borrower is the owner, free and clear of all Encumbrances, of all of the issued and outstanding stock of each such Subsidiary other than shares of Borrower's foreign Subsidiaries issued to directors to meet foreign ownership requirements. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

         4.13 INVESTMENT COMPANY ACT. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

         4.14 COMPLIANCE WITH ERISA. Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan.

         4.15    ENVIRONMENTAL MATTERS.

                 (A) Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. Borrower and each of its Subsidiaries are in compliance in all material respects with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not





                                      24.

have a material adverse effect on the business, financial condition or operations of Borrower and its Subsidiaries.

                 (B) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with conduct of its business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials, except to the extent that such notice, complaint, penalty or investigation did not or could not result in the remediation of any property owned or used by Borrower or any of its Subsidiaries costing in excess of $100,000 per occurrence or $100,000 in the aggregate.

                 (C) To the best of Borrower's knowledge no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of Borrower or any of its Subsidiaries and no property now or previously owned, leased or used by Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

                 (D) There are no liens or encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by Borrower or any of its Subsidiaries and no governmental actions have been taken or are in process which could subject any of such properties to such liens or encumbrances or, as a result of which Borrower would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

                 (E) Neither Borrower nor any of its Subsidiaries, nor, to the best knowledge of Borrower, any previous owner, tenant, occupant or user of any property owned, leased or used by Borrower or any of its Subsidiaries, has
(i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only, in compliance with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental Laws; nor to the best knowledge of Borrower have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of Borrower, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental Laws.





                                      25.

         4.16 COMPLIANCE WITH OTHER LAWS. Except with respect to the matters set forth in Section 4.14 and 4.15 above, Borrower and each of its Subsidiaries are in compliance in all material respects with the requirements of all applicable laws, rules, regulations, orders, writs, judgments, decrees, determinations and awards of any governmental agency, non-compliance with which would have a Material Adverse Effect.

                                   SECTION V

                             AFFIRMATIVE COVENANTS

         So long as the Banks have any commitment to lend hereunder or any Loan, Letter of Credit or other Obligation hereunder remains outstanding, and unless Requisite Banks shall otherwise consent in writing, Borrower covenants as follows:

         5.1 FINANCIAL STATEMENTS AND OTHER REPORTING REQUIREMENTS. Borrower shall furnish to the Banks in form and detail satisfactory to Agent and Requisite Banks:

                 (A) as soon as available, but in any event within 95 days after the end of each of its fiscal years, a consolidated and consolidating balance sheet as of the end of, and a related consolidated and consolidating statements of income, changes in stockholders' equity and cash flow for, such year, audited and certified by KPMG Peat Marwick or other independent certified public accountant acceptable to the Banks) in the case of such consolidated statements, and certified by the chief financial officer in the case of such consolidating statements; and, concurrently with such financial statements, a copy of said certified public accountant's management report;

                 (B) as soon as available, but in any event within 45 days after the end of each of its fiscal quarters, a consolidated and consolidating balance sheet as of the end of, and a related consolidated and consolidating statements of income and cash flow for, the period then ended, certified by the chief financial officer of Borrower but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

                 (C) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.1, a report in substantially the form of EXHIBIT C hereto signed on behalf of Borrower by its chief financial officer;

                 (D) promptly after the receipt thereof by Borrower, copies of any final reports submitted to Borrower by independent public accountant in connection with any interim review of the accounts of Borrower made by such accountant;

                 (E) promptly after the same are available, copies of all proxy statements, financial statements and reports as Borrower shall send to its stockholders generally and copies of all final registration statements (other than on form S-8 or other registration statements relating to option plans) and material reports (in each case without exhibits) as Borrower may file with the Securities and Exchange Commission;





                                      26.

                 (F) if and when Borrower gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

                 (G) immediately upon a Responsible Officer becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

                 (H) promptly upon a Responsible Officer becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against Borrower or any of its Subsidiaries of which it has notice, the outcome of which would or might have a Material Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto;

                 (I) promptly upon a Responsible Officer becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened against Borrower or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material, written notice thereof and the action being or proposed to be taken with respect thereto; and

                 (J) from time to time, such other financial data and information about Borrower or its Subsidiaries as any of the Banks may reasonably request.

         5.2 CONDUCT OF BUSINESS. Borrower shall and shall cause its Subsidiaries to:

                 (A) duly observe and comply with all applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business except where failure to do so cannot be expected to have a Material Adverse Effect;

                 (B) maintain its corporate existence, provided, however, that the corporate existence of any Subsidiary may be terminated if, in the good faith judgment of the Board of Directors of Borrower, such termination is in the best interests of Borrower and its Subsidiaries taken as a whole; and

                 (C) remain engaged substantially in the business of manufacturing, marketing and supporting voice information processing systems and software and activities reasonably related or incidental thereto.

         5.3 MAINTENANCE AND INSURANCE. Borrower shall maintain and cause its Subsidiaries to maintain its properties in good repair, working order and condition as required for the normal





                                      27.

conduct of its business. Borrower shall at all times maintain and cause its Subsidiaries to maintain liability and casualty insurance covering their respective properties and assets, with financially sound and reputable insurers in such amounts as the respective officers in the exercise of their reasonable judgment deem to be adequate.

         5.4 TAXES. Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due; provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles if no lien shall have been filed to secure such tax, assessment or charge.

         5.5 INSPECTION BY THE BANK. Borrower shall permit Agent, the Banks or their designees, at any reasonable time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties of Borrower and its Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of Borrower and its Subsidiaries, and (iii) discuss the affairs, finances and accounts of Borrower and its Subsidiaries with their appropriate officers, employees and accountants. In handling such information, each of Agent and the Banks shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to subsections 5.1(a), (b), or (c) except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Agent and the Banks in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of an interest in the Loans, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of Agent or the Banks.

         5.6 MAINTENANCE OF BOOKS AND RECORDS. Borrower shall keep and Borrower shall cause its Subsidiaries to keep adequate-books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with generally accepted accounting principles consistently applied and applicable law.

         5.7 FINANCIAL COVENANTS. Borrower agrees and understands that the following financial covenants shall be subject to quarterly compliance (as measured on the last day of each fiscal quarter of Borrower), and in each case review by Banks of the respective fiscal quarter's consolidated financial statements delivered to Agent by Borrower pursuant to Section 5.1:

                 (A) QUICK RATIO. Borrower shall maintain a ratio of (i) the sum of cash, short term Qualified Investments and accounts receivable on a consolidated basis to (ii) Consolidated Current Liabilities plus, to the extent not already included as Consolidated Current Liabilities, the principal amount of Loans and the principal amount undrawn under Letters of Credit then outstanding of at least 1.00:1.00.





                                      28.

                 (B)      PROFITABILITY.

                               (I)         Borrower shall not in any fiscal
quarter have an operating and/or net loss on a consolidated basis greater than ten percent (10%) of Borrower's Consolidated Tangible Net Worth as of the end of such fiscal quarter; and

                              (II)         Borrower shall not have an operating
and/or net loss on a consolidated basis over any two consecutive fiscal quarters (considered as a single period) greater than ten percent (10%) of Borrower's Consolidated Tangible Net Worth as of the end of such fiscal quarter.

                             (III)         Borrower shall not have an operating
and/or net loss on a consolidated basis in any three consecutive fiscal quarters as measured quarterly for that fiscal quarter and each of the immediately preceding two fiscal quarters.

                              (IV)         Borrower shall not have an operating
and/or net loss on a consolidated basis over any four consecutive fiscal quarters (considered as a single period).

For the purposes of calculating operating and net losses under this Section 5.7(b), up to $25,000,000 (in the aggregate from and after the date hereof) of expenses attributable to non-cash charges taken in connection with Acquisitions otherwise permitted hereunder shall be excluded.

                 (C) LEVERAGE RATIO. Borrower shall maintain a ratio of Consolidated Total Liabilities (including the undrawn amount of all outstanding Letters of Credit) to Consolidated Tangible Net Worth not to exceed 0.75:1.00.

                 (D) CONSOLIDATED TANGIBLE NET WORTH. Borrower shall maintain Consolidated Tangible Net Worth of at least $291,000,000, PLUS (i) a minimum of 75% of quarterly net income (after taxes) for each fiscal quarter after March 31, 1996 in which net income shall be positive, PLUS (ii) 100% of any new equity raised after March 31, 1996, MINUS (iii) 100% of the cost of repurchases by Borrower of its capital stock after March 31, 1996 in an aggregate amount of up to $25,000,000, and MINUS (iv) up to $25,000,000 of expenses attributable to non-cash charges taken in connection with Acquisitions otherwise permitted hereunder.

         5.8 USE OF PROCEEDS. Borrower will use the proceeds of the Loans and the Letters of Credit for general corporate purposes and not in contravention of any Requirement of Law. Without limiting the foregoing, Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

         5.9 FURTHER ASSURANCES. At any time and from time to time Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such further instruments and take such further action as may reasonably be requested by Agent or Requisite Banks to effect the purposes of this Agreement and the Loan Documents.




                                      29.

                                   SECTION VI

                               NEGATIVE COVENANTS

         So long as the Banks have any commitment to lend hereunder or any Loan, Letter of Credit or other Obligation remains outstanding, and unless Requisite Banks shall otherwise consent in writing, Borrower covenants as follows:

         6.1 INDEBTEDNESS. Neither Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

                 (A) Indebtedness of Borrower or any of its Subsidiaries to the Banks or any of their affiliates;

                 (B) Indebtedness existing as of the date of this Agreement and disclosed on SCHEDULE 6.1 hereto, in the financial statements referred to in Section 4.6 and other Indebtedness of a type set forth on
Schedule 6.1 hereto;

                 (C)      Indebtedness secured by Permitted Encumbrances;

                 (D) Indebtedness arising from a purchase money mortgage or other purchase money financing of the Existing Campus, provided, however, that such Indebtedness shall not exceed the appraised value of the Existing Campus at the time such mortgage or other financing is made;

                 (E) Indebtedness incurred in favor of Banks after notice to Agent and all other Banks hereunder;

                 (F)      Guarantees permitted under Section 6.2;

                 (G) Except as such may be limited by Section 6.9 below, Indebtedness of any wholly owned Subsidiary to Borrower, Indebtedness of Borrower to any Subsidiary and Indebtedness of any Subsidiary to any other Subsidiary;

                 (H) Indebtedness incurred by Borrower or by wholly owned Subsidiaries of Borrower to finance leases of Borrower's products in the ordinary course of business;

                 (I) Indebtedness constituting royalty obligations to licensors incurred in the ordinary course of business;

                 (J) Indebtedness under the Lease up to a maximum of $40,000,000 of total obligations payable at any time upon any termination thereof;

                 (K) other Indebtedness of Borrower or any Subsidiary which, when taken together with all outstanding Contingent Liabilities permitted hereunder only by virtue of Section





                                      30.

6.2(h), does not at any time exceed an aggregate outstanding principal amount equal to ten percent (10%) of Consolidated Tangible Net Worth as of the end of the preceding fiscal quarter; and

                 (L) extensions, refinancings, modifications, amendments and restatements of any of items of indebtedness set forth in (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

         6.2 CONTINGENT LIABILITIES. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or remain liable with respect to any Contingent Liabilities other than the following:

                 (A) Guarantees in favor of the Banks or any of their affiliates;

                 (B) Guarantees existing on the date of this Agreement and disclosed on SCHEDULE 6.2 hereto or in the financial statements referred to in
Section 4.6;

                 (C) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

                 (D) Guarantees with respect to surety, appeal performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) not exceeding in the aggregate at any time $5,000,000;

                 (E) Guarantees of normal trade debt relating to the acquisition of goods and supplies;

                 (F) Contingent Liabilities undertaken pursuant to Borrower's Share Repurchase Program;

                 (G) Except as such may be limited by Section 6.9 below, Contingent Liabilities of any Subsidiary with respect to the obligations of Borrower, Contingent Liabilities of Borrower with respect to the obligations of any wholly owned Subsidiary and Contingent Liabilities of any Subsidiary with respect to the obligations of any other Subsidiary;

                 (H) Contingent Liabilities which, when taken together with all outstanding Indebtedness permitted hereunder only by virtue of Section 6.1(k), does not exceed an amount equal to ten percent (10%) of Consolidated Tangible Net Worth as of the end of the preceding fiscal quarter.

         6.3 SALE AND LEASEBACK. Neither Borrower nor any of its Subsidiaries shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that Borrower or any of its Subsidiaries intends to use for substantially the same purpose as the property being sold or transferred; except that Borrower may enter into a sale and leaseback of (a) the Existing Campus





                                      31.

as part of the long term financing thereof, and (b) personal property the maximum consideration of which shall not exceed a total of $5,000,000 for all such leases incurred after the date hereof.

         6.4 ENCUMBRANCES. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("ENCUMBRANCES"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following ("PERMITTED ENCUMBRANCES"):

                 (A) Encumbrances in favor of the Banks or any of their affiliates;

                 (B) Encumbrances existing as of the date of this Agreement and disclosed on SCHEDULE 6.4 hereto;

                 (C) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

                 (D) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

                 (E) judgment liens that shall not have been in existence for a period longer than 30 consecutive days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 consecutive days after the expiration of such stay;

                 (F) rights of lessors under capital and off-balance sheet leases including, without limitation, those rights of the lessor under the Lease;

                 (G) Encumbrances in respect of (i) any purchase money mortgage or other purchase money financing of the Existing Campus to the extent permitted in Section 6.1 above and (ii) any purchase money obligations for tangible property used in its business that at any time shall not exceed $2,000,000 in the aggregate, provided, however, that in each case (i) and (ii) above any such Encumbrances shall not extend to property and assets of Borrower or any such Subsidiary not financed by such a purchase money obligation other than accessions, additions, replacements and proceeds, including proceeds of insurance;

                 (H) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business;





                                      32.

                 (I) Encumbrances in favor of customs and revenue authorities arising in a matter of law to secure payment of customs duties in connection with the importation of goods and Encumbrances on insurance proceeds in favor of insurance companies with respect to the financing of insurance premiums;

                 (J) Encumbrances which constitute rights of set-off of a customary nature or bankers' liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks or investment firms in the ordinary course of business;

                 (K) Encumbrances, not otherwise permitted hereunder, which Encumbrances do not in the aggregate exceed $500,000 at any time;

                 (L) Encumbrances created in connection with Indebtedness permitted under Section 6.1(h) above; and

                 (M) Encumbrances on its property or assets created in connection with the refinancing of Indebtedness secured by Permitted Encumbrances on such property, provided that the amount of Indebtedness secured by any such Encumbrance shall not be increased as a result of such refinancing and no such Encumbrance shall extend to property and assets of Borrower or any Subsidiary not encumbered prior to any such refinancing.

         6.5 MERGER; CONSOLIDATION; SALE OR LEASE OF ASSETS. Neither Borrower nor any of its Subsidiaries shall

                 (A) sell, lease or otherwise dispose of assets or properties (valued at the lower of cost or market) in the aggregate in excess of five percent (5%) of Consolidated Total Assets in any fiscal year other than
(i) sales of inventory in the ordinary cause of business; (ii) sales of used, worn-out or surplus assets in the ordinary course of business; (iii) sales of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are applied to the purchase price of such replacement equipment within ninety
(90) days of the date Borrower shall have provided Agent written notice of its intent to sell specifically identified equipment and so apply the purchase price; and (iv) sales of assets to Borrower, or

                 (B) liquidate or merge or consolidate into or with, or acquire all or substantially all of the assets of, any other person or entity, provided, however, that (i) any Subsidiary may merge or consolidate into or with Borrower if no Default has occurred and is continuing or would result from such merger or consolidation and Borrower, if a party to such merger or consolidation, is the surviving company, (ii) any Subsidiary may merge or consolidate with any other wholly owned Subsidiary; and (iii) any Subsidiary may be liquidated if, in the good faith judgment of the Board of Directors or Borrower, such termination is in the best interests of Borrower and its Subsidiaries taken as a whole.





                                      33.

         6.6 ACQUISITIONS AND JOINT VENTURES. Borrower shall not, and shall not permit any of the Subsidiaries to, make any Acquisition or Joint Venture, provided, however, Borrower and its Subsidiaries may make any Acquisition or Joint Venture if

                 (A) no Default has occurred and is then continuing or is projected to result from such Acquisition or Joint Venture;

                 (B) the aggregate consideration (including, without limitation, the dollar value of all cash and debt and the fair market value of all securities) paid in connection with any such Acquisition or Joint Venture after the date hereof does not cause the total consideration paid or exchanged for such transactions to exceed thirty-five percent (35%) of Consolidated Tangible Net Worth as of the end of the fiscal quarter ending immediately prior to the closing of such Acquisition or Joint Venture, giving full effect on such closing date to all consideration to be paid or exchanged after the closing date of all such transactions;

                 (C) from and after the date the aggregate consideration paid in connection with Acquisitions and Joint Ventures after the date hereof exceeds ten percent (10%) of Consolidated Tangible Net Worth and with respect to any Acquisition or Joint Venture which would cause such consideration to exceed such amount, at least twenty days prior to the making of such Acquisition or Joint Venture, Borrower shall provide written notice to Agent demonstrating compliance with all covenants contained in this Agreement after giving effect to the Acquisition or Joint Venture and on a projected basis thereafter; and

                 (D) in connection with any Acquisition, the prior written approval of the board of directors of the acquiree is obtained.

         6.7 SUBSIDIARY STOCK ISSUANCE. Borrower shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to Borrower or any wholly owned Subsidiary (or to other persons in connection with the issuance of directors shares or shares to satisfy the local ownership requirements of foreign countries). Neither of Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except (i) to Borrower or any of its wholly-owned Subsidiaries, or (ii) in connection with a transaction permitted by Section 6.5.

         6.8 EQUITY DISTRIBUTIONS. Borrower shall not pay any dividends on any class of its capital stock or make any other distribution or payment on account of or in redemption, retirement or purchase of such capital stock; provided, however, that this Section shall not apply to (i) the issuance, delivery or distribution by Borrower of shares of its common stock pro rata to its existing shareholders, (ii) the purchase or redemption by Borrower of its capital stock with the proceeds of the issuance of additional shares of capital stock, or (iii) the purchase or redemption by Borrower of its capital stock pursuant to Borrower's Share Repurchase Program.

         6.9 INVESTMENTS. Neither Borrower nor any of its Subsidiaries shall make or maintain any Investments other than




                                      34.

                 (A) Investments by Borrower in Subsidiaries existing on the date hereof, additional Investments by Borrower in wholly-owned Subsidiaries aggregating an amount not in excess of ten percent (10%) of Borrower's Consolidated Tangible Net Worth as of the end of the fiscal quarter of Borrower most recently ended, Investments by Subsidiaries in Borrower and Investments by Subsidiaries in other Subsidiaries;

                 (B)      Qualified Investments;

                 (C) Investments existing on the date of this Agreement disclosed on SCHEDULE 6.9;

                 (D) Investments consisting of the endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                 (E) Investments by Borrower or a Subsidiary as part of a transaction permitted by Sections 6.2 and 6.6;

                 (F) Investments consisting of receivables owing to Borrower or its Subsidiaries and advances to customers or suppliers, in each case, if created, acquired or made in the ordinary course of business;

                 (G) Investments consisting of (i) compensation or employee, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries, (iv) other loans to officers and employees approved by the Board of Directors;

                 (H) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

                 (I) Investments pursuant to or arising under currency agreements or interest rate agreements;

                 (J) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the ordinary course of business;

                 (K)      Deposit accounts; and

                 (L) Other investments of a type not described in (a) through (k) above to the extent all such Investments, when taken together with Investments of the type described in Section 6.9(a), shall not at any time exceed ten percent (10%) of Consolidated Tangible Net Worth as of the end of the fiscal quarter most recently ended.





                                      35.

         6.10 ERISA. Neither of Borrower nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of Borrower or any of its Subsidiaries pursuant to Section 4068 of ERISA.

                                  SECTION VII

                                    DEFAULTS

         7.1 EVENTS OF DEFAULT. There shall be an Event of Default hereunder if any of the following events occurs:

                 (A) Borrower shall fail to pay when due (i) any amount of principal of any Loans, or (ii) any amount of interest thereon or any fees or expenses payable hereunder or under the Note within three (3) days of the due date therefor; or

                 (B) Borrower shall fail to perform any term, covenant or agreement contained in Sections 5.1(a), (b), and (g), 5.5, 5.7 through 5.9 or
6.1 through 6.10; or

                 (C) Borrower shall fail to perform any covenant contained in Sections 5.1(f), 5.1(h), 5.2 or 5.6, and such failure shall continue for 30 days; or

                 (D) Borrower shall fail to perform any term, covenant or agreement (other than in respect of subsections 7.l(a) through (c) hereof) contained in this Agreement and such default shall continue for 30 days after notice thereof has been sent to Borrower by Agent; or


                 (E) any representation or warranty of Borrower made in this Agreement or in the Loan Documents or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

                 (F) there shall occur any change in the assets, liabilities, financial condition, business of Borrower and its Subsidiaries, which change shall have a Material Adverse Effect; or

                 (G) Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligations in excess of $5,000,000 in the aggregate for borrowed monies or advances or for the use of real or personal property, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances or relating to such use of real or personal property, the result of which failure is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any; or





                                      36.

                 (H) Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (v) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any bankruptcy or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

                 (I) a proceeding or case shall be commenced, without the application or consent of Borrower or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 30 consecutive days; or an order for relief shall be entered in an involuntary case under any bankruptcy law against Borrower or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of Borrower or any of its Subsidiary similar to any of the foregoing shall be taken with respect to Borrower and shall continue unstayed and in effect for any period of 30 consecutive days; or

                 (J) a judgment or order for the payment of money shall be entered against Borrower or any of its Subsidiary by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of Borrower or such Subsidiary, that in the aggregate exceeds $2,000,000 in value and such judgment, order, warrant or process shall continue undischarged or unstayed for 30 consecutive days; or

                 (K) Borrower or any member of the Controlled Group shall fail to pay when due any amount that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against Borrower and such proceedings shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated.

         7.2 REMEDIES. Upon the occurrence of an Event of Default described in subsections 7.1(h) and (i), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at Majority Banks' option and upon Majority Banks' declaration:





                                      37.

                 (A) the Banks' Commitments to make any further Loans or issue any further Letters of Credit hereunder shall terminate;

                 (B) the unpaid principal amount of the Loans together with accrued interest and all other Obligations hereunder shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived;

                 (C) Agent or the Banks may demand that Borrower (i) deposit cash with Agent in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all fees and commissions scheduled to be paid or payable over the remaining terms of such Letters of Credit; and

                 (D) Agent and the Banks may exercise any and all rights they have under this Agreement, the Loan Documents or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce Agent's and the Banks' rights by any action at law, in equity or other appropriate proceeding.

                                  SECTION VIII

                                     AGENT

         8.1     APPOINTMENT, POWERS AND IMMUNITIES.

                 (A) Each Bank hereby appoints FNBB as Agent hereunder and under the other Loan Documents and each Bank hereby irrevocably authorizes Agent to act hereunder and thereunder as Agent of such Bank. Agent agrees to act as such upon the express conditions contained in this Section 8. In performing its functions and duties under this Agreement and under the other Loan Documents, Agent shall act solely as Agent of Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower.

                 (B) Each Bank irrevocably authorizes Agent to take such action on such Bank's behalf and to exercise such powers hereunder as are specifically delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Agent shall have only those duties which are specified in this Agreement and it may perform such duties by or through its agents, representatives or employees. In performing its duties hereunder on behalf of Banks, Agent shall exercise the same care which it would exercise in dealing with loans made or letters of credit issued for its own account, but it shall not be responsible to any Bank for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of all or any of the Loan Documents, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents furnished or delivered in connection herewith or therewith by Agent to any Bank or by or on behalf of Borrower to Agent or any Bank, or be required to ascertain or inquire as to the performance or observance of any





                                      38.

of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or amounts drawn under the Letters of Credit. Unless the officers of Agent acting in their capacity as officers of Agent on Borrower's account have actual knowledge thereof or have been notified in writing thereof by Banks, Agent shall not be required to ascertain or inquire as to the existence or possible existence of any Event of Default. Neither Agent nor any of its officers, directors, employees, representatives or agents shall be liable to Banks for any action taken or omitted hereunder or under any of the other Loan Documents or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. No provision of this Agreement or of any other Loan Document shall be deemed to impose any duty or obligation on Agent to perform any act or to exercise any power in any jurisdiction in which it shall be illegal, or shall be deemed to impose any duty or obligation on Agent to perform any act or exercise any right or power if such performance or exercise (i) would subject Agent to a tax in a jurisdiction where it is not then subject to a tax or (ii) would require Agent to qualify to do business in any jurisdiction where it presently is not so qualified. Without prejudice to the generality of the foregoing, no Bank shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or under any of the other Loan Documents in accordance with the instructions, request or consent of Requisite Banks and any action taken or failure to act, pursuant to such instructions, request or consent shall be binding on all Banks. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement unless and until it has obtained the written instructions of Requisite Banks. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon Agent in its individual capacity.

         8.2 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR INSPECTION. Each Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower in connection with the making of the Loans and issuance of the Letters of Credit hereunder and has made and shall continue to make its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of Banks or to provide any Bank with any credit or other information (other than information obtained under the provisions of this Agreement which Agent shall make available to each Bank upon request by such
Bank) with respect thereto whether coming into its possession before the date hereof or any time or times thereafter and shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to Banks. With respect to its participation in the Loans and the Letters of Credit hereunder, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same rights and powers as though it were not performing the duties and functions delegated to it hereunder and the term "Bank" or "Banks" or any similar term shall unless the context clearly indicates otherwise include Agent in its individual capacity. Agent and each of its affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower as if it were not Agent.

         8.3     RELIANCE BY AGENT.

                 (A) Agent may consult with counsel, and any opinion or legal advice of such counsel who are not employees of Agent or Borrower or any affiliate of Borrower shall be full





                                      39.

and complete authorization and protection in respect of any action taken or suffered by Agent hereunder or under any other Loan Documents in accordance therewith.

                 (B) Agent may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents.

                 (C) Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of Requisite Banks unless Agent shall have been provided by Requisite Banks with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

         8.4 DELEGATION OF DUTIES. Agent may execute any of the powers hereof and perform any duty hereunder either directly or by or through agents or attorneys-in-fact. Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it without gross negligence or willful misconduct on the part of Agent.

         8.5 RIGHT TO INDEMNITY. Each of Banks severally, but not jointly, agrees (a) to indemnify and hold Agent (and any person acting on behalf of Agent) harmless from and against and (b) promptly on receipt by each Bank of Agent's statement, to reimburse Agent, according to such Bank's pro rata share of the Commitment Amount, to the extent Agent shall not otherwise have been reimbursed by Borrower on account of and for, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, the fees and disbursements of counsel and other advisors) or disbursements of any kind of nature whatsoever with respect to Agent's performance of its duties under this Agreement and the other Loan Documents; provided, however, that no Bank shall be liable for the payment to Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's gross negligence or willful misconduct. Such reimbursement shall not in any respect release Borrower from any liability or obligation. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         8.6 RESIGNATION AND APPOINTMENT OF SUCCESSOR AGENT. Agent may, and at the request of Majority Banks shall, resign by giving thirty (30) days' prior written notice thereof to Banks and Borrower; provided, however, that the retiring Agent shall continue to serve until a successor Agent shall have been selected and approved pursuant to this Section 8.6. Upon any





                                      40.

such notice or request, Majority Banks shall appoint a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with Banks and Borrower, a successor Agent from among the Banks. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         8.7 CONFLICTS. FNBB and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, act as merchant banker in any transaction for, and generally engage in any kind of business with, Borrower and any person who may do business with or own securities of Borrower, all as if FNBB were not Agent and without any duty to account therefor to Banks or to disclose to Banks confidential information which FNBB may receive from Borrower in connection with such other activity or business.

         8.8 NO OBLIGATIONS OF BORROWER. Nothing contained in this Section 8 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by Agent of its obligations to Banks under any provision of this Agreement, and Borrower shall have no liability to Agent or any Bank in respect of any failure by Agent or any Bank to perform any of their respective obligations to each other under this Agreement. Without limiting the generality of the foregoing sentence, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to Agent for the account of Banks, Borrower's obligations to Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to Agent in the manner provided by this Agreement.

                                   SECTION IX

                                 MISCELLANEOUS

         9.1 NOTICES. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, when properly deposited in the mails postage prepaid, when sent by telex, answerback received, or electronic facsimile transmission with electronic confirmation of receipt, or when sent by telegraph or overnight courier, addressed to such party at its address indicated below:

       If to Borrower at               1001 Murphy Ranch Road
                                       Milpitas, California 95035-7912
                                       Telephone:       (408) 321-2000
                                       Facsimile:       (408) 321-6522
                                       Attention:       Jean-Yves Dexmier
                                                        Senior Vice President
                                                        and Chief Financial
                                                        Officer





                                      41.

         If to Agent at                BANK OF BOSTON
                                       435 Tasso Street, Suite 250
                                       Palo Alto, California 94301
                                       Telephone:       (415) 853-0390
                                       Facsimile:       (415) 853-1425
                                       Attention:       Maia D. Heymann
                                                        Vice President

                                       BANK OF BOSTON
                                       100 Federal Street
                                       Boston, Massachusetts 02110
                                       Telephone:       (617) 434-7349
                                       Facsimile:       (617) 434-0819
                                       Attention:       Division Executive

        With copies to:                COOLEY GODWARD CASTRO
                                         HUDDLESON & TATUM
                                       Five Palo Alto Square
                                       Palo Alto, California 94306
                                       Telephone:       (415) 843-5000
                                       Facsimile:       (415) 857-0663
                                       Attention:       Joseph A. Scherer, Esq.

         If to any Bank, at its address specified on the signature pages hereto, or at any other address specified by such party in writing.

         9.2 EXPENSES. Borrower will pay on demand all expenses of Agent in connection with the preparation, waiver or amendment of this Agreement, the Loan Documents or other documents executed in connection therewith, and all expenses of Agent and each of the Banks in connection with the administration, default on or collection of the Loans or other Obligations or administration, default, collection in connection with Agent's or any Bank's exercise, preservation or enforcement of any of its rights, remedies or options thereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the Obligations,and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate).

         9.3     INDEMNIFICATION.

                 (a) GENERAL INDEMNITY. Borrower shall pay, indemnify, and hold each Bank, Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable attorneys' fees and costs of outside counsel and allocated costs of internal counsel) of any kind or nature whatsoever with respect to the





                                      42.

execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any proceeding in bankruptcy or appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

                 (b)      SURVIVAL; DEFENSE.  The obligations in this Section
9.3 shall survive payment of all other Obligations. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such person's sole discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 9.3 shall be paid within thirty (30) days after demand.

         9.4     SET-OFF.

                 (A) Regardless of the adequacy of other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head offices of Agent, Banks or any of their branch offices to Borrower may, at any time and from time to time after the occurrence of an Event of Default hereunder, without notice to Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by Agent and the Banks against any and all obligations of Borrower to Agent and the Banks or any of their affiliates in such manner as the head offices of the Banks or any of their branch offices in their sole discretion may determine, and Borrower hereby grants Agent and the Banks a continuing security interest in such deposits, balances or other sums for the payment and performance of all such obligations.

                 (B) Unless otherwise expressly provided herein, all interest, fees and principal payments on the Loans to the Borrower hereunder are to be divided among the Banks in the same proportion as each Bank's pro rata share of the Commitment Amount. Any sums obtained from the Borrower or any Subsidiary by any Bank by reason of the exercise of its rights of set-off or banker's lien or otherwise shall be shared among all the Banks in the same proportion and applied first to Obligations of the Borrower under this Agreement. Nothing in this Section 9.4(b) shall be deemed to require the sharing by the Banks of collections (other than by set-off or banker's lien) with respect to any other Obligations of the Borrower or any Subsidiary to any Bank.

         9.5 TERM OF AGREEMENT. This Agreement shall continue in full force and effect so long as the Banks have any Commitment to make Loans or issue Letters of Credit hereunder or any Loan or Letter of Credit or any Obligation hereunder shall be outstanding.

         9.6 NO WAIVERS. No failure or delay by Agent or the Banks in exercising any right, power or privilege hereunder or under the Note or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial





                                      43.

exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the Loan Documents provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

         9.7 GOVERNING LAW. This Agreement and the Loan Documents shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the State of California (without giving effect to any conflicts of laws provisions contained therein).

         9.8 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Requisite Banks, Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all Banks, Borrower and acknowledged by the Agent, do any of the following:

                 (A) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to subsection 7.2(a)) or subject any Bank to any additional obligations;

                 (B) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any Loan Document;

                 (C) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

                 (D) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder;

                 (E)      amend this Section 9.8 or Section 9.4(b); or

                 (F) discharge any guarantor of the Obligations, or release all or substantially all of any collateral for the Obligations except as otherwise may be provided in the Loan Documents or except where the consent of the Requisite Banks only is specifically provided for;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Requisite Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

         9.9 BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of Borrower and the Banks and their respective successors and assigns; provided that Borrower may not assign or transfer its rights or obligations hereunder. The Banks may sell, transfer or grant participations in the Note without the prior written consent of Borrower,





                                      44.

and Borrower agrees that, in addition to such rights as a Bank may grant pursuant to Section 9.10 below, any transferee or participant shall be entitled to the benefits of Sections 2.9, 2.10, 2.14, 5.5, 9.3 and 9.4 to the same extent as if such transferee or participant were a Bank hereunder; provided that notwithstanding any such transfer or participation, Borrower may, for all purposes of this Agreement, treat such Banks as the persons entitled to exercise all rights hereunder and under the Note and to receive all payments with respect thereto.

         9.10    ASSIGNMENTS, PARTICIPATIONS, ETC.

                 (A) Any Bank may, with the written consent of Borrower (at all times other than during the existence of an Event of Default) and Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more financial institutions (provided that no written consent of Borrower or Agent shall be required in connection with any assignment and delegation by a Bank to an affiliate of such Bank) (each an "ASSIGNEE") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $5,000,000.00 (provided that FNBB may assign and delegate such rights and obligations to any of its affiliates in a minimum amount of $1,000,000.00); provided, however, that (i) Borrower and Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to Borrower and Agent an Assignment and Acceptance in form and substance acceptable to Agent ("ASSIGNMENT AND ACCEPTANCE") and (C) the assignor Bank or Assignee has paid to Agent Agent's customary fee as agreed to by the assignor Bank, provided that no processing fee shall be charged for any assignment to a Bank or a Bank's affiliate.

                 (B) From and after the date that Agent notifies the assignor Bank that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and
(ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                 (C) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Bank pro tanto.

                 (D) Any Bank may at any time sell to one or more commercial banks or other persons not affiliates of Borrower (a "PARTICIPANT") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "ORIGINATING BANK") hereunder and under the other Loan Documents; provided, however, that (i) the originating





                                      45.

Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) Borrower and Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and
(iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would otherwise require unanimous consent of the Banks.

                 (E) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         9.11 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

         9.12 PARTIAL INVALIDITY. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

         9.13 CAPTIONS. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

         9.14 WAIVER OF JURY TRIAL. AGENT, BANKS AND BORROWER AGREE THAT NONE OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY AGENT, BANKS AND BORROWER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER AGENT NOR BANKS NOR BORROWER HAS AGREED WITH OR REPRESENTED TO ANY OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         9.15 ENTIRE AGREEMENT. This Agreement, the Note and the documents and agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.





                                      46.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BORROWER                             OCTEL COMMUNICATIONS CORPORATION



                                        By:  /s/ JAMES F. ENGLE
                                           -------------------------------
                                           Printed Name:  James F. Engle
                                           Title:  V.P. Treasurer


AGENT                                 THE FIRST NATIONAL BANK OF BOSTON



                                        By:
                                            -----------------------------
                                            Printed Name:
                                            Title:


BANKS                                 THE FIRST NATIONAL BANK OF BOSTON



                                        By:
                                           -------------------------------
                                           Printed Name:
                                           Title:


                                           Address for Notices:

                                           Bank of Boston
                                           435 Tasso Street, Suite 250
                                           Palo Alto, California 94301
                                           Telephone:       (415) 853-0568
                                           Facsimile:       (415) 853-1425
                                           Attention:       Maia D. Heymann
                                                            Vice President

                                           Bank of Boston
                                           100 Federal Street
                                           Boston, Massachusetts  02110
                                           Telephone:       (617) 434-7349
                                           Facsimile:       (617) 434-0819
                                           Attention:       Division Executive

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BORROWER                             OCTEL COMMUNICATIONS CORPORATION



                                        By:
                                           -------------------------------
                                           Printed Name:
                                           Title:


AGENT                                 THE FIRST NATIONAL BANK OF BOSTON



                                        By:  /s/  MAIA D. HEYMANN
                                            ------------------------------
                                            Printed Name:  Maia D. Heymann
                                            Title:  Vice President


BANKS                                 THE FIRST NATIONAL BANK OF BOSTON



                                        By:  /s/  MAIA D. HEYMANN
                                            -------------------------------
                                            Printed Name:  Maia D. Heymann
                                            Title:  Vice President


                                           Address for Notices:

                                            Bank of Boston
                                            435 Tasso Street, Suite 250
                                            Palo Alto, California 94301
                                            Telephone:       (415) 853-0568
                                            Facsimile:       (415) 853-1425
                                            Attention:       Maia D. Heymann
                                                            Vice President

                                            Bank of Boston
                                            100 Federal Street
                                            Boston, Massachusetts  02110
                                            Telephone:       (617) 434-7349
                                            Facsimile:       (617) 434-0819
                                            Attention:       Division Executive

                                           BANK OF AMERICA NATIONAL TRUST AND
                                           SAVINGS ASSOCIATION



                                           By:  /s/  DEBRA STAIGER
                                              ----------------------------
                                              Printed Name:  Debra Staiger
                                              Title: Vice President

                                              Address for Notices:


                                              Bank of America
                                              The Mid-Cap Technology Group #3537
                                              530 Lytton Avenue, 2nd Floor
                                              Palo Alto, California 94301
                                              Telephone:       (415) 853-4480
                                              Facsimile:       (415) 853-4476
                                              Attention:       Debra Staiger

                                              Domestic and Offshore Lending
                                              Office
                                              1850 Gateway Boulevard
                                              Concord, California 94520
                                              Telephone:       (510) 675-7153
                                              Facsimile:       (510) 675-7519
                                              Attention:       Jodie Leopardi

                                   SCHEDULE 1

                               COMMITMENT AMOUNT



         BANK                                                     COMMITMENT
         ----                                                     ----------
         First National Bank of Boston                            $20,000,000.00

         Bank of America National Trust
           and Savings Association                                $10,000,000.00

                                                                   Exhibit 10.15
                                                                     (continued)

                        OCTEL COMMUNICATIONS CORPORATION
                                CREDIT AGREEMENT
                                  JUNE 30,1996


SCHEDULE 4.12 - SUBSIDIARIES OF THE COMPANY


1.   OCTEL Communications LIMITED                         8.   OCTEL PC PRODUCTS DIVISION
     ADDRESS: Octel House, Ancells Road                        (FORMERLY COMPASS TECHNOLOGY
     Fleet, Hampshire GU13 8UN                                 ADDRESS: 1819 Main Street
     England                                                   Sarasota, Florida 34236

2.   OCTEL COMMUNICATIONS SERVICES LIMITED                9.   OCTEL NETWORK SERVICES (FORMERLY
     ADDRESS: Octel House, Ancells Road                        THE TIGON CORPORATION)
     Fleet, Hampshire GU13 8UN                                 ADDRESS: 17080 Dallas Parkway
     England                                                   Dallas, Texas 75248-1986

3.   OCTEL COMMUNICATIONS S.A.                          10.    OCTEL COMMUNICATIONS K.K.
     ADDRESS: 21 Boulevard de la Madeleine                     ADDRESS: Aoyama Bldg.
     Immeuble des Trois Quartiers                              2-3 Kita-aoyama I-chome
     Cedex, Paris F-75001                                      Minato-ku, Tokyo
     France                                                    Japan

4.   OCTEL COMMUNICATIONS GMBH                          11.    OCTEL COMMUNICATIONS PACIFIC,
     ADDRESS: Garmischer Strasse 10                            LTD.
     D-80339 Munich                                            ADDRESS: 35th Floor, Central Plaza
     Germany                                                   18 Harbor Road, Wanchai
                                                               Hong Kong

5.   OCTEL Communications CANADA Inc.                   12.    RHETOREX, INCORPORATED
     ADDRESS: 181 Bay Street, Suite 2100                       ADDRESS: 200 East Hacienda Ave.
     Toronto, Ontario                                          Campbell, California 95008
     M5J2T3 Canada

6.   OCTEL COMMUNICATIONS ISRAEL) LTD.                  13.    Rhetorex EUROPE LIMITED
     ADDRESS: 1-C Yoni Netanyahu                               ADDRESS: Suite M1, Ground Floor
     Or-Yehud 60376                                            North Wing, Centennial Court
     Israel                                                    Easthampstead Road, Bracknell
                                                               Berkshire RG12 1JA
                                                               England

7.   OCTEL COMMUNICATIONS INTERNATIONAL CORPORATION     14.    OCTEL COMMUNICATIONS ASIA PTE LTD
     AGENT'S ADDRESS: 5 Kronprindsens Gade                     ADDRESS: 37 Mount Sinai Rise #03-2
     P.O. Box 8560                                             Leighwoods, Singapore 276956
     Charlotte Amalie, St. Thomas
     U.S. Virgin Islands 00801                          15.    OCTEL COMMUNICATIONS LATIN
                                                               AMERICA S.A. DE C.V.
                                                               ADDRESS: Mexico City
                                                               Federal District

                        OCTEL COMMUNICATIONS CORPORATION
                                CREDIT AGREEMENT
                                  JUNE 30,1996


SCHEDULE 6.1 - INDEBTEDNESS:

         Indebtedness secured by Encumbrances permitted under Section 6.4 of the Credit Agreement (other than Encumbrances referenced in clause (k) of such Section 6.4).

                        OCTEL COMMUNICATIONS CORPORATION
                                CREDIT AGREEMENT
                                  JUNE 30,1996


SCHEDULE 6.2 - GUARANTEES:


          Subsidiary                        Description                               Amount (USD)
 Octel Communications Ltd (U.K.)            Building lease                            $ 1,250,214
 Octel Network Services                     Tokai Financial - Equip leases            $ 3,000,000 (1)
 Octel Network Services                     Real estate lease                         $ 1,096,000


(1) Master lease - remaining balance due is $687,837.

                        OCTEL COMMUNICATIONS CORPORATION
                                CREDIT AGREEMENT
                                 JUNE 30, 1996


SCHEDULE 6.4 - ENCUMBRANCES:


Entity                            Secured Party                         Collateral        Amount
Octel Communications Corp         Sumitomo Bank L&F                     Real Estate       $10,196,988
Octel Communications Corp         Sumitomo Bank L&F                     Real Estate       $ 5,500,000(1)
Octel Communications Corp         Matsushita Electric Industrial        Equipment         $   932,100
Octel Communications Corp         BA Credit Corp                        Equipment         $         *
Octel Communications Corp         IBM Corporation                       Equipment         $   172,844
Octel Communications Corp         Prime Leasing, Inc.                   Equipment         $         *
Octel Communications Corp         Fireman's Fund Insurance              Insurance         $   150,000
Octel Communications Ltd.         Stokely Park Landlord                 Real Estate       $   189,282
Octel Communications S.A.         Societe DIDIT Bottin                  Real Estate       $    30,309
Octel Network Services            Ameritech Credit Corp                 Equipment         $         *
Octel Network Services            Tokai Financial - (Masterlease)       Equipment         $   687,837
Rhetorex, Inc.                    Cupertino National Bank               Equipment         $    24,518

* Blanket lease line filing for Octel Capital (a captive leasing operation of Octel Communications Corp)

(1) Proposed as of 6/30/96.

                        OCTEL COMMUNICATIONS CORPORATION
                                CREDIT AGREEMENT
                                  JUNE 30,1996


SCHEDULE 6.9 - INVESTMENTS


                        Per detailed schedules attached

                                   DETAIL.XLS

OCTEL COMMUNICATIONS CORPORATION
WP&G INVESTMENT PORTFOLIO
AS OF MAY 31, 1996

                                                                                                                        ORIGINAL
                              INTEREST     PURCHASE      MATURITY      INTERIM     CALLALBE     CALLALBE      TERM      DAYS TO
SECURITY                        RATE         DATE          DATE       CALL DATE       AT          AMT        IN MOS.    MATURITY
- --------                      --------     ---------     ---------    ---------    --------    ----------    -------    --------
CASH & CASH EQUIVALENTS:
CASH (BANK OF CAL)



TAX-EXEMPT SECURITIES:

OHIO STATE BLDG AUTH           8.400%       5-Aug-93      1-Apr-97      10/1/95       103         515,000       18        1,335
PHOENIX AZ STREET HIGHWAY      7.200%      23-Aug-93      1-Jul-97       7/1/95       102         397,800       24        1,408
BRAZOS TX EDUC AUTH            4.500%      24-Aug-93      1-Jun-96                                              33        1,012
CHI IL OHARE INTL AIRPORT      4.700%      24-Aug-93      1-Jan-97                                              40        1,226
MINNEAPOLIS MN                 7.250%      29-Sep-93      1-Oct-97      10/1/97       100                       48        1,463
AUSTIN TX LTD TAX              7.000%      29-Oct-93      1-Sep-97                                              46        1,403
AMES, IW ELEC REVENUE          6.000%      18-Jan-94      1-Jan-97       7/1/95       100       1,270,000       18        1,079
NEB HI EDUC LOAN PROG          5.800%      29-Mar-94      1-Dec-97      12/1/97       100         570,000       44        1,343
KY ST HI EDUC LOAN             6.050%      20-Apr-94      1-Dec-96                                              31          956
MA ST HOUS FINANCE AG          7.900%      29-Apr-94      1-Aug-98       8/1/98       102         102,000       51        1,555
ALTOONA PA SCH DIST           10.000%      11-May-94     15-Jun-98      6/15/98       100         360,000       49        1,496
TX VETRNS LAND                 7.000%       9-Aug-94      1-Dec-99      12/1/96       100         750,000       36        1,940
OHIO HOUSING FIN AG.           7.150%       3-Oct-94      1-Mar-01       9/1/99       102         178,500       18        2,341
CAMPBELL CO WY                 4.500%      15-Sep-95     28-Jun-96                    100       1,000,000       10          287
CITY OF BURNSVILLE             5.580%      27-Sep-95      1-Mar-96                    100         165,000        5          156
MILWAUKEE WISCONSIN            5.400%       3-Jan-96      1-Sep-96                    100               0        8          242
WILL CTY IL PROPERTY           5.950%      20-Feb-96      1-Dec-96                    100         200,000       10          285
CALIFORNIA DEPT OF WATER       7.000%      12-Mar-96      1-Dec-96     1-May-96    101.50         304,500        9          264
GREENVILLE CNTY SO CAROLINA    4.500%       9-Apr-96      1-Feb-97                                              10          298
MONTANA ST BD OF INVS          3.350%      11-Apr-96      1-Mar-01                                              60        1,785
ARLINGTON TX INDPEN.           0.000%      16-Apr-96     15-Feb-97                                              10          305
TARRANT CNTY TX GEN OBL        5.250%      24-Apr-96     15-Jan-01    15-Jan-97       100         230,000       58        1,727
GALENA PART TX IND SCH DIST    7.400%      25-Apr-96     15-Aug-96                    100         230,000        4          112
CITY OF WACO                   4.500%      16-May-96      1-Feb-97                                               9          261
GRAND RIVER DAM AUTH.          7.200%      21-May-96      1-Jun-98     1-Jun-97       100         345,000       25          741
BUTLER CNTY OHIO EDR           3.850%      21-May-96      1-Feb-13                                             203        6,100
PERRY OHIO LOCAL SCHOOL        4.100%      30-May-96      1-Jun-97                                              12          367



TAX-EXEMPT TOTALS


TAXABLE INVESTMENTS:



TAXABLE TOTALS

PORTFOLIO TOTALS


                                 BEG.                                   END.      BEG. BAL.                            END BAL.
                                 FACE                                   FACE       AT COST                             AT COST
SECURITY                        VALUE       PURCHASES     SALES        VALUE     (PRIN. ONLY)  PURCHASES    SALES    (PRIN. ONLY)
- --------                      ----------    ---------    --------    ----------  ------------  ---------   -------   ------------
CASH & CASH EQUIVALENTS:
CASH (BANK OF CAL)               825,268                                825,268                                          825,268
                              ----------    ---------    --------    ----------   ----------   ---------   -------    ----------
                                       0            0           0       825,268            0           0         0       825,268

TAX-EXEMPT SECURITIES:

OHIO STATE BLDG AUTH             500,000                                500,000      559,775                             559,775
PHOENIX AZ STREET HIGHWAY        390,000                                390,000      411,645                             411,645
BRAZOS TX EDUC AUTH            1,000,000                              1,000,000    1,000,000                           1,000,000
CHI IL OHARE INTL AIRPORT      1,250,000                              1,250,000    1,265,388                           1,265,388
MINNEAPOLIS MN                   250,000                                250,000      255,800                             255,800
AUSTIN TX LTD TAX                905,000                                905,000    1,004,061                           1,004,061
AMES, IW ELEC REVENUE          1,270,000                              1,270,000    1,306,106                           1,306,106
NEB HI EDUC LOAN PROG            415,000                                415,000      423,246                             423,246
KY ST HI EDUC LOAN             1,000,000                              1,000,000    1,027,830                           1,027,830
MA ST HOUS FINANCE AG            100,000                                100,000      105,110                             105,110
ALTOONA PA SCH DIST              360,000                                360,000      398,200                             398,200
TX VETRNS LAND                   750,000                                750,000      793,185                             793,185
OHIO HOUSING FIN AG.             170,000                                170,000      176,375                             176,375
CAMPBELL CO WY                   250,000                                250,000      250,855                             250,855
CITY OF BURNSVILLE               165,000                                165,000      165,000                             165,000
MILWAUKEE WISCONSIN              100,000                                100,000      101,090                             101,090
WILL CTY IL PROPERTY             200,000                                200,000      203,764                             203,764
CALIFORNIA DEPT OF WATER         300,000                                300,000      305,367                             305,367
GREENVILLE CNTY SO CAROLINA    1,100,000                              1,100,000    1,100,638                           1,100,638
MONTANA ST BD OF INVS          1,100,000                              1,100,000    1,092,377                           1,092,377
ARLINGTON TX INDPEN.             270,000                                270,000      261,139                             261,139
TARRANT CNTY TX GEN OBL          230,000                                230,000      231,978                             231,978
GALENA PART TX IND SCH DIST      320,000                                320,000      323,078                             323,078
CITY OF WACO                           0      750,000                   705,000            0     707,150                 707,150
GRAND RIVER DAM AUTH.                  0      345,000                   345,000            0     355,826                 355,826
BUTLER CNTY OHIO EDR                   0      255,000                   255,000            0     255,000                 255,000
PERRY OHIO LOCAL SCHOOL                0      350,000                   350,000            0     350,851         1       350,851
                                       0                                      0            0                                   0
                                       0                                      0            0                                   0
                              ----------    ---------    --------    ----------   ----------   ---------   -------    ----------
TAX-EXEMPT TOTALS             12,395,000    1,655,000           0    14,050,000   12,762,006   1,668,827         0    14,430,833
                              ----------    ---------    --------    ----------   ----------   ---------   -------    ----------

TAXABLE INVESTMENTS:
                                       0                                                  (0)
                                       0                                      0            0                                   0
                              ----------    ---------    --------    ----------   ----------   ---------   -------    ----------
TAXABLE TOTALS                         0            0           0             0           (0)          0         0             0
                              ----------    ---------    --------    ----------   ----------   ---------   -------    ----------
PORTFOLIO TOTALS              12,395,000    1,655,000           0    14,875,268   12,762,006   1,668,827         0    15,256,101
                              ==========    =========    ========    ==========   ==========   =========   =======    ==========

                                 DETAILS.XLS

OCTE COMMUNICATIONS CORPORATION
WP&G INVESTMENT PORTFOLIO
AS OF MAY 31, 1996



                                                                     PURCH. COST
                                   SALES     ACCAMORT    ACCMRTADJ   LESS: SALES
        SECURITY                  PROCEEDS   SOLD SEC    SOLD SEC     PROCEEDS
- ----------------------------      --------   --------    --------    ---------
CASH & CASH EQUIVALENTS:
CASH (BANK OF CAL)


                                  --------   --------    --------    ---------
                                         0          0           0            0

TAX-EXEMPT SECURITIES:

OHIO STATE BLDG AUTH
PHOENIX AZ STREET HIGHWAY
BRAZOS TX EDUC AUTH
CHI IL OHARE INTL AIRPORT
MINNEAPOLIS MN
AUSTIN TX LTD TAX
AMES,IW ELEC REVENUE
NEB HI EDUC LOAN PROG
KY ST HI EDUC LOAN
MA ST HOUS FINANCE AG
ALTOONA PA SCH DIST
TX VETRNS LAND
OHIO HOUSING FIN AG.
CAMPBELL CO WY
CITY OF BURNSVILLE
MILWAUKEE WISCONSIN
WILL CTY IL PROPERTY
CALIFORNIA DEPT OF WATER
GREENVILLE CNTY SO CAROLINA
MONTANA ST BD OF INVS
ARLINGTON TX INDPEN.
TARRANT CNTY TX GEN OBL
GALENA PARK TX IND SCH DIST
CITY OF WACO
GRAND RIVER DAM AUTH
BUTLER CNTY OHIO EDR
PERRY OHIO LOCAL SCHOOL



                                  --------   --------    --------    ---------
TAX-EXEMPT TOTALS                        0          0           0            0
                                  --------   --------    --------    ---------

TAXABLE INVESTMENTS:



                                  --------   --------    --------    ---------
TAXABLE TOTALS                           0          0           0            0
                                  --------   --------    --------    ---------
PORTFOLIO TOTALS                         0          0           0            0
                                  ========   ========    ========    =========







                                                         INTEREST
                                   -------------------------------------------------------
                                   OPENING    PURCHASED    PAYMENTS    CURRENT    ENDING      TOTAL
        SECURITY                   ACCRUED    INTEREST     RECEIVED    INCOME     ACCRUED    BALANCE
- ----------------------------       -------    ---------    --------    -------    -------   ---------
CASH & CASH EQUIVALENTS:
CASH (BANK OF CAL)                                                                            825,268



                                   -------    ---------    --------    -------    -------   ---------
                                         0                                              0     825,268

TAX-EXEMPT SECURITIES:

OHIO STATE BLDG AUTH                 3,500                               3,500      7,000     566,775
PHOENIX AZ STREET HIGHWAY            9,360                               2,340     11,700     423,345
BRAZOS TX EDUC AUTH                 18,750                               3,750     22,500   1,022,500
CHI IL OHARE INTL AIRPORT           19,583                               4,896     24,479   1,289,866
MINNEAPOLIS MN                       1,510                               1,510      3,021     258,821
AUSTIN TX LTD TAX                   10,558                               5,279     15,837   1,019,898
AMES,IW ELEC REVENUE                25,400                               6,350     31,750   1,337,856
NEB HI EDUC LOAN PROG               10,029                               2,006     12,035     435,281
KY ST HI EDUC LOAN                  25,208                               5,042     30,250   1,058,080
MA ST HOUS FINANCE AG                1,975                                 658      2,633     107,743
ALTOONA PA SCH DIST                 13,600                               3,000     16,600     414,800
TX VETRNS LAND                      21,875                               4,375     26,250     819,435
OHIO HOUSING FIN AG.                 2,026                               1,013      3,039     179,414
CAMPBELL CO WY                       7,094                                 938      8,032     258,887
CITY OF BURNSVILLE                     767                                 767      1,535     166,535
MILWAUKEE WISCONSIN                    900                                 450      1,350     102,440
WILL CTY IL PROPERTY                 4,958                                 992      5,950     209,714
CALIFORNIA DEPT OF WATER             8,750                               1,750     10,500     316,867
GREENVILLE CNTY SO CAROLINA         12,375                               4,125     16,500   1,117,138
MONTANA ST BD OF INVS                6,142                               3,071      9,213   1,101,590
ARLINGTON TX INDPEN.                     0                                   0          0     261,139
TARRANT CNTY TX GEN OBL              3,555                               1,006      4,561     236,539
GALENA PARK TX IND SCH DIST          4,933                               2,039      6,971     330,049
CITY OF WACO                             0        3,966                  1,322      5,288     712,438
GRAND RIVER DAM AUTH                     0       11,730                    690     12,420     368,247
BUTLER CNTY OHIO EDR                     0        3,000                    272      3,272     258,272
PERRY OHIO LOCAL SCHOOL                  0        8,331                     40      8,371     359,222
                                         0                                   0          0           0
                                         0                                   0          0           0


                                   -------    ---------    --------    -------    -------  ----------
TAX-EXEMPT TOTALS                  212,852        27,026          0     61,181    301,058  14,731,892
                                   -------    ---------    --------    -------    -------  ----------

TAXABLE INVESTMENTS:

                                         0                                                          0
                                        (0)                                  0                      0
                                   -------    ---------    --------    -------    -------  ----------
TAXABLE TOTALS                           0            0           0          0          0           0
                                   -------    ---------    --------    -------    -------  ----------
PORTFOLIO TOTALS                   212,852       27,026           0     61,181    301,058  15,557,160
                                   =======    =========    ========    =======    =======  ==========

                                                                      DETAIL XLS
OCTEL COMMUNICATIONS CORPOR
WP&G INVESTMENT PORTFOLIO
AS OF MAY 31, 1996

                                                                   AMORTIZATION
                                               ----------------------------------------------------
                                   DISCOUNT/    DIST/(PREM)     BEG. ACCUM      MAY         TOTAL
          SECURITY                (PREMIUM)    OVER CALL AMT       AMORT.      AMORT.       AMORT.
          --------                ----------   -------------    ----------    --------    ---------

CASH & CASH EQUIVALENTS:
  CASH (BANK OF CAL)
                                   --------      -------        --------      -------     --------
                                          0            0               0            0            0

TAX EXEMPT SECURITIES:

OHIO STATE BLDG AUTH                (59,775)     (44,775)        (44,775)      (1,344)     (46,119)
PHOENIX AZ STREET HIGHWAY           (21,645)     (13,845)        (15,081)        (714)     (15,795)
BRAZOS TX EDUC AUTH                       0            0               0            0            0
CHI IL OHARE INTL AIRPORT           (15,388)                     (12,300)        (389)     (12,689)
MINNEAPOLIS MN                       (5,800)      (5,800)         (5,800)           0       (5,800)
AUSTIN TX LTD TAX                   (99,061)                     (64,535)      (2,189)     (66,724)
AMES, IW ELEC REVENUE               (36,106)                     (36,106)           0      (36,106)
NEB HI EDUC LOAN PROG                (8,246)                      (6,085)        (190)      (6,275)
KY ST HI EDUC LOAN                  (27,830)                     (21,571)        (902)     (22,473)
MA ST HOUS FINANCE AG                (5,110)      (3,110)         (2,405)        (102)      (2,507)
ALTOONA PA SCH DIST                 (38,200)                     (18,385)        (792)     (19,177)
TX VETRNS LAND                      (43,185)                     (32,197)      (1,584)     (33,781)
OHIO HOUSING FIN AG.                 (6,375)      (2,126)         (1,566)         (84)      (1,650)
CAMPBELL COL WY                        (855)                        (679)         (92)        (771)
CITY OF BURNSVILLE                        0            0               0            0            0
MILWAUKEE WISCONSIN                  (1,090)           0            (529)        (140)        (669)
WILL CITY IL PROPERTY                (3,764)      (3,764)           (894)        (414)      (1,308)
CALIFORNIA DEPT OF WATER             (5,367)        (867)           (996)        (630)      (1,626)
GREENVILLE CNTY SO CAROLINA            (638)           0            (370)        (268)        (638)
MONTANA ST BD OF INVS                     0            0               0            0            0
ARLINGTON TX INDEPEN.                     0            0               0            0            0
TARRANT CNTY TX GEN OBL              (1,978)      (1,978)             (8)        (235)        (243)
GALENA PARK TX IND SCH DIST          (3,078)           0               0         (892)        (892)
CITY OF WACO                         (2,150)           0               0         (124)        (124)
GRAND RIVER DAM AUTH.               (10,826)     (10,826)              0         (288)        (288)
BUTLER CNTY OHIO EDR                      0            0               0            0            0
PERRY OHIO LOCAL SCHOOL                (851)           0               0           (2)          (2)
                                          0            0               0                         0
                                          0            0               0                         0
                                   --------      -------        --------      -------     --------
TAX EXEMPT TOTALS                  (397,318)     (87,091)       (264,282)     (11,375)    (275,657)
                                   --------      -------        --------      -------     --------
TAXABLE INVESTMENTS:

                                          0                           (0)           0           (0)

                                          0                            0            0            0
                                   --------      -------        --------      -------     --------
TAXABLE TOTALS                            0            0              (0)           0           (0)
                                   --------      -------        --------      -------     --------
PORTFOLIO TOTALS                   (397,318)     (87,091)       (264,282)     (11,375)    (275,658)
                                   ========      =======        ========      =======     ========


                                                                  TOTAL
                                    TOTAL         BOOK           PURCH &       TOTAL
          SECURITY                PURCHASES      INCOME         BK INCOME      SALES
          --------                ---------      -------        ---------      ------

CASH & CASH EQUIVALENTS:
  CASH (BANK OF CAL)
                                  ---------       ------        --------       ------
                                          0            0               0         0.00

TAX EXEMPT SECURITIES:

OHIO STATE BLDG AUTH                      0        3,500           3,500            0
PHOENIX AZ STREET HIGHWAY                 0        2,340           2,340            0
BRAZOS TX EDUC AUTH                       0        3,750           3,750            0
CHI IL OHARE INTL AIRPORT                 0        4,896           4,896            0
MINNEAPOLIS MN                            0        1,510           1,510            0
AUSTIN TX LTD TAX                         0        5,279           5,279            0
AMES, IW ELEC REVENUE                     0        6,350           6,350            0
NEB HI EDUC LOAN PROG                     0        2,006           2,006            0
KY ST HI EDUC LOAN                        0        5,042           5,042            0
MA ST HOUS FINANCE AG                     0          580             580            0
ALTOONA PA SCH DIST                       0        3,000           3,000            0
TX VETRNS LAND                            0        4,375           4,375            0
OHIO HOUSING FIN AG.                      0        1,013           1,013            0
CAMPBELL COL WY                           0          938             938            0
CITY OF BURNSVILLE                        0          767             767            0
MILWAUKEE WISCONSIN                       0          450             450            0
WILL CITY IL PROPERTY                     0          992             992            0
CALIFORNIA DEPT OF WATER                  0        1,750           1,750            0
GREENVILLE CNTY SO CAROLINA               0        4,125           4,125            0
MONTANA ST BD OF INVS                     0        3,071           3,071            0
ARLINGTON TX INDEPEN.                     0            0               0            0
TARRANT CNTY TX GEN OBL                   0        1,006           1,006            0
GALENA PARK TX IND SCH DIST               0        2,039           2,039            0
CITY OF WACO                        711,116        1,322         712,438            0
GRAND RIVER DAM AUTH.               367,556          690         368,246            0
BUTLER CNTY OHIO EDR                258,000          272         258,272            0
PERRY OHIO LOCAL SCHOOL             359,181           40         359,221            0
                                          0            0               0            0
                                          0            0               0            0
                                  ---------       ------       ---------      -------
TAX EXEMPT TOTALS                 1,695,853       61,181       1,757,034            0
                                  ---------       ------       ---------      -------
TAXABLE INVESTMENTS:

                                          0            0               0            0

                                          0            0               0            0
                                  ---------       ------       ---------      -------
TAXABLE TOTALS                            0            0               0            0
                                  ---------       ------       ---------      -------
PORTFOLIO TOTALS                  1,695,853       61,181       1,757,034            0
                                  =========       ======       =========      =======

                                                        DETAIL.XLS
OCTEL COMMUNICATIONS CORPOR
WP&G INVESTMENT PORTFOLIO
AS OF MAY 31, 1996

                                                ---------------------- BOOK VALUE TO MARKET VALUE ANALYSIS -----------------
                                                       PREVIOUS                                             ACCUM.
                                 PURCHASE    ACCUM    UNREALIZED                  CURRENT     CURRENT     UNREALIZED       NEW
        SECURITY                   COST      AMORT.   GAINS(LOSS)   BOOK VALUE   MKT VALUE   ADJUSTMENT   GAINS(LOSS)   BOOK VALUE
        --------                 --------    ------   -----------   ----------   ---------   ----------   -----------   ----------
                                                                    DD=AA+BB=CC
CASH & CASH EQUIVALENTS:
CASH (BANK OF CAL)


TAX-EXEMPT SECURITIES:

OHIO STATE BLDG AUTH              559,775   (46,119)     5,035        518,691      520,090        1,399        6,434       520,090
PHOENIX AZ STREET HIGHWAY         411,645   (15,795)     2,422        398,272      397,028       (1,244)       1,178       397,028
BRAZOS TX EDUC AUTH             1,000,000         0      1,200      1,001,200    1,001,080         (120)       1,080     1,001,080
CHI IL OHARE INTL AIRPORT       1,265,388   (12,689)     2,945      1,255,643    1,251,813       (3,830)        (885)    1,251,813
MINNEAPOLIS MN                    255,800    (5,800)     2,035        252,035      254,210        2,175        4,210       254,210
AUSTIN TX LTD TAX               1,004,061   (66,724)       642        937,979      942,367        4,388        5,030       942,367
AMES, IW ELEC REVENUE           1,306,106   (36,106)    13,526      1,283,526    1,276,375       (7,151)       6,375     1,276,375
NEB HI EDUC LOAN PROG             423,246    (6,275)     1,954        418,925      425,931        7,006        8,960       425,931
KY ST HI EDUC LOAN              1,027,830   (22,473)     7,527      1,012,884    1,012,940           56        7,583     1,012,940
MA ST HOUS FINANCE AG             105,110    (2,507)     2,092        104,695      104,172         (523)       1,569       104,172
ALTOONA PA SCH DIST               398,200   (19,177)       309        379,332      378,032       (1,300)        (991)      378,032
TX VETRNS LAND                    793,185   (33,781)       752        760,156      764,333        4,177        4,929       764,333
OHIO HOUSING FIN AG.              176,375    (1,650)     3,134        177,858      175,081       (2,777)         357       175,081
CAMPBELL CO WY                    250,855      (771)       164        250,248      250,298           50          214       250,298
CITY OF BURNSVILLE                165,000         0          0        165,000      165,000            0            0       165,000
MILWAUKEE WISCONSIN               101,090      (669)         0        100,421      100,721         (369)        (369)      100,721
WILL CITY IL PROPERTY             203,764    (1,308)         0        202,456      202,858         (906)        (906)      202,858
CALIFORNIA DEPT OF WATER          305,367    (1,626)         0        303,741      304,506         (861)        (861)      304,506
GREENVILLE CNTY SO CAROLINA     1,100,638      (638)         0      1,100,000            0   (1,100,000)  (1,100,000)            0
MONTANA ST BD OF INVS           1,092,377         0          0      1,092,377            0   (1,092,377)  (1,092,377)            0
ARLINGTON TX INDEPEN.             261,139         0          0        261,139            0     (261,139)    (261,139)            0
TARRANT CNTY TX GEN OBL           231,978      (243)         0        231,735            0     (231,735)    (231,735)            0
GALENA PARK TX IND SCH DIST       323,078      (892)         0        322,186            0     (322,186)    (322,186)            0
CITY OF WACO                      707,150      (124)         0        707,026            0     (707,026)    (707,026)            0
GRAND RIVER DAM AUTH.             355,826      (288)         0        355,538            0     (355,538)    (355,538)            0
BUTLER CNTY OHIO EDR              255,000         0          0        255,000            0     (255,000)    (255,000)            0
PERRY OHIO LOCAL SCHOOL           350,851        (2)         0        350,849            0     (350,849)    (350,849)            0
                                        0         0          0              0            0            0            0             0
                                        0         0          0              0            0            0            0             0
                               ----------  --------     ------     ----------    ---------   ----------   ----------     ---------
TAX-EXEMPT TOTALS              14,430,833  (275,657)    43,736     14,198,912    9,526,835   (4,675,680)  (4,631,944)    9,526,835
                               ----------  --------     ------     ----------    ---------   ----------   ----------     ---------
TAXABLE INVESTMENTS:

                                                                                                                   0             0
                                                                                                                   0             0
                               ----------  --------     ------     ----------    ---------   ----------   ----------     ---------
TAXABLE TOTALS                          0         0          0              0            0            0            0             0
                               ----------  --------     ------     ----------    ---------   ----------   ----------     ---------
PORTFOLIO TOTALS               14,430,833  (275,657)    43,736     14,198,912    9,526,835   (4,675,680)  (4,631,944)    9,526,835
                               ==========  ========     ======     ==========    =========   ==========   ==========     =========

OCTEL COMMUNICATIONS CORPORATION
P&R INVESTMENT PORTFOLIO
AS OF MAY 31, 1996
                                  DETAIL.XLS

                                                                                                ORIGINAL
                                      INTEREST  PURCHASE    MATURITY     INTERIM      TERM      DAYS TO
            SECURITY                    RATE      DATE        DATE      CALL DATE    IN MOS.    MATURITY
- ----------------------------------    --------  --------    --------    ---------    -------    --------

TAX-EXEMPT SECURITIES ACCOUNT 1069

CASH & CASH EQUIVALENTS:

TOTAL CASH & EQUIVEL.                                                                   0           0

SHORT TERM INVESTMENTS:

AMT-LA PFS SER92A-2                   5.300%      6/8/94      9/1/96                 26.5         816
DE ST GO SER C BD                     4.500%     8/31/93      7/1/97                   46        1400
ILL ST S/T REV BD                     4.500%     2/10/94     6/15/97                   40        1221
OH ST HWY SER T GO                    4.800%     6/30/94     5/15/96                 22.5         685
TX FR Worth GO BD                     5.750%     1/14/94      3/1/96                 25.5         777
WY LINCO VRDN                         4.700%     9/18/95      7/1/17                  265        7957
AL MCINTS VRDN                        3.850%      3/1/96      7/1/04                   98        3044
LA LOOPS VRDN                         3.350%      3/1/96      9/1/08                  147        4567
WY SUBL D VRDN                        4.150%     4/30/98      7/1/17                  258        7732
AL PHEN D VRDN                        5.900%     4/30/98      6/1/28                  391       11720
WY KEMR D VRDN                        3.445%     5/15/98     11/1/14                  225        6744
TX NHED W VRDN                        3.400%     5/21/98      3/1/15                  229        6858
IL OHAR W VRDN                        3.500%     5/21/98      1/1/15                  227        6799
TX GULF VRDN                          3.600%     5/21/95     10/1/17                  272        8169
IN JASP D VRDM                        3.600%     5/21/96      4/1/19                  278        8350
MA STBANS NT                          5.000%     5/24/96      6/1/99                   37        1103
OHIO CLVD WR                          4.450%     5/30/96      1/1/99                   32         946
NV ST GO                              5.000%     5/31/96      5/1/99                   36        1065
                                      0.000%                                            0           0
                                      0.000%                                            0           0
                                      0.000%                                            0           0

SHORT TERM TAX-EXEMPT TOTALS

TAX-EXEMPT TOTALS

TAXABLE INVESTMENTS ACCT 1068

CASH & CASH EQUIVALENTS:

CASH OR (STIF)                        0.000%

                                                                                                    0

TOTAL CASH & CASH EQUIVELENTS


SHORT TERM INVESTMENTS

U.S. TREASURY NOTE                    7.625%   16-Apr-93    30-Apr-96                  36        1110
U.S. TREASURY NOTE                    5.750%   28-Sep-93    15-Aug-03               118.5        3608

TOTAL SHORT TERM INVEST.

TAXABLE TOTALS

PORTFOLIO TOTALS


                                       BEG.                                 END      BEG. BAL.                           END  BAL.
                                       FACE                                FACE       AT COST                             AT COST
            SECURITY                   VALUE     PURCHASES    SALES        VALUE    (PRIN. ONLY) PURCHASES    SALES     (PRIN. ONLY)
- ----------------------------------   ----------  ---------  ----------   ----------  ----------  ---------  ----------   ----------
                                         A           B          C         D=A+B-C        E           F          G         H=E+F-G
TAX-EXEMPT SECURITIES ACCOUNT 1069

CASH & CASH EQUIVALENTS:                                                          0                                               0

TOTAL CASH & EQUIVEL.

SHORT TERM INVESTMENTS:

AMT-LA PFA SER92A-2                   2,000,000                           2,000,000   2,030,040                           2,030,040
DE ST GO SER C BD                             0                                   0           0                                   0
ILL ST S/T REV BD                     2,500,000                           2,500,000   2,574,225                           2,574,225
OH ST HWY SER T GO                    1,000,000             (1,000,000)           0   1,013,010             (1,013,010)           0
TX FR Worth GO BD                             0                                   0           0                                   0
WY LINCO VRDN                                 0                                   0           0                                   0
AL MCINTS VRDN                        1,200,000                           1,200,000   1,200,000                           1,200,000
LA LOOPS VRDN                         1,500,000                           1,500,000   1,500,000                           1,500,000
WY SUBL D VRDN                          600,000                             600,000     600,000                             600,000
AL PHEN D VRDN                        1,000,000                           1,000,000   1,000,000                           1,000,000
WY KEMR D VRDN                                0  1,100,000  (1,100,000)           0           0  1,100,000  (1,100,000)           0
TX NHED W VRDN                                0  1,000,000                1,000,000           0  1,000,000                1,000,000
IL OHAR W VRDN                                0  1,000,000                1,000,000           0  1,000,000                1,000,000
TX GULF VRDN                                  0  1,000,000  (1,000,000)           0           0  1,000,000  (1,000,000)           0
IN JASP D VRDM                                0  1,000,000  (1,000,000)           0           0  1,000,000  (1,000,000)           0
MA STBANS NT                                  0  1,000,000                1,000,000           0  1,015,360                1,015,360
OHIO CLVD WR                                  0                700,000      700,000           0    700,000                  700,000
NV ST GO                                      0              1,300,000    1,300,000           0  1,319,656                1,319,656
                                              0                                   0           0                                   0
                                              0                                   0           0                                   0
                                              0                                   0           0                                   0
                                     ----------  ---------  ----------   ----------   ---------  ---------  ----------   ----------
SHORT TERM TAX-EXEMPT TOTALS          9,800,000  6,100,000  (2,100,000)  13,800,000   9,917,275  8,135,016  (4,113,010)  13,939,281
                                     ----------  ---------  ----------   ----------   ---------  ---------  ----------   ----------
TAX-EXEMPT TOTALS                     9,800,000  6,100,000  (2,100,000)  13,800,000   9,917,275  8,135,016  (4,113,010)  13,939,281

TAXABLE INVESTMENTS ACCT 1068

CASH & CASH EQUIVALENTS:

CASH OR (STIF)                           57,409                              57,409      88,582                              57,409

                                              0                                   0           0                                   0
                                     ----------  ---------  ----------   ----------   ---------  ---------  ----------   ----------
TOTAL CASH & CASH EQUIVELENTS            57,409          0           0       57,409           0          0           0       57,409


SHORT TERM INVESTMENTS

U.S. TREASURY NOTE                    1,595,000             (1,595,000)           0   1,744,531             (1,744,531)           0
U.S. TREASURY NOTE                    2,565,000                           2,565,000   2,659,584                           2,659,584
                                     ----------  ---------  ----------   ----------  ----------  ---------  ----------   ----------
TOTAL SHORT TERM INVEST.              4,160,000          0  (1,595,000)   2,565,000   4,404,116          0  (1,744,531)   2,659,585
                                     ----------  ---------  ----------   ----------  ----------  ---------  ----------   ----------
TAXABLE TOTALS                        4,160,000          0  (1,595,000)   2,622,409   4,404,116          0  (1,744,531)   2,716,994
                                     ----------  ---------  ----------   ----------  ----------  ---------  ----------   ----------
PORTFOLIO TOTALS                     13,960,000  6,100,000  (3,695,000)  16,422,409  14,321,391  8,135,016  (5,857,541)  16,656,275
                                     ==========  =========  ==========   ==========  ==========  =========  ==========   ==========

OCTEL COMMUNICATIONS CORPORATION
P&R INVESTMENT PORTFOLIO
AS OF MAY 31, 1996
                                  DETAIL.XLS

                                                                                        PURCH. COST
                                           SALES         ACC AMORT    ACC MRT ADJ.      LESS: SALES
            SECURITY                      PROCEEDS       SOLD SEC       SOLD SEC          PROCEEDS
            --------                     ----------     ----------   --------------     -----------
                                             I             J=V            K=CC          L=E OR F-I
TAX-EXEMPT SECURITIES ACCOUNT 1069

CASH & CASH EQUIVALENTS:

TOTAL CASH & EQUIVEL.

SHORT TERM INVESTMENTS

AMT-LA PFS SER92A-2
DE ST GO SER C BD
ILL ST S/T REV BD
OH ST HWY SER T GO                       (1,000,000)      (12,721)                         (13,010)
TX FR Worth GO BD
WY LINCO VRDN
AL MCINTS VRDN
LA LOOPS VRDN
WY SUBL D VRDN
AL PHEN D VRDN
WY KEMR D VRDN                           (1,100,000)                                             0
TX NHED W VRDN
IL OHAR W VRDN
TX GULF VRDN                             (1,000,000)
IN JASP D VRDM
MA STBANS NT
OHIO CLVD WR
NV ST GO



                                         ----------       -------     --------             -------
SHORT TERM TAX-EXEMPT TOTALS             (3,100,000)      (12,721)           0             (13,010)
                                         ----------       -------     --------             -------
TAX-EXEMPT TOTALS                        (3,100,000)      (12,721)           0             (13,010)

TAXABLE INVESTMENTS ACCT 1068

CASH & CASH EQUIVALENTS:

CASH OR (STIF)


                                         ----------       -------     --------             -------
TOTAL CASH & CASH EQUIVALENTS                     0             0            0                   0


SHORT TERM INVESTMENTS:

U.S. TREASURY NOTE
U.S. TREASURY NOTE
                                         ----------       -------     --------             -------
TOTAL SHORT TERM INVEST.                          0             0            0                   0
                                         ----------       -------     --------             -------
TAXABLE TOTALS                                    0             0            0                   0
                                         ----------       -------     --------             -------
PORTFOLIO TOTALS                         (3,100,000)      (12,721)           0             (13,010)
                                         ==========       =======     ========             =======

                              Net Realized Gain/(Loss)       (289)
                                                          =======

                                                   /------------- INTEREST -----------/
                                        OPENING     PURCHASED     PAYMENTS     CURRENT     ENDING         TOTAL
            SECURITY                    ACCRUED     INTEREST      RECEIVED     INCOME      ACCRUED       BALANCE
            --------                    -------     ---------     --------     -------     -------     ----------
                                           M            N             O           P       Q=M+N-O+P      R=H+Q
TAX-EXEMPT SECURITIES ACCOUNT 1069

CASH & CASH EQUIVALENTS:

TOTAL CASH & EQUIVEL.                                                                                           0

SHORT TERM INVESTMENTS

AMT-LA PFS SER92A-2                      17,666                                  8,833      26,500      2,056,540
DE ST GO SER C BD                             0                                      0           0              0
ILL ST S/T REV BD                        42,500                                  9,375      51,875      2,626,100
OH ST HWY SER T GO                       22,133                   (24,000)       1,867           0              0
TX FR Worth GO BD                             0                                      0           0              0
WY LINCO VRDN                                (0)                                     0          (0)            (0)
AL MCINTS VRDN                            3,626                    (3,626)       3,786       3,786      1,203,786
LA LOOPS VRDN                             4,403                    (4,403)       4,975       4,974      1,504,974
WY SUBL D VRDN                            1,835                    (1,835)       1,922       1,922        601,922
AL PHEN D VRDN                            3,054                    (3,054)       3,190       3,190      1,003,190
WY KEMR D VRDN                                0       1,564        (3,206)       1,641          (0)            (0)
TX NHED W VRDN                                0       8,049                      1,131       9,181      1,009,181
IL OHAR W VRDN                                0       2,163                      1,082       3,245      1,003,245
TX GULF VRDN                                  0       1,982        (2,911)         928          (0)            (0)
IN JASP D VRDM                                0       2,037        (2,322)         285           0              0
MA STBANS NT                                  0      17,917                        972      18,889      1,034,249
OHIO CLVD WR                                  0       2,509                         87       2,596        702,596
NV ST GO                                      0       5,417                          0       5,417      1,325,073
                                              0                                      0           0              0
                                              0                                      0           0              0
                                              0                                      0           0              0
                                        -------      ------       -------       ------     -------     ----------
SHORT TERM TAX-EXEMPT TOTALS             95,217      41,638       (45,357)      40,074     131,573     14,070,854
                                        -------      ------       -------       ------     -------     ----------
TAX-EXEMPT TOTALS                        95,217      41,638       (45,357)      40,074     131,573     14,070,854

TAXABLE INVESTMENTS ACCT 1068

CASH & CASH EQUIVALENTS:

CASH OR (STIF)                                0                                                            57,409

                                              0                                                  0              0
                                        -------      ------        -- ---       ------     -------      ---------
TOTAL CASH & CASH EQUIVALENTS                 0           0             0            0           0         57,409


SHORT TERM INVESTMENTS:

U.S. TREASURY NOTE                           (0)                                                (0)             0
U.S. TREASURY NOTE                       30,794                                 12,561      43,355      2,702,939
                                        -------      ------       -------       ------     -------     ----------
TOTAL SHORT TERM INVEST.                 30,794           0             0       12,561      43,355      2,702,939
                                        -------      ------       -------       ------     -------     ----------
TAXABLE TOTALS                           30,794           0             0       12,561      43,355      2,760,349
                                        -------      ------       -------       ------     -------     ----------
PORTFOLIO TOTALS                        126,011      41,638       (45,357)      52,635     174,927     16,831,202
                                        =======      ======       =======       ======     =======     ==========

OCTEL COMMUNICATIONS CORPORA                       FOR SEC REPORTING
P&R INVESTMENT PORTFOLIO
AS OF MAY 31, 1996                                    DETAIL.XLS


                                            AMORTIZATION
                                ------------------------------------                                        TOTAL
                                DISCOUNT/   BEG. ACCUM    CURRENT MO     TOTAL       TOTAL       BOOK      PURCH &       TOTAL
          SECURITY              (PREMIUM)     AMORT.        AMORT.       AMORT.    PURCHASES    INCOME    BK INCOME      SALES
- ----------------------------    ----------  -----------   ----------   ---------   ---------   --------   ---------   -----------
                                S=D-II      T             U=S/#Mos     V=T+U       W=F+N       X=P+L      Y=W+X       Z=I+O
TAX-EXEMPT SECURITIES ACCOUN

CASH & CASH EQUIVALENTS:

TOTAL CASH & EQUIVEL.                              0           0              0            0         0            0            0

SHORT TERM INVESTMENTS

AMT-LA PFA SER92A-2              (30,040)    (25,505)     (1,134)       (26,639)           0     8,833        8,833            0
DE ST GO SER C BD                      0           0           0              0            0         0            0            0
ILL ST S/T REV BD                (74,225)    (49,175)     (1,856)       (51,030)           0     9,375        9,375            0
OH ST HWY SER T GO                     0     (12,721)     12,721              0            0   (11,143)     (11,143)  (1,024,000)
TX FR Worth GO BD                      0          (0)          0             (0)           0         0            0            0
WY LINCO VRDN                          0           0           0              0            0         0            0            0
AL MCINTS VRDN                         0           0           0              0            0     3,786        3,786       (3,626)
LA LOOPS VRDN                          0           0           0              0            0     4,975        4,975       (4,403)
WY SUBL D VRDN                         0           0           0              0            0     1,922        1,922       (1,835)
AL PHEN D VRDN                         0           0           0              0            0     3,190        3,190       (3,054)
WY KEMR D VRDN                         0           0           0              0    1,101,564     1,641    1,103,205    1,096,794
TX NHED W VRDN                         0           0           0              0    1,008,049     1,131    1,009,181            0
IL OHAR W VRDN                         0           0           0              0    1,002,163     1,082    1,003,245            0
TX GULF VRDN                           0           0           0              0    1,001,982       928    1,002,910      997,089
IN JASP D VRDM                         0           0           0              0    1,002,037       285    1,002,322       (2,322)
MA STBANS NT                     (15,360)          0        (418)          (418)   1,003,277       972    1,034,249            0
OHIO CLVD WR                           0           0           0              0      702,509        87      702,596            0
NV ST GO                         (19,656)          0        (554)          (554)   1,325,073         0    1,325,073            0
                                       0           0           0              0            0         0            0            0
                                       0           0           0              0            0         0            0            0
                                       0           0           0              0            0         0            0            0
                                --------    --------      ------       --------    ---------   -------    ---------   ----------
SHORT TERM TAX-EXEMPT TOTALS    (139,281)    (87,401)      8,760        (78,641)   8,176,654    27,064    8,203,718    1,054,643
                                --------    --------      ------       --------    ---------   -------    ---------   ----------
TAX-EXEMPT TOTALS               (139,281)    (87,401)      8,760        (78,641)   8,176,654    27,064    8,203,718    1,054,643

TAXABLE INVESTMENTS ACCT 1068

CASH & CASH EQUIVALENTS:

CASH OR (STIF)

                                                                                           0         0            0            0
TOTAL CASH & CASH EQUIVELENTS                                                      ---------------------------------------------
                                                                                           0         0            0            0

SHORT TERM INVESTMENTS:

U.S. TREASURY NOTE                    (0)         (0)                        (0)           0         0            0            0
U.S. TREASURY NOTE               (94,584)    (24,133)       (798)       (24,931)           0    12,561       12,561            0
                                --------    --------      ------       --------    ---------   -------    ---------   ----------
TOTAL SHORT TERM INVEST.         (94,585)    (24,133)       (798)       (24,931)           0    12,561       12,561            0
                                --------    --------      ------       --------    ---------   -------    ---------   ----------
TAXABLE TOTALS                   (94,585)    (24,133)       (798)       (24,931)           0    12,561       12,561            0
                                --------    --------      ------       --------    ---------   -------    ---------   ----------
PORTFOLIO TOTALS                (233,866)   (111,534)      7,962       (103,572)   8,176,654    39,625    8,216,279    1,054,643
                                ========    ========      ======       ========    =========   =======    =========   ==========

                                                        DETAIL.XLS
OCTEL COMMUNICATIONS CORPORATION
P&R INVESTMENT PORTFOLIO
AS OF MAY 31, 1996

                                                          ------------ BOOK VALUE TO MARKET VALUE ANALYSIS -------
                                                       PREVIOUS                                             ACCUM.
                                 PURCHASE    ACCUM    UNREALIZED                  CURRENT     CURRENT     UNREALIZED       NEW
        SECURITY                   COST      AMORT.   GAINS(LOSS)   BOOK VALUE   MKT VALUE   ADJUSTMENT   GAINS(LOSS)   BOOK VALUE
- ----------------------------     --------    ------   -----------   ----------   ---------   ----------   -----------   ----------
                                   AA=II     BB=V         CC        DD=AA+BB+CC      EE       FF=EE-DD      GG=CC+FF     HH=DD+FF
TAX-EXEMPT SECURITIES ACCOUN

CASH & CASH EQUIVALENTS:

TOTAL CASH & EQUIVEL.                   0         0          0              0            0            0            0             0

SHORT TERM INVESTMENTS

AMT-LA PFA SER92A-2             2,030,040   (26,639)    29,832      2,033,233    2,013,940      (19,293)      10,539     2,013,940
DE ST GO SER C BD                       0         0      4,817          4,817            0       (4,817)           0             0
ILL ST S/T REV BD               2,574,225   (51,030)    35,021      2,558,216    2,420,825      (37,391)      (2,370)    2,520,825
OH ST HWY SER T GO                      0         0      4,700          4,700    1,001,710      997,010    1,001,710     1,001,710
TX FR Worth GO BD                       0        (0)   (85,289)       (85,289)           0       85,289            0             0
WY LINCO VRDN                           0         0      9,253          9,253            0       (9,253)           0             0
AL MCINTS VRDN                  1,200,000         0          0      1,200,000    1,200,000            0            0     1,200,000
LA LOOPS VRDN                   1,500,000         0          0      1,500,000    1,500,000            0            0     1,500,000
WY SUBLD VRDN                     600,000         0          0        600,000            0     (600,000)    (600,000)            0
AL PHEN D VRND                  1,000,000         0          0      1,000,000            0   (1,000,000)  (1,000,000)            0
WY KEMR D VRDN                          0         0          0              0            0            0            0             0
TX NHED W VRDN                  1,000,000         0          0      1,000,000            0   (1,000,000)  (1,000,000)            0
IL OHAR W VRDN                  1,000,000         0          0      1,000,000            0   (1,000,000)  (1,000,000)            0
TX GULF VRDN                            0         0          0              0            0            0            0             0
IN JASP D VRDM                          0         0          0              0            0            0            0             0
MA STBANS NT                    1,015,360      (418)         0      1,014,942            0   (1,014,942)  (1,014,942)            0
OHIO CLVD WR                      700,000         0          0        700,000            0     (700,000)    (700,000)            0
NY ST GO                        1,319,656      (554)         0      1,319,102            0   (1,319,102)  (1,319,102)            0
                                        0         0          0              0            0            0            0             0
                                        0         0          0              0            0            0            0             0
                                        0         0          0              0            0            0            0             0
                               ----------   -------    -------     ----------   ----------   ----------   ----------    ----------
SHORT TERM TAX-EXEMPT TOTALS   13,939,281   (78,641)    (1,666)    13,858,974    8,236,475   (5,622,499)  (5,624,165)    8,236,475
                               ----------   -------    -------     ----------   ----------   ----------   ----------    ----------
TAX-EXEMPT TOTALS              13,939,281   (78,641)    (1,666)    13,858,974    8,236,475   (5,622,499)  (5,624,165)    8,236,475

TAXABLE INVESTMENTS ACCT 1068

CASH & CASH EQUIVALENTS:

CASH OR (STIF)


TOTAL CASH & CASH EQUIVALENTS


SHORT TERM INVESTMENTS:

U.S. TREASURY NOTE              1,744,531        (0)    (3,655)     1,740,876    1,602,145     (138,731)    (142,386)    1,602,145
U.S. TREASURY NOTE              2,659,584   (24,931)   (40,169)     2,594,484    2,476,828     (117,654)    (157,824)    2,476,830
                               ----------  --------    -------     ----------   ----------   ----------   ----------    ----------
TOTAL SHORT TERM INVEST.                0   (24,931)   (43,824)     4,335,360    4,078,973     (256,385)    (300,210)    4,078,975
                               ----------  --------    -------     ----------   ----------   ----------   ----------    ----------
TAXABLE TOTALS                          0   (24,931)   (43,824)     4,335,360    4,078,973     (256,385)    (300,210)    4,078,975
                               ---------------------------------------------------------------------------------------------------
PORTFOLIO TOTALS               13,939,281  (101,572)   (45,490)    18,194,334   12,315,448   (5,878,884)  (5,924,375)   12,315,450
                               ===================================================================================================

                                   DETAIL.XLS

OCTEL COMMUNICATIONS CORPORATION
IN HOUSE INVESTMENT PORTFOLIO
AS OF MAY 31, 1996

        FINAL

                                                                         ORIGINAL       BEG.
                           INTEREST   PURCHASE    MATURITY     TERM      DAYS TO        FACE
      SECURITY               RATE       DATE        DATE      IN MOS.    MATURITY       VALUE       PURCHASES        SALES
      --------             --------   --------    --------    -------    ---------     --------    ----------     -----------
CASH & CASH EQUIVALENTS:

MUNICIPAL ADV-90 DAY AAA   3.495%     4/8/96       7/7/96                  90         1,800,000
MUNIYIELD 7 DAY AAA        4.050%     4/24/96      5/1/96                   7         3,000,000                   (3,000,000)
MI MUNIVEST-7 DAY AAA      3.875%     4/26/96      5/3/96                   7         1,000,000                   (1,000,000)
MY MUNIYIELD-7 DAY AAA     3.850%     4/26/96      5/3/96                   7         3,000,000                   (3,000,000)
MUNI ADVANTAGE 28 DAY      3.850%     4/30/96      5/28/96                 28         3,000,000                   (3,000,000)
MUNI NY INSD FD 11         3.850%     4/26/96      5/3/96                   7                 0     3,000,000     (3,000,000)
NUVEEN PRM INCOME MUNI     4.000%     5/1/96       5/8/96                   7                 0     2,000,000     (2,000,000)
MUNI NY INSD FD 11         3.750%     5/3/96       5/10/96                  7                 0     3,000,000     (3,000,000)
NUVEEN PRM INCOME MUNI     3.660%     5/5/96       5/15/96                 10                 0     3,000,000     (3,000,000)
MUNI NY INSD FD 11         3.640%     5/10/96      5/17/96                  7                 0     3,000,000     (3,000,000)
NUVEEN PRM INCOME MUNI     3.750%     5/15/96      5/22/96                  7                 0     3,000,000     (3,000,000)
MUNI NY INSD FD 11         3.700%     5/17/96      5/25/96                  8                 0     3,000,000     (3,000,000)
NUVEEN PRM INCOME MUNI     3.635%     5/22/96      5/29/96                  7                 0     3,000,000     (3,000,000)
MUNI NY INSD FD 11         3.570%     5/25/96      5/31/96                  6                 0     3,000,000     (3,000,000)
NUVEEN PRM INCOME MUNI     3.625%     5/29/96      6/5/96                   7                 0     3,000,000
MUNI NY INSD FD 11         3.400%     5/31/96      7/7/96                  37                 0     3,000,000
TAURUS MUNI NY-28 DAY      3.670%     5/15/96      6/11/96                 27                 0     3,000,000
MUNI ADV 120 DAY           3.689%     5/28/96      8/26/96                 90                 0     3,000,000
                                                                            0                 0
                                                                            0                 0
                                                                            0                 0
                                                                            0                 0
                                                                            0                 0
                                                                            0                 0
                                                                                     ----------    ----------    -----------
TAX-EXEMPT SECURITIES:                                                               11,800,000    38,000,000    -36,000,000

                                                                                              0
                                                                                     ----------    ----------    -----------
TAXABLE TOTALS                                                                               0             0              0
                                                                                     ----------    ----------    -----------
PORTFOLIO TOTALS                                                                     11,800,000    38,000,000    (36,000,000)
                                                                                     ==========    ==========    ===========



                              END       BEG. BAL.                                 END BAL.
                             FACE        AT COST                                  AT COST        SALES        ACCAMORT
      SECURITY               VALUE    (PRIN. ONLY)   PURCHASES        SALES     (PRIN. ONLY)    PROCEEDS      SOLD SEC
      --------             --------   ------------   ---------     -----------  ------------   ----------    ---------
CASH & CASH EQUIVALENTS:

MUNICIPAL ADV-90 DAY AAA   1,800,000    1,800,000                                 1,800,000
MUNIYIELD 7 DAY AAA                0    3,000,000                  (3,000,000)            0    (3,000,000)
MI MUNIVEST-7 DAY AAA              0    1,000,000                  (1,000,000)            0    (1,000,000)
MY MUNIYIELD-7 DAY AAA             0    3,000,000                  (3,000,000)            0    (3,000,000)
MUNI ADVANTAGE 28 DAY              0    3,000,000                  (3,000,000)            0    (3,000,000)
MUNI NY INSD FD 11                 0            0     3,000,000    (3,000,000)            0    (3,000,000)
NUVEEN PRM INCOME MUNI             0            0     2,000,000    (2,000,000)            0    (2,000,000)
MUNI NY INSD FD 11                 0            0     3,000,000    (3,000,000)            0    (3,000,000)
NUVEEN PRM INCOME MUNI             0            0     3,000,000    (3,000,000)            0    (3,000,000)
MUNI NY INSD FD 11                 0            0     3,000,000    (3,000,000)            0    (3,000,000)
NUVEEN PRM INCOME MUNI             0            0     3,000,000    (3,000,000)            0    (3,000,000)
MUNI NY INSD FD 11                 0            0     3,000,000    (3,000,000)            0    (3,000,000)
NUVEEN PRM INCOME MUNI             0            0     3,000,000    (3,000,000)            0    (3,000,000)
MUNI NY INSD FD 11                 0            0     3,000,000    (3,000,000)            0    (3,000,000)
NUVEEN PRM INCOME MUNI     3,000,000            0     3,000,000                   3,000,000
MUNI NY INSD FD 11         3,000,000            0     3,000,000                   3,000,000
TAURUS MUNI NY-28 DAY      3,000,000            0     3,000,000                   3,000,000
MUNI ADV 120 DAY           3,000,000            0     3,000,000                   3,000,000
                                   0            0                                         0
                                   0            0                                         0
                                   0            0                                         0
                                   0            0                                         0
                                   0            0                                         0
                                   0            0                                         0
                          ----------   ----------    ----------   -----------    ----------   -----------    -----------
TAX-EXEMPT SECURITIES:    13,800,000   11,800,000    38,000,000   -36,000,000    13,800,000   -36,000,000

                                   0            0                           0
                          ----------   ----------    ----------   -----------    ----------   -----------    -----------
TAXABLE TOTALS                     0            0             0             0             0             0              0
                          ----------   ----------    ----------   -----------    ----------   -----------    -----------
PORTFOLIO TOTALS          13,800,000   11,800,000    38,000,000   (36,000,000)   13,800,000   (36,000,000)             0
                          ==========   ==========    ==========   ===========    ==========   ===========    ===========
                                                                                  Net Realized Gain/(Loss)             0
                                                                                                             ===========

                                                                      DETAIL.XLS
OCTEL COMMUNICATIONS CORPOR
IN HOUSE INVESTMENT PORTFOLIO
AS OF MAY 31, 1996
              FINAL

                                                                                     INTEREST
                                             PURCH COST     -------------------------------------------------------
                                ACCMRTADJ    LESS: SALES    OPENING     PURCHASED    PAYMENTS    CURRENT    ENDING       TOTAL
       SECURITY                 SOLD SEC      PROCEEDS      ACCRUED     INTEREST     RECEIVED    INCOME     ACCRUED     BALANCE
       --------                 ---------    -----------    -------     ---------    --------    -------    -------   -----------
CASH & CASH EQUIVALENTS:                                                                                                        0

MUNICIPAL ADV-90 DAY AAA                                      3,792                                5,417      9,209     1,809,209
MUNIYEILD 7 DAY AAA                                           1,997                    (2,330)       334          0             0
MI MUNIVEST-7 DAY AAA                                           424                      (743)       320          0             0
MY MUNIYIELD-7 DAY AAA                                        1,266                    (2,215)       950          0             0
MUNI ADVANTAGE 28 DAY                                           316                    (8,746)     8,430         (0)           (0)
MUNI NY INSD FD 11                                               (0)                   (2,215)     2,215         (0)           (0)
NUVEEN PRM INCOME MUNI                                           (0)                   (1,534)     1,534         (0)           (0)
MUNI NY INSD FD 11                                               (0)                   (2,158)     2,158         (0)           (0)
NUVEEN PRM INCOME MUNI                                           (0)                   (2,106)     2,106         (0)           (0)
MUNI NY INSD FD 11                                               (0)                   (2,094)     2,094         (0)           (0)
NUVEEN PRM INCOME MUNI                                           (0)                   (2,158)     2,158         (0)           (0)
MUNI NY INSD FD 11                                               (0)                   (2,432)     2,432         (0)           (0)
NUVEEN PRM INCOME MUNI                                           (0)                   (2,092)     2,092         (0)           (0)
MUNI NY INSD FD 11                                               (0)                   (1,761)     1,761         (0)           (0)
NUVEEN PRM INCOME MUNI                                           (0)                                 604        604     3,000,604
MUNI NY INSD FD 11                                               (0)                                 567        567     3,000,567
TAURUS MUNI NY-28 DAY                                            (0)                               4,893      4,893     3,004,893
MUNI ADV 120 DAY                                                 (0)                                 615        615     3,000,615
                                                                 (0)                                             (0)           (0)
                                                                 (0)                                             (0)           (0)
                                                                 (0)                                             (0)           (0)
                                                                 (0)                                             (0)           (0)
                                                                 (0)                                             (0)           (0)
                                                                 (0)                                             (0)           (0)
                                ------------------------    -------     ---------     -------     ------     ------    ----------
TAX EXEMPT SECURITIES:                                 0      7,785             0     (32,584)    40,680     15,883    13,815,883





                                                                               (0)                     0                        0
                                ------------------------    -------     ---------    --------    -------    -------    ----------
TAXABLE TOTALS                          0              0          0            (0)          0          0          0             0
                                ------------------------    -------     ---------    --------    -------    -------    ----------
PORTFOLIO TOTALS                        0              0      7,784             0     (32,584)    40,680     15,883    13,815,883
                                ========================    =======     =========    ========    =======    =======    ==========

                                                        DETAIL.XLS
OCTEL COMMUNICATIONS CORPORATION
IN HOUSE INVESTMENT PORTFOLIO
AS OF MAY 31, 1996

        FINAL                                 /----------AMORTIZATION---------/                             TOTAL
                             DISCOUNT/   DIST/(PREM)   BEG. ACCUM   NOV    TOTAL       TOTAL       BOOK     PURCH &        TOTAL
        SECURITY             (PREMIUM)  OVER CALL AMT     AMORT.   AMORT.  AMORT.    PURCHASES    INCOME   BK INCOME       SALES
        --------             ---------  -------------  ----------  ------  ------   -----------   ------  -----------   -----------
CASH & CASH EQUIVALENTS:

MUNICIPAL ADV-90 DAY AAA          0                          0        0       0               0    5,417        5,417         5,417
MUNIYIELD 7 DAY AAA               0                          0        0       0               0      334          334    (3,002,330)
MI MUNIVEST-7 DAY AAA             0                          0        0       0               0      320          320    (1,000,743)
MY MUNIYIELD-7 DAY AAA            0                          0        0       0               0      950          950    (3,002,215)
MUNI ADVANTAGE 28 DAY             0                          0        0       0               0    8,430        8,430    (3,008,746)
MUNI NY INSD FD 11                0                          0        0       0       3,000,000    2,215    3,002,215    (3,002,215)
NUVEEN PRM INCOME MUNI            0                          0        0       0       2,000,000    1,534    2,001,534    (2,001,534)
MUNI NY INSD FD 11                0                          0        0       0       3,000,000    2,158    3,002,158    (3,002,158)
NUVEEN PRM INCOME MUNI            0                          0        0       0       3,000,000    2,106    3,002,106    (3,002,106)
MUNI NY INSD FD 11                0                          0        0       0       3,000,000    2,094    3,002,094    (3,002,094)
NUVEEN PRM INCOME MUNI            0                          0        0       0       3,000,000    2,158    3,002,158    (3,002,158)
MUNI NY INSD FD 11                0                          0        0       0       3,000,000    2,432    3,002,432    (3,002,432)
NUVEEN PRM INCOME MUNI            0                          0        0       0       3,000,000    2,092    3,002,092    (3,002,092)
MUNI NY INSD FD 11                0                          0        0       0       3,000,000    1,761    3,001,761    (3,001,761)
NUVEEN PRM INCOME MUNI            0                          0        0       0       3,000,000      604    3,000,604             0
MUNI NY INSD FD 11                0                          0        0       0       3,000,000      567    3,000,567             0
TAURUS MUNI NY-28 DAY             0                          0        0       0       3,000,000    4,893    3,004,893             0
MUNI ADV 120 DAY                  0                          0        0       0       3,000,000      615    3,000,615             0
                                  0                          0        0       0               0        0            0             0
                                  0                          0        0       0               0        0            0             0
                                  0                          0        0       0               0        0            0             0
                                  0                          0        0       0               0        0            0             0
                                  0                          0        0       0               0        0            0             0
                                  0                          0        0       0               0        0            0             0
                             ---------  -------------  ----------  ------  ------   -----------   ------  -----------   -----------
TAX-EXEMPT SECURITIES:            0            0             0        0       0      38,000,000   40,680   38,040,680   (36,027,167)



                                  0                                           0               0        0            0             0
                                  0                          0        0       0               0        0            0             0
                             ---------  -------------  ----------  ------  ------   -----------   ------  -----------   -----------
TAXABLE TOTALS                    0            0             0        0       0               0        0            0             0
                             ----------------------------------------------------   -----------------------------------------------
PORTFOLIO TOTALS                  0            0             0        0       0      38,000,000   40,680   38,040,680   (36,027,167)
                             ====================================================   ===============================================

                                   DETAIL.XLS
OCTEL COMMUNICATIONS CORPOR
IN HOUSE INVESTMENT PORTFOLIO
AS OF MAY 31, 1996
              FINAL

                                                                      BOOK VALUE TO MARKET VALUE ANALYSIS
                                                        /------------------------------------------------------------/
                                                         PREVIOUS                                             ACCUM.
                                PURCHASE     ACCUM      UNREALIZED                 CURRENT      CURRENT    UNREALIZED       NEW
       SECURITY                   COST       AMORT.     GAIN/(LOSS)  BOOK VALUE   MKT VALUE    ADJUSTMENT  GAIN/(LOSS)   BOOK VALUE
       --------                 --------     ------     ----------   ----------   ---------    ----------  -----------   ----------
                                                                    DD=AA+BB+CC
CASH & CASH EQUIVALENTS:

MUNICIPAL ADV-90 DAY AAA               0          0              0            0           0             0            0            0
MUNIYEILD 7 DAY AAA                    0          0              0            0           0             0            0            0
MI MUNIVEST-7 DAY AAA                  0          0              0            0           0             0            0            0
MY MUNIYEILD-7 DAY AAA                 0          0              0            0           0             0            0            0
MUNI ADVANTAGE 28 DAY                  0          0              0            0           0             0            0            0
MUNI NY INSD FD 11                     0          0              0            0           0             0            0            0
NUVEEN PRM INCOME MUNI                 0          0              0            0           0             0            0            0
MUNI NY INSD FD 11                     0          0              0            0           0             0            0            0
NUVEEN PRM INCOME MUNI                 0          0              0            0           0             0            0            0
MUNI NY INSD FD 11                     0          0              0            0           0             0            0            0
NUVEEN PRM INCOME MUNI                 0          0              0            0           0             0            0            0
MUNI NY INSD FD 11                     0          0              0            0           0             0            0            0
NUVEEN PRM INCOME MUNI                 0          0              0            0           0             0            0            0
MUNI NY INSD FD 11                     0          0              0            0           0             0            0            0
NUVEEN PRM INCOME MUNI                 0          0              0            0           0             0            0            0
MUNI NY INSD FD 11                     0          0              0            0           0             0            0            0
TAURUS MUNI NY-28 DAY                  0          0              0            0           0             0            0            0
MUNI ADV 120 DAY                       0          0              0            0           0             0            0            0
                                       0          0              0            0           0             0            0            0
                                       0          0              0            0           0             0            0            0
                                       0          0              0            0           0             0            0            0
                                       0          0              0            0           0             0            0            0
                                       0          0              0            0           0             0            0            0
                                       0          0              0            0           0             0            0            0

TAX EXEMPT SECURITIES





                                       0          0                           0     516,735       516,735      516,735      516,735

                                       0          0              0            0           0             0            0            0
                                --------     ------     ----------   ----------   ---------    ----------  -----------   ----------
TAXABLE TOTALS                         0          0              0            0     516,735       516,735      516,735      516,735
                                --------     ------     ----------   ----------   ---------    ----------  -----------   ----------
PORTFOLIO TOTALS                       0          0              0            0           0             0            0            0
                                ========     ======     ==========   ==========   =========    ==========  ===========   ==========

                                                                   Exhibit 10.15
                                                                     (continued)

                                   EXHIBIT A

                        OCTEL COMMUNICATIONS CORPORATION

                                PROMISSORY NOTE


U.S.$30,000,000.00                                          Milpitas, California
                                                                   June 30, 1996


         OCTEL COMMUNICATIONS CORPORATION, a Delaware corporation ("Borrower"), for value received, hereby unconditionally promises to pay to the order of THE FIRST NATIONAL BANK OF BOSTON ("FNBB"), a national banking association as agent on behalf of the Banks ("Agent"), in lawful money of the United States of America, the principal amount of Thirty Million Dollars ($30,000,000.00) payable on the dates and in the manner set forth below.

         This Note is the promissory note (the "Note") referred to in that certain Credit Agreement dated as of June 30, 1996 (as the same may from time to time be amended, modified, supplemented or restated, the "Credit Agreement"), by and among (i) Borrower; (ii) FNBB and each other lender whose name is set forth on the signature pages of the Credit Agreement or which may hereafter execute and deliver an instrument of assignment with respect to the Credit Agreement (collectively, the "Banks"); and (iii) Agent. All terms defined in the Credit Agreement shall have the same definitions when used herein, unless otherwise defined herein.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the head office of Agent for the account of the Banks.

         1. PRINCIPAL PAYMENTS. The aggregate outstanding principal amount of all Loans made pursuant to the Credit Agreement shall be due and payable in full on the Final Payment Date.

         2. INTEREST RATE. Borrower promises to pay interest on the sum of the daily unpaid principal balance of all Loans outstanding on each day in lawful money of the United States of America, from the date of this Note until all such principal amounts shall have been indefeasibly repaid in full, which interest shall be payable at the rates per annum and on the dates specified in the Credit Agreement.

         3. APPLICATION OF PAYMENTS; ACCELERATION. Payments on this Note shall be applied in the manner set forth in the Credit Agreement. Without limiting the generality of Section 1 of this Note, provisions in the Credit Agreement for acceleration of the maturity of the principal amount hereof upon the happening of certain stated events and also for prepayments of all or portions of the principal balance thereof prior to the Final Payment Date, on the terms and conditions therein stated, shall supersede provisions to the contrary herein.





                                       1.

         All Loans evidenced by this Note made by the Banks to Borrower pursuant to the Credit Agreement shall be recorded by Agent on its books and records. The failure of Agent to record any Loan or any prepayment or repayment made on account of the principal balance hereof shall not limit or otherwise affect the obligation of Borrower under this Note and under the Credit Agreement to principal, interest and other amounts due and payable thereunder.

         Any principal repayment or interest payment on the Loans not paid when due shall bear interest and be subject to additional charges as follows:

                 (A) Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Note shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to (i) if such due date occurs prior to the end of an Interest Period, 2% above the interest rate applicable to such Loan for such Interest Period until the expiration of such Interest Period, and thereafter, 2% above the Base Rate; and
(ii) in all other cases, 2% above the rate then applicable to Base Rate Loans.

                 (B) If a payment of principal or interest hereunder is not made within 30 days of its due date, Borrower will also pay on demand a late payment charge equal to 5 % of the amount of such payment.

         4. DEFAULT. Borrower's failure to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within three (3) business days thereafter shall constitute a default under this Note. Upon the occurrence of a default hereunder or an Event of Default under the Credit Agreement, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Banks, be immediately due and payable to the Banks, pursuant to the Credit Agreement and applicable law.

         5. WAIVER. Borrower hereby waives diligence, presentment, protest, demand and notice of dishonor, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demands hereunder.

         Borrower promises to pay all reasonable costs and expenses, incurred in the collection and enforcement of this Note, including, without limitation, reasonable attorneys' fees, costs and other expenses, including without limitation, the allocated cost of internal counsel.

         6. GOVERNING LAW. This Note shall be deemed a contract made under seal and shall be governed by, and construed and enforced in accordance with, the laws of the State of California, (without giving effect to any conflicts of laws provisions contained therein).

         7. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.





                                       2.

         IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

                                       OCTEL COMMUNICATIONS CORPORATION,
                                       a Delaware corporation



                                       By:
                                          --------------------------------

                                       -----------------------------------
                                       Printed Name:


                                       -----------------------------------






                                       3.

                                   EXHIBIT B

                       NOTICE OF BORROWING OR CONVERSION

                                                           _______________, 199_


The First National Bank of Boston, as Agent
100 Federal Street
Boston, Massachusetts 02110

Attention:_________________

RE: CREDIT AGREEMENT DATED AS OF JUNE 30, 196 MAY FROM TIME TO TIME BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED, THE "CREDIT AGREEMENT"), BY AND AMONG (I) OCTEL COMMUNICATIONS CORPORATION ("BORROWER"); (II) THE FIRST NATIONAL BANK OF BOSTON ("FNBB") AND EACH OTHER LENDER WHOSE NAME IS SET FORTH ON THE SIGNATURE PAGES OF THE CREDIT AGREEMENT OR WHICH MAY HEREAFTER EXECUTE AND DELIVER AN INSTRUMENT OF ASSIGNMENT WITH RESPECT TO THE CREDIT AGREEMENT (COLLECTIVELY, THE "BANKS"); AND
         (III) FNBB AS AGENT ("AGENT")

Ladies and Gentlemen:

Reference is made to the Credit Agreement. The capitalized terms used in this Borrowing Notice which are defined in the Credit Agreement have the same meaning herein as given to them therein.

Borrower and the undersigned authorized officer of Borrower hereby certify that:

         1.      All representations and warranties of Borrower stated in
Section IV of the Credit Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to another date shall be deemed to be made as of such date;

         2. As of the date hereof, no Default or Event of Default has occurred and is continuing; and

         3. The information set forth on Schedule 1 hereto, which Schedule is incorporated herein by this reference, is true and correct.





                                       1.

         IN WITNESS WHEREOF, this Notice of Borrowing or Conversion is executed by the undersigned this ____ day of ____________, 199_.




                                       OCTEL COMMUNICATIONS CORPORATION,
                                       a Delaware corporation



                                       By:
                                          --------------------------------

                                       Printed Name:
                                                    ----------------------

                                       Title:
                                             -----------------------------



ACCEPTED AND APPROVED:

THE FIRST NATIONAL BANK OF BOSTON,
as Agent



By:
   -------------------------------
Printed Name:
             ---------------------
Title:
      ----------------------------
Date:
     -----------------------------





                                       2.

                                   SCHEDULE 1
                                       TO
                       NOTICE OF BORROWING OR CONVERSION

                            DATED ____________, 199_


 LOANS

 1.       Current principal amount of Loans outstanding under the Credit                          $__________
          Agreement.

 2.       Current principal amount undrawn under outstanding Letters of Credit                    $__________
          under the Credit Agreement.

 3.       Amount available for borrowing: ($30,000,000 minus Line 1 minus Line 2)                 $__________

          (A)     Principal amount of Loan requested for this advance (must                       $__________
                  not be greater than Line 3).

          (B)     Requested Funding Date.                            __________

          (C)     Requested Rate (LIBOR Loan[ ] or Base Rate Loan[ ])__________

          (D)     If LIBOR Loan, Interest Period
                  requested                                          __________

          (E)     Principal amount of Loans outstanding plus principal amount                     $__________
                  undrawn under Letters of Credit outstanding after giving
                  effect to this advance





                                       1.

                                   EXHIBIT C

                        OCTEL COMMUNICATIONS CORPORATION

                       REPORT OF CHIEF FINANCIAL OFFICER


         OCTEL COMMUNICATIONS CORPORATION (the "Company") hereby certifies that:


         This Report of Chief Financial Officer (the "Report") is furnished pursuant to Section 5.1(c) of the Credit Agreement (the "Credit Agreement") dated as of June 30, 1996 by and between the Company and The First National Bank of Boston ("FNBB"), and the other Banks party thereto (collectively, "Banks") and FNBB as agent for Banks (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Credit Agreement.

         As required by Section 5.1(a) and (b) of the Credit Agreement, consolidated and consolidating financial statements of the Company and its Subsidiaries for the [year/quarter] ended _________, 19__ (the "Financial Statements") prepared in accordance with generally accepted accounting principles consistently applied accompany this Report. The Financial Statements present fairly the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated and consolidating results of operations of the Company and its Subsidiaries for the period covered thereby (subject only to normal recurring year-end adjustments in the case of quarterly statements).

         The figures set forth in Schedule A hereto for determining compliance by the Company with the financial covenants contained in the Credit Agreement are true and complete as of the date hereof.

         The activities of the Company and its Subsidiaries during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the Chief Financial Officer, and as of the date of this Report, no Default has occurred.*

         WITNESS my hand this ______ day of ________________, 19__.



                                       OCTEL COMMUNICATIONS CORPORATION


                                       By:
                                             -----------------------------
                                       Title:
                                                 -------------------------

- -----------------
* If a Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Company has taken, is taking, or proposes to take with respect thereto.





                                       1.

                                                                 Exhibit 10.15
                                                                   (continued)

                                                                    SCHEDULE A
                                                                         TO
                                                                     EXHIBIT C

                              FINANCIAL COVENANTS

QUICK RATIO (SECTION 5.7(A))

REQUIRED:                                                                                                              1.00:1.00
                                                                                                               -----------------
ACTUAL:
      (I)        Sum of cash, short term Qualified Investment and accounts receivable                          $
                                                                                                                ----------------

     (II)        Consolidated Current Liabilities                                                              $
                                                                                                                ----------------

    (III)        To the extent not included in Line (ii),
                 the principal amount of Loans and the principal
                 amount undrawn under Letters of Credit outstanding                                            $
                                                                                                                ----------------

     (IV)        Line (ii) plus Line (iii)                                                                     $
                                                                                                                ----------------

      (V)        Quick Ratio:  Line (i) divided by Line (iv)                                                              :1.00
                                                                                                               -----------------


PROFITABILITY (SECTION 5.7(B))

      (I)        REQUIRED:        No operating or net loss in any quarters exceeding 10% of Consolidated Tangible Net Worth

     (II)        REQUIRED:        No operating or net loss in any two quarter period > 10% of Consolidated Tangible Net Worth.

    (III)        REQUIRED:        No operating or net loss in each of three consecutive quarters

     (IV)        REQUIRED:        No operating or net loss in any four quarter period.

         ACTUAL:

                 Consolidated net income at       [date of quarter ending three                                $
                                            -----  quarters previous]                                          ----------------

                 Consolidated net income at       [date of quarter ending two                                  $
                                            -----  quarters previous]                                          ----------------



                                       1.

                 Consolidated net income at______                                                              $_______________
                 [date of prior quarter end]

                 Consolidated net income at______                                                              $_______________
                 [date of most recent quarter end]

                 Consolidated operating income at______                                                        $_______________
                 [date of quarter ending three quarters previous]

                 Consolidated operating income at______                                                        $_______________
                 [date of quarter ending two quarters previous]

                 Consolidated operating income at______                                                        $_______________
                 [date of prior quarter end]

                 Consolidated operating income at______                                                        $_______________
                 [date of most recent quarter end]


LEVERAGE RATIO (SECTION 5.7(C))

REQUIRED:                                                                                               Not to exceed 0.75:1.00
                                                                                                        -----------------------

ACTUAL:
      (I)        CONSOLIDATED TOTAL LIABILITIES                                                                $
                 (including the undrawn amount of all outstanding                                               ---------------
                 Letters of Credit)

     (II)        CONSOLIDATED TANGIBLE NET WORTH                                                               $
                                                                                                                ---------------

    (III)        LEVERAGE RATIO:  Line (i) divided by Line (ii)                                                           :1.00
                                                                                                               ----------------


CONSOLIDATED TANGIBLE NET WORTH (SECTION 5.7(D))

REQUIRED:
     (I)         BEGINNING BALANCE                          $291,000,000

     (II)        PLUS:  75% of consolidated
                 quarterly net income (after
                 taxes) for each fiscal quarter
                 after March 31, 1996 in which net
                 income shall be positive                   $
                                                             -----------





                                       2.

   (III)         PLUS:  100% of net cash proceeds
                 from sale of equity securities
                 after March 31, 1996                       $
                                                             ----------------

     (IV)        MINUS:  100% of the cost of
                 repurchases by Borrower of its
                 capital stock after March 31, 1996
                 in an aggregate amount of up to
                 $25,000,000                                $
                                                             ----------------

     (V)         MINUS:  Expenses attributable to
                 non-cash charges taken in
                 connection with permitted Acquisition
                 ($25,000,000 maximum)                      $
                                                             ----------------

     (VI)        REQUIRED AMOUNT:                                                             $
                                                                                               ---------------

ACTUAL:
      (I)        CONSOLIDATED TOTAL ASSETS OF COMPANY                                         $
                                                                                               --------------

     (II)        LESS:  excluded items*                                                       $(              )
                                                                                                -------------

    (III)        LESS:  Consolidated Total Liabilities                                        $(              )
                                                                                                --------------

     (IV)        CONSOLIDATED TANGIBLE NET WORTH:                                             $
                                                                                               ---------------





__________________________________

* Excluded items are: (a) goodwill, (b) book value, net of any reserves, of intangible assets, including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses, except prepaid expenses, (c) reserves not already deducted from assets, (d) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the financial statement and (e) value of minority interests in Subsidiaries.


                                       3.

LIMITATION ON ACQUISITIONS AND JOINT VENTURES (SECTION 6.6(B))

REQUIRED:        Aggregate consideration paid in connection with Acquisitions and Joint Ventures after June 30, 1996 does not cause the total consideration paid or exchanged for such transactions to exceed thirty-five (35%) of Consolidated Tangible Net Worth as of the end of the fiscal quarter ending immediately prior to the closing of such Acquisition or Joint Venture, giving full effect on such closing date to all consideration to be paid or exchanged after the closing date of all such transactions

ACTUAL:
      (I)        AGGREGATE CONSIDERATION PAID IN CONNECTION WITH
                 ACQUISITIONS AND JOINT VENTURES
                 AFTER JUNE 30, 1996                                                          $
                                                                                               ---------------

     (II)        35% OF CONSOLIDATED TANGIBLE NET WORTH                                       $
                                                                                               ---------------

    (III)        AGGREGATE CONSIDERATION AVAILABLE FOR
                 ACQUISITIONS AND JOINT VENTURES:
                 LINE (II) LESS LINE (I)                                                      $
                                                                                               ---------------

         Note: When Line (i) exceeds 10% of Consolidated Tangible Net Worth, Borrower's prior notice and demonstration of compliance is required under Section 6.6(c).





         WITNESS my hand this ________________ day of ________________, 19__.


                                       OCTEL COMMUNICATIONS CORPORATION


                                       By:
                                          --------------------------------

                                       Title:
                                             -----------------------------






                                       4.

                                                                Exhibit 10.5
                                                                (continued)

                                   EXHIBIT D

                                 June __, 1996

The First National Bank of Boston,
  as Agent
100 Federal Street
Boston, Massachusetts 02110

                and

The Banks Listed on Annex A hereto

        Re: Credit Agreement, dated as of June 30, 1996, among Octel Communications Corporation, the Banks named therein, and The First National Bank of Boston, as Agent for the Banks

Ladies and Gentlemen:

        We have acted as special counsel to Octel Communications Corporation, a Delaware corporation (the "Company"), in connection with the execution and delivery of that certain Credit Agreement, dated as of June 30, 1996 (the "Credit Agreement"), among the Company, the Banks named therein and The First National Bank of Boston, as Agent for the Banks. Capitalized terms used herein which are not defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein. This opinion is being furnished to you pursuant to Section 3.1(g) of the Credit Agreement.

        In rendering the opinions expressed below, we have examined executed originals or copies of the following documents:

        (a)     the Credit Agreement;

        (b) a letter agreement, dated as of the date hereof, by and between the Company and the Agent with respect to certain fees payable in connection with the Credit Agreement (the "Fee Letter");

        (c) the Note of the Company, dated as of June 30, 1996, executed in favor of The First National Bank of Boston, as Agent (the "Note");

The First National Bank of Boston
  as Agent, and the Banks Listed on Annex A
June __, 1996
Page 2

        (d) a certificate of the Secretary of the Company, dated as of the date hereof, executed and delivered to you pursuant to Section 3.1(b) of the Credit Agreement, as to, among other things; (i) the incumbency and signature of certain officers of the Company;
                (ii) the Certificate of Incorporation of the Company; (iii) the bylaws of the Company; and (iv) the adoption of certain resolutions by the directors of the Company;

        (e) records of the proceedings of the Board of Directors of the Company during or by which resolutions were adopted relating to matters covered by this opinion;

        (f) a copy of the Certificate of Incorporation of the Company, certified as of June __, 1996 by the Secretary of State of the State of Delaware;

        (g) (i) a certificate of the Secretary of State of the State of Delaware, dated June __, 1996, with respect to the corporate and tax good standing of the Company as a corporation incorporated under the laws of the State of Delaware; (ii) a certificate of the Secretary of State of the State of California, dated June __, 1996, with respect to the standing of the Company as a foreign corporation qualified to do business in the State of California; (iii) and a certificate of the Franchise Tax Board of the State of California, dated as of June __, 1996, as to the tax status of the Company in the State of California;

        (h) the records of actions by the Company's board of directors, committees thereof and shareholders since June 30, 1994, as set forth in the minute books of the Company;

        (i) certificates of certain officers of the Company as to certain factual matters (copies of which have been delivered to the Banks);

        (j) the other documents delivered by the Company to the Banks on the date hereof in connection with the closing of the transactions covered hereby; and

        (k) each of the documents and agreements listed on Annex B hereto (the "Reviewed Agreements") which the Company has certified to us constitute all the documents listed as exhibits to the Company's most recent Annual Report on Form 10-K or Quarterly Reports on Form 10-Q pursuant to the requirements of clause (10) of Item 601(b) of Regulation S-K (other than those which have expired, terminated or are otherwise no longer in effect) and all of the documents which would be required to be listed as exhibits pursuant to the requirements of clause (10) of Item 601(b) of Regulation S-K as exhibits to an

The First National Bank of Boston,
 as Agent, and the Banks Listed on Annex A
June ___, 1996
Page 3

                Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Company if such report were filed as of the date hereof (other than those which have expired, terminated or are otherwise no longer in effect).

        With respect to any documents submitted for our review we have assumed that all signatures are genuine, all documents submitted as originals are authentic, all documents submitted as copies conform to the original documents and that all documents, books and records made available to us by the Company are accurate and complete. The Credit Agreement, the Fee Letter and the Note are sometimes referred to herein as the "Transaction Documents."

        We have also relied upon and obtained from public officials and officers and representatives of the Company such other certificates and assurances as we consider necessary for the purposes of rendering this opinion. With respect to certain matters of fact we have relied upon, with your permission, the representations and warranties of the Company set forth in the Credit Agreement (but only to the extent they relate to factual matters), the Certificate of the Secretary of the Company referenced in paragraph (d) above and the certificates of certain officers of the Company referred to in paragraph (i) above.

        As used in this opinion, the expression "to our knowledge" or "known to us" with reference to matters of fact means that during the course of our representation of the Company in connection with the Transaction Documents no information has come to the attention of the attorneys of our firm involved in this engagement or any of the other attorneys of our firm listed on Annex C hereto (which includes the primary attorneys currently performing services on behalf of the Company) which would give them actual knowledge of the existence or absence of such facts; however, except to the extent expressly set forth herein, we have made no independent investigation to determine the existence or absence of such facts, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of the existence or absence of any facts underlying any opinion given "to our knowledge" should be drawn from the fact of our representation of the Company.

        On the basis of the foregoing and in reliance thereon, and based upon examination of questions of law as we have deemed appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth therein, we advise you that in our opinion:

        1. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own or hold under lease its properties. The Company is a corporation duly qualified to do business and in good standing as a foreign corporation in the State of California.

The First National Bank of Boston,
 as Agent, and the Banks Listed on Annex A
June ___, 1996
Page 4

        2. The Company has the requisite corporate power and authority to enter into the Transaction Documents and to carry on its business as now conducted and to carry out the transactions contemplated thereby.

        3. The execution and delivery by the Company, and the performance by the Company of its obligations under each of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action by the Company.

        4. Each of the Transaction Documents to which Company is a party has been duly executed and delivered and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        5. The execution and delivery of each of the Transaction Documents, the borrowings of Loans in accordance with the Credit Agreement, repayment of any such Loans by the Company and the undertaking of the covenants set forth in the Credit Agreement do not (a) violate or conflict with any provision of the Certificate of Incorporation or the Bylaws of the Company, (b) violate any provision of any law, rule or regulation, or (c) result in a breach of, constitute an event of default under, constitute an event which, with the passage of time, giving of notice or both would constitute an event of default under, or permit the acceleration of any obligation owed under any Reviewed Agreement.

        6. No governmental consents, approvals, authorizations, registrations, declarations or filings are required to be made or obtained by the Company (on its behalf) for the due authorization, execution and delivery by the Company of the Transaction Documents, the borrowing of Loans in accordance with the Credit Agreement or the repayment of any such Loans by the Company.

        7. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        8. Except as set forth on the Disclosure Letter to the Credit Agreement, to our knowledge, there is no litigation, proceeding or investigation pending or overtly threatened in writing against Company or any Subsidiary which we believe is reasonably likely to have a material

The First National Bank of Boston,
 as Agent, and the Banks Listed on Annex A
June ___, 1996
Page 5

                adverse effect on the business of the Company and its Subsidiaries, taken as a whole.

        The opinions set forth above are subject to the following exceptions, qualifications and limitations:

        A. We express no opinion as to any matter relating to laws of any jurisdiction other than the laws of the State of California, the General Corporation Law of the state of Delaware and the federal laws of the United States, as such are in effect on the date hereof. As you know, we are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the General Corporation Law of the State of Delaware are based solely on our review of the official statutes of Delaware.

        B. We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, whether considered in a proceeding in equity or at law.

        C. We express no opinion (i) regarding the rights or remedies available to any party for violations or breaches of any provisions which are immaterial or for violations or breaches of any provisions the enforcement of which a court determines would be unreasonable under the then existing circumstances, (ii) regarding the rights or remedies available to any party insofar as such party may take discretionary action which is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Transaction Documents, (iii) as to the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law, (iv) regarding the enforceability of any provision deemed to be "unconscionable" within the meaning of Section 1670.5 of the California Civil Code, or (v) regarding the enforceability of any provision authorizing the exercise of any remedy without reasonable notice and opportunity to cure.

        D. We express no opinion as to the legality, validity, binding nature or enforceability of (i) any provisions in the Transaction Documents providing for the payment or reimbursement of costs or expenses or indemnifying a party, to the extent such provisions may be held unenforceable as contrary to public

The First National Bank of Boston,
as Agent and the Banks Listed on Annex A
June ___ , 1996
Page 6


                policy, (ii) any provision of any Transaction Documents insofar as it provides for the payment or reimbursement of costs and expenses or indemnification for claims, losses or liabilities in excess of a reasonable amount determined by any court or other tribunal, (iii) any provisions regarding the Banks' ability to collect attorneys' fees and costs in an action involving the Transaction Documents, if the Banks are not the prevailing party in such action (we call your attention to the effect of Section 1717 of the California Civil Code, which provides that, where a contract permits one party thereto to recover attorneys' fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorneys' fees), (iv) any provisions of any Transaction Documents imposing penalties or forfeitures, late payment charges or any increase in interest rate, upon delinquency in payment or the occurrence of a default to the extent they constitute a penalty or forfeiture or are otherwise contrary to public policy, (v) any right of set-off, or (vi) any provision of the Transaction Documents to the effect that a statement, certificate, determination or record shall be deemed conclusive absent manifest error (or similar effect), including, without limitation, that any such statement, certificate, determination or record shall be prima facie evidence of a fact, or any provision of the Transaction Documents, insofar as it provides that notice is not actually received may be binding on any party.

        E. We express no opinion with respect to the legality, validity, binding nature or enforceability of (i) any vague or broadly stated waiver, including without limitation, the waivers of diligence, presentment, demand, protest or notice (ii) any waivers or consents (whether or not characterized as a waiver or consent in the Transaction Documents) relating to the rights of the Company or duties owing to them existing as a matter of law, including, without limitation, waivers of the benefits of statutory or constitutional provisions, to the extent such waivers or consents are found by courts to be against public policy or which are ineffective pursuant to California statutes and judicial decisions, or (iii) any waivers of any statute of limitations to the extent such waivers are in excess of four years beyond the statutory period.

        F. We express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Transaction Documents to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy or remedies does not preclude recourse to one or more other remedies or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June   , 1996
Page 7

        G. We express no opinion as to any provision of the Transaction Documents requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

        H. We have assumed that there are not agreements or understandings between or among the Company, a Bank, the agent or third parties which would expand, modify or otherwise affect the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder and that the Transaction Documents correctly and completely set forth the intent of all parties thereto.

        I. We have assumed that all parties to the Transaction Documents (other than the Company) have filed all required franchise tax returns, if any, and paid all required taxes, if any, under the California Revenue & Taxation Code.

        J. We have assumed that the Credit Agreement has been duly authorized, executed and delivered by the Agent and each of the Banks and that the Agent and each of the Banks have full power, authority and legal right to enter into and perform the terms and conditions of the Credit Agreement on their parts to be performed and that the Credit Agreement constitutes legal, valid and binding obligations of the Agent and each of the Banks, enforceable against them in accordance with its terms.

        K. We express no opinion as to the applicability or effect of compliance or non-compliance by the Banks with any state, federal or other laws applicable to the Banks or to the transactions contemplated by the Transaction Documents because of the nature of their business, including their legal or regulatory status.

        L. We have assumed that each Bank is either (i) a "Bank" as defined in and operating under that certain act known as the "Bank Act" approved March 1, 1909, as amended, (ii) a bank created and operating under and pursuant to the laws of the State of California or of the United States or (iii) a foreign bank complying with the criteria set forth in Section 17816 of the California Financial Code, ass amended, and that the Banks are therefore exempt from the restrictions of Section 1 of Article XV of the California Constitution and related statutes relating to rates of interest upon the loan of money.

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June   , 1996
Page 8

        M. We express no opinion regarding compliance or non-compliance (or the effect thereof) with applicable anti-fraud provisions of federal or state securities laws, or with respect to the "Blue Sky" laws of any state other than the State of California.

        N. Our opinions set forth in paragraph 1 as to valid existence, due qualification and good standing are based solely on the certificates referenced in paragraph (g) above (copies of which have bene furnished to you).

        O. This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We express no opinion as to the effect on the Banks' rights under the Transaction Documents of any statute, rule, regulation or other law which is enacted or becomes effective after, or of any court decision which changes the law relevant to such rights which is rendered after, the date of this opinion or the conduct of the parties following the closing of the contemplated transaction. In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision or otherwise.

        P. Our opinions in clause (b) of paragraph 5 above are intended to express our opinion that the execution, delivery and performance by the Company of the Transaction Documents are neither prohibited by, nor do they subject the Company to a fine, penalty or similar sanction that would be materially adverse to the Company under any law, rule or regulation of the State of California or federal law that a lawyer practicing in the State of California exercising customary professional diligence would reasonably recognize to be applicable to the Company and the transactions contemplated by the Transaction Documents; accordingly, our opinions set forth above are limited to the foregoing.

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June   , 1996
Page 9

        This opinion is made with the knowledge and understanding that you (but no other person) may rely thereon in entering into the Credit Agreement and is solely for your benefit, and this opinion may not be quoted to or relied upon by any person other than you, except that (i) this opinion may be disclosed to bank regulatory and other governmental authorities having jurisdiction over you requesting (or requiring) such disclosure and (ii) this opinion may be disclosed to and relied upon by Assignees if the assignments relating thereto are permitted under and made in accordance with the Credit Agreement; provided that in no event does this opinion extend to any issue or matter related to any such assignment or arising from or out of any such assignment (as distinct from the subject transaction).

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                    ANNEX A

The First National Bank of Boston
Bank of America National Trust and Savings Association

                                    ANNEX B

                              REVIEWED AGREEMENTS
                              -------------------

1. Equity Option Contract, dated October 21, 1992, between Goldman Sachs & Co. and the Company.

2. Master Agreement for Equity and Index Options, dated July 28, 1994, between Swiss Bank Corporation and the Company.

3. Lease dated September 17, 1985 for facilities located at 890 Tasman Drive (1390 McCarthy Blvd.), Milpitas, California, as amended by Amendment No. 1, dated February 13, 1986; Amendment No. 2, dated August 20, 1986; and Amendment No. 3, dated December 22, 1986.

4. Sublease dated November 24, 1987 for facilities located at 850 Tasman Drive, Milpitas, California.

5. Lease dated January 12, 1989 for facilities located at 1401 McCarthy Blvd., Milpitas, California.

6. Lease dated January 12, 1989 for facilities located at 700 Tasman Drive, Milpitas, California.

7. Lease dated January 12, 1989 for facilities located at 540 Alder Drive, Milpitas, California.

8. Sublease dated June 28, 1989 for facilities located at 800 Tasman Drive, Milpitas, California.

9. Interface License Agreement (IMS-Link Interface) dated December 2, 1983 between Northern Telecom Inc. and the Company.

10. Interface License Agreement (Digital Set Interface) dated March 16, 1990 between Northern Telecom Inc. and the Company.

11. License Agreement dated February 1, 1989 between Mitel Corporation and the Company.

12.     License Agreement dated August 1, 1990 between ROLM Systems and the
        Company.

13. Form of Indemnification Agreement as entered into by the Company with its directors and officers.

14. Amended and Restated Registration Rights Agreement dated March 12, 1987 between the Company and the holders of Series A, Series B, Series C and Series D Preferred Stock, as amended by the form of Amendment of Registration Rights Agreement with respect to Initial Public Offering.

15. Common Stock Purchase Agreement between the Company and Hewlett-Packard Company dated as of August 1, 1988 (including a Registration Rights Agreement between the parties attached thereto as Exhibit A).

16. Amendment to Common Stock Purchase Agreement dated as of October 1, 1990 between the Company and Hewlett-Packard Company.

17. Common Shares Rights Agreement dated as of July 25, 1990 between the Company and Bank of America NT & SA.

18. Employment agreement between the Company and Robert Cohn effective October 6, 1990.

19. Employment agreement between the Company and Douglas Chance dated October 13, 1990.

20. Memorandum regarding the promissory note for loan to Douglas Chance dated November 9, 1990.

21. Lease of Land Agreement dated July 6, 1995 between Sumitomo Bank Leasing and Finance, Inc. and the Company.

                                    ANNEX C


                                 Mark E. Bonham
                              Christopher F. Boyd
                               Robert P. Feldman
                                Barry E. Taylor
                                Craig D. Norris
                                  Warren Chao
                              Bradford C. O'Brien
                               Susan P. Reinstra
                                 Ron E. Shulman
                               Timothy J. Sparks

                        OCTEL COMMUNICATIONS CORPORATION

                                PROMISSORY NOTE


U.S.$30,000,000.00                                        Milpitas, California
                                                                 June 30, 1996


         OCTEL COMMUNICATIONS CORPORATION, a Delaware corporation ("Borrower"), for value received, hereby unconditionally promises to pay to the order of THE FIRST NATIONAL BANK OF BOSTON ("FNBB"), a national banking association as agent on behalf of the Banks ("Agent"), in lawful money of the United States of America, the principal amount of Thirty Million Dollars ($30,000,000.00) payable on the dates and in the manner set forth below.

         This Note is the promissory note (the "Note") referred to in that certain Credit Agreement dated as of June 30, 1996 (as the same may from time to time be amended, modified, supplemented or restated, the "Credit Agreement"), by and among (i) Borrower; (ii) FNBB and each other lender whose name is set forth on the signature pages of the Credit Agreement or which may hereafter execute and deliver an instrument of assignment with respect to the Credit Agreement (collectively, the "Banks"); and (iii) Agent. All terms defined in the Credit Agreement shall have the same definitions when used herein, unless otherwise defined herein.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the head office of Agent for the account of the Banks.

         1. PRINCIPAL PAYMENTS. The aggregate outstanding principal amount of all Loans made pursuant to the Credit Agreement shall be due and payable in full on the Final Payment Date.

         2. INTEREST RATE. Borrower promises to pay interest on the sum of the daily unpaid principal balance of all Loans outstanding on each day in lawful money of the United States of America, from the date of this Note until all such principal amounts shall have been indefeasibly repaid in full, which interest shall be payable at the rates per annum and on the dates specified in the Credit Agreement.

         3. APPLICATION OF PAYMENTS; ACCELERATION. Payments on this Note shall be applied in the manner set forth in the Credit Agreement. Without limiting the generality of Section 1 of this Note, provisions in the Credit Agreement for acceleration of the maturity of the principal amount hereof upon the happening of certain stated events and also for prepayments of all or portions of the principal balance thereof prior to the Final Payment Date, on the terms and conditions therein stated, shall supersede provisions to the contrary herein.



                                       1.

         All Loans evidenced by this Note made by the Banks to Borrower pursuant to the Credit Agreement shall be recorded by Agent on its books and records. The failure of Agent to record any Loan or any prepayment or repayment made on account of the principal balance hereof shall not limit or otherwise affect the obligation of Borrower under this Note and under the Credit Agreement to principal, interest and other amounts due and payable thereunder.

         Any principal repayment or interest payment on the Loans not paid when due shall bear interest and be subject to additional charges as follows:

                 (A) Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Note shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to (i) if such due date occurs prior to the end of an Interest Period, 2% above the interest rate applicable to such Loan for such Interest Period until the expiration of such Interest Period, and thereafter, 2% above the Base Rate; and (ii) in all other cases, 2% above the rate then applicable to Base Rate Loans.

                 (B) If a payment of principal or interest hereunder is not made within 30 days of its due date, Borrower will also pay on demand a late payment charge equal to 5% of the amount of such payment.

         4. DEFAULT. Borrower's failure to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within three (3) business days thereafter shall constitute a default under this Note. Upon the occurrence of a default hereunder or an Event of Default under the Credit Agreement, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Banks, be immediately due and payable to the Banks, pursuant to the Credit Agreement and applicable law.

         5. WAIVER. Borrower hereby waives diligence, presentment, protest, demand and notice of dishonor, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demands hereunder.

         Borrower promises to pay all reasonable costs and expenses, incurred in the collection and enforcement of this Note, including, without limitation, reasonable attorneys' fees, costs and other expenses, including without limitation, the allocated cost of internal counsel.

         6. GOVERNING LAW. This Note shall be deemed a contract made under seal and shall be governed by, and construed and enforced in accordance with, the laws of the State of California, (without giving effect to any conflicts of laws provisions contained therein).

         7. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.


                                       2.

         IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

                                       OCTEL COMMUNICATIONS CORPORATION,
                                       a Delaware corporation


                                       By: James F. Engle
                                           --------------------------------
                                           James F. Engle
                                           V.P. Treasurer

                                           --------------------------------
                                           Printed Name



                                           --------------------------------

                        OCTEL COMMUNICATIONS CORPORATION
                            CERTIFICATE OF SECRETARY

         I, the undersigned, Derek S. Daley, certify, as of June 28, 1996, that I am the Secretary of Octel Communications Corporation, a Delaware corporation (the "COMPANY"), and that I have been duly elected and am presently serving in such capacity in accordance with the Bylaws of the Company. I hereby further certify as Secretary of the Company as follows:

         1 . Attached as EXHIBIT A to this Certificate is a true and correct copy certified by the Secretary of the State of Delaware of the Company's Certificate of Incorporation. No amendment or other document relating to or affecting the Certificate of Incorporation of the Company has been filed with the office of the Delaware Secretary of State since December 15, 1989, and no action has been taken by the Company or its stockholders, directors or officers in contemplation of the liquidation or dissolution of the Company.

         2. Attached as EXHIBIT B to this Certificate is a true and correct copy of the Bylaws of the Company in full force and effect since January 1, 1994 up to and including the date hereof.

         3. Attached as EXHIBIT C to this Certificate are true and correct copies of the resolutions adopted by the Board of Directors of the Company at a meeting on June 6, 1996 with respect to the revolving line of credit transactions between the Company and the First National Bank of Boston and the Bank of America (the "Resolutions"). Such Resolutions, which constitute all the resolutions adopted by such Board of Directors with respect to such transaction have not been modified, amended, rescinded or revoked, and are in full force and effect on the date hereof.





                     [This space left blank intentionally]

       4. The following person has been duty elected and now holds the office of the Company indicated below and the signature appearing opposite such officer's name is the genuine signature of such person:


              Name                      Office                   Signature

              James F. Engle            Treasurer                James F. Engle


         IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.


                                                 /s/ DEREK S. DALEY
                                                 -------------------------
                                                 Derek S. Daley
                                                 Secretary


         The undersigned hereby certifies that Derek S. Daley is the duly elected, qualified, and acting Secretary of the Company and that the above signature is his genuine signature.

         IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

                                                 /s/ JAMES F. ENGLE
                                                 -------------------------
                                                 James F. Engle
                                                 Treasurer

                                   EXHIBIT A


                          Certificate of Incorporation

                               State of Delaware

                        OFFICE OF THE SECRETARY OF STATE
                        --------------------------------


        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "OCTEL COMMUNICATIONS CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MARCH, A.D. 1996, AT 4:30 O'CLOCK P.M.











                                     [SEAL]
                                                /s/ EDWARD J. FREEL
                                                -------------------------------
                                                Edward J. Freel,
                                                Secretary of State


2129873  8100                                          AUTHENTICATION:  7994123

960179227                                                        DATE: 06-19-96

   STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 3/21/1996
  960082662 - 2129873

                              AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                        OCTEL COMMUNICATIONS CORPORATION

        Octel Communications Corporation, a Delaware corporation, hereby certifies as follows:

        The Certificate of Incorporation for Octel Communications Corporation (the "Corporation") was filed in the office of the Secretary of State of the State of Delaware on June 22, 1987. The Certificate of Incorporation was amended and restated on December 15, 1989 and is hereby amended and restated pursuant to Section 242 and Section 245 of the Delaware General Corporation Law. All amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245.

        This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation. The teXt of the Certificate of Incorporation is amended hereby to read in its entirety as set forth on Exhibit A attached hereto:

        IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Robert Cohn, the Chief Executive Officer of the Corporation, and attested by Derek S. Daley, the Secretary of the Corporation. The signatures below shall constitute the affirmation or acknowledgment, under penalties of perjury, that the facts herein stated are true.

Dated: March 21, 1996

                                        /s/  ROBERT COHN
                                        ---------------------------
                                        Robert Cohn
                                        Chief Executive Officer

ATTEST:

/s/  DEREK S. DALEY
- ---------------------------
Derek S. Daley
Secretary

                                   EXHIBIT A

FIRST: The name of the Corporation is Octel Communications Corporation (the "Corporation")

SECOND: The address of the Corporation's registered office in the State of Delaware is 15 East North Street, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Paracorp Incorporated.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: Section 1. The total number of shares which the Corporation shall have authority to issue is 105,000,000 shares of capital stock.

             Section 2. Of such authorized shares, one hundred million (100,000,000) shares shall be designated "Common Stock," and have a par value of $.001.

             Section 3. Of such authorized shares, five million (5,000,000) shares shall be designated "Preferred Stock," and have a par value of $.001. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences, and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:       The Corporation is to have perpetual existence.

SIXTH: Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

SEVENTH: The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

TENTH: At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

ELEVENTH:    Meetings of stockholders may be held within or without the State of
             Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   EXHIBIT B

                                     BYLAWS
                                     ------

                             AMENDMENT TO BYLAWS OF
                        OCTEL COMMUNICATIONS CORPORATION
                         (effective November 16, 1995)


         The second sentence of Article 3.2 of the Bylaws of Octel Communications Corporation, in accordance with the approval of the Board of Directors, is hereby amended as follows:


         The exact number of directors shall be set at seven (7) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the stockholders.

                             AMENDMENT TO BYLAWS OF
                        OCTEL COMMUNICATIONS CORPORATION
                                January 26, 1995


         The second sentence of Article 3.2 of the Bylaws of Octel Communications Corporation, in accordance with the approval of the Board of Directors is hereby amended as follows:


         The exact number of directors shall be set at nine (9) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the stockholders.

                             AMENDMENT TO BYLAWS OF
                        OCTEL COMMUNICATIONS CORPORATION
                                 July 28, 1994


         Article 3.9 of the Bylaws of Octel Communications Corporation, in accordance with the approval of the Board of Directors, is hereby amended as follows:


                 3.9      QUORUM

                          At all meetings of the board of directors, a majority
of the directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise-specifically provided by statute or by the certificate of incorporation. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

                                     BYLAWS

                                       OF

                        OCTEL COMMUNICATIONS CORPORATION

                                   ARTICLE I
                               CORPORATE OFFICES

1.1      REGISTERED OFFICE
         The registered office of the corporation in the State of Delaware shall be in the City of Dover, County of Kent, State of Delaware. The name of the registered agent of the corporation at such location is Paracorp Incorporated.

1.2      OTHER OFFICES
         The board of directors may at any time establish other offices at any place or places where the corporation is qualified to do business.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

2.1      PLACE OF MEETINGS
         Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the board of directors. In the absence of any such designation, stockholders' meetings shall be held at the registered office of the corporation.

2.2      ANNUAL MEETING
         The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors. In the absence of such designation, the annual meeting of stockholders shall be held on the third Wednesday of November in each year at 9:00 a.m. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding full business day. At the meeting, directors shall be elected and any other proper business may be transacted.

2.3      SPECIAL MEETING
         A special meeting of the stockholders may be called at any time by the board of directors, or by the chairman of the board, by the president, or by the chief executive officer, or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting.

         If a special meeting is called by any person or persons other than the board of directors, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the chairman of the board, the president, chief executive officer, any vice president or the secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5, that a meeting will be held at the time requested by the person or persons who called the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after the receipt of the request, the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 2.3 shall be construed as Limiting, fixing, or affecting the time when a meeting of stockholders called by action of the board of directors may be held.

2.4      NOTICE OF STOCKHOLDERS' MEETINGS
         All notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5      MANNER OF GIVING NOTICE: AFFIDAVIT OF NOTICE
         Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6      QUORUM
         The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting or
(ii) the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

         When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provisions of the statutes or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of the question.

2.7      ADJOURNED MEETING; NOTICE
         When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8      VOTING
         The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provision of Section 2.11 of these bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

         Except as provided in the last paragraph of this Section 2.8, or as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

         At a stockholders' meeting at which directors are to be elected, or at elections held under special circumstances, a stockholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of votes which such stockholder normally is entitled to cast). Each holder of stock of any class or series who elects to cumulate votes shall be entitled to as many votes as equals the number of votes which (absent this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

2.9      WAIVER OF NOTICE
         Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

2.10     STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
         Unless otherwise provided in the certificate of incorporation, any action required by this chapter to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. If the action which is consented to is such as would have required the filing of a certificate under any section of the General Corporation Law of Delaware if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the General Corporation Law of Delaware.

2.11     RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS
         In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall be not more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

         If the board of directors does not so fix a record date:

                 (i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

                 (ii) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed.

                 (iii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

         A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

2.12     PROXIES
         Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by a written proxy, signed by the stockholder and filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder's attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(c) of the General Corporation Law of Delaware.

2.13     LIST OF STOCKHOLDERS ENTITLED TO VOTE
         The officer who has charge of the stock ledger of a corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The List shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.14     CONDUCT OF BUSINESS
         The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such matters as the regulation of the manner of voting and conduct of business.



                                  ARTICLE III
                                   DIRECTORS
3.1      POWERS
         Subject to the provisions of the General Corporation Law of Delaware and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.


3.2      NUMBER OF DIRECTORS
         The number of directors of the corporation shall be not less than five
(5) nor more than nine (9). The exact number of directors shall be seven (7) until changed, within the limits specified above, by a bylaw amending this Section 3.2. duly adopted by the board of directors or by the stockholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the certificate of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of the holders of a majority of the stock issued and outstanding and entitled to vote.

         No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

3.3      ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS
         Except as provided in Section 3.4 of these bylaws, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed. Each director, including a director elected to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

     Elections of directors need not be by written ballot.

3.4      RESIGNATION AND VACANCIES
         Any director may resign at any time upon written notice to the corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

         A vacancy created by the removal of a director by the vote or written consent of the stockholders or by a court order may be filled only by the vote of a majority of the outstanding shares entitled to vote thereon represented at a duly held meeting at which a quorum is present, or by the unanimous written consent of all shares entitled to vote thereon. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

         Unless otherwise provided in the certificate of incorporation or these bylaws:

                 (i) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum. or by a sole remaining director.

                 (ii) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

         If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

         If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of
Section 211 of the General Corporation Law of Delaware as far as applicable.

         A director elected or appointed to fill a vacancy shall serve until the next annual meeting of stockholders or until a successor shall be elected and qualified.

3.5      PLACE OF MEETINGS;MEETINGS BY TELEPHONE
         The board of directors of the corporation may hold meetings, both regular and special. either within or outside the State of Delaware.

         Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6      FIRST MEETINGS
         The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

3.7      REGULAR MEETINGS
         Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

3.8      SPECIAL MEETINGS; NOTICE
         Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board, the president, any vice president, the secretary or any two directors.

         Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail or telegram, charges prepaid, addressed to each director at that director's address as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or by telegram, it shall be delivered personally or by telephone or to the telegraph company at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation.


3.9      QUORUM
         At all meeting of the board of directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except otherwise specifically provided by statute or by the certificate of incorporation. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other thin announcement at the meeting, until a quorum is present.

3.10     WAIVER OF NOTICE
         Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

3.11     ADJOURNED MEETING; NOTICE
         If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.12     BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
         Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the board or committee.

3.13     FEES AND COMPENSATION OF DIRECTORS
         Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance of each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore.
Members of special or standing committees may be allowed Like compensation for attending committee meetings.

3.14     APPROVAL OF LOANS TO OFFICERS
         The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

3.15     REMOVAL OF DIRECTORS
         Unless otherwise restricted by statute, by the certificate of incorporation or by these bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that, so long as stockholders of the corporation are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board of Directors.

         No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office.

                                   ARTICLE IV

                                   COMMITTEES

4.1      COMMITTEES OF DIRECTORS
         The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, with each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority to (i) amend the certificate of incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the General Corporation Law of Delaware, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation),
(ii) adopt an agreement of merger or consolidation under Sections 251 or 252 of the General Corporation Law of Delaware, (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, (iv) recommend to the stockholders a dissolution of the corporation or a revocation of a dissolution, or (v) amend the bylaws of the corporation; and, unless the board resolution establishing the committee, the bylaws or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of Delaware.

4.2      COMMITTEE MINUTES
         Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

4.3      MEETINGS AND ACTION OF COMMITTEES
         Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these bylaws,
Section 3.5 (place of meetings and meetings by telephone), Section 3.7 (regular meetings), Section 3.8 (special meetings and notice), Section 3.9 (quorum),
Section 3.10 (waiver of notice), Section 3.11 (adjournment and notice of adjournment), and Section 3.12 (action without a meeting), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may also be called by resolution of the board of directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

                                   ARTICLE V

                                    OFFICERS


5.1      OFFICERS
         The officers of the corporation shall be a president, one or more vice presidents, a secretary, and a treasurer. The corporation may also have, at the discretion of the board of directors, a chairman of the board, one or more assistant vice presidents, assistant secretaries, assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. Any number of offices may be held by the same person.

5.2      ELECTION OF OFFICERS
         The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these bylaws, shall be chosen by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

5.3      SUBORDINATE OFFICERS
         The board of directors may appoint, or empower the president to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

5.4      REMOVAL AND RESIGNATION OF OFFICERS
         Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the board or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

         Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5      VACANCIES IN OFFICES
         Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

5.6      CHAIRMAN OF THE BOARD
         The chairman of the board, if such an officer be elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by these bylaws. If there is no president, then the chairman of the board shall also be the chief executive officer of the corporation and shall have the powers and duties prescribed in
Section 5.7 of these bylaws.

5.7      PRESIDENT
         Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairman of the board, if there be such an officer, the president shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the corporation. He shall preside at all meetings of the shareholders and, in the absence or nonexistence of a chairman of the board, at all meetings of the Board of Directors. He shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors of these bylaws.

5.8      VICE PRESIDENTS
         In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these bylaws, the president or the chairman of the board.

5.9      SECRETARY
         The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and shareholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors' meetings or committee meetings, the number of shares present or represented at shareholders' meetings, and the proceedings thereof.

         The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation's transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all shareholders and their addresses. the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

         The secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors required to be given by law or by these bylaws. He shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these bylaws.

5.10     TREASURER
         The treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

         The treasurer shall deposit all money and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the board of directors, shall render to the president and directors. whenever they request it, an account of all of his transactions as treasurer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these bylaws.

5.11     ASSISTANT SECRETARY
         The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the stockholders or Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors or the stockholders may from time to time prescribe.


5.12     ASSISTANT TREASURER
         The assistant treasurer, or, if there is determined by the stockholders or Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors or the stockholders may from time to time prescribe.

5.13     AUTHORITY AND DUTIES OF OFFICERS
         In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board of Directors or the stockholders.

                                   ARTICLE VI

                                   INDEMNITY

6.1      INDEMNIFICATION OF DIRECTORS AND OFFICERS
         The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the REQUEST of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.2      INDEMNIFICATION OF OTHERS
         The corporation shall have the power, to the extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an "employee" or " agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.3      INSURANCE
         The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of Delaware.


                                  ARTICLE VII

                              RECORDS AND REPORTS

7.1      MAINTENANCE AND INSPECTION OF RECORDS
         The corporation shall, either at its principal executive office or at such place or places as designated by the board of directors, keep a record of its shareholders listing their names and addresses and the number and class of shares held by each shareholder, a copy of these bylaws as amended to date, accounting books, and other records.

         Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records and to make Copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other waiting that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business.

         The officer who has charge of the stock ledger of a corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

7.2      INSPECTION BY DIRECTORS
         Any director shall have the right to examine the corporation's stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock List and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

7.3      ANNUAL STATEMENT TO STOCKHOLDERS
         The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

7.4      REPRESENTATION OF SHARES OF OTHER CORPORATIONS
         The chairman of the board, the president, any vice president. the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all tights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.


                                  ARTICLE VIII

                                GENERAL MATTERS

8.1      CHECKS
         From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

8.2      EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
         The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation: such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.3      STOCK CERTIFICATES; PARTLY PAID SHARES
         The shares of a corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate signed by, or in the name of the corporation by the chairman or vice-chairman of the board of directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

         The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.4      SPECIAL DESIGNATION ON CERTIFICATES
         If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.5      LOST CERTIFICATES
         Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a Previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.6      CONSTRUCTION; DEFINITIONS
         Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these bylaws. Without limiting the generality of this provision. the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

8.7      DIVIDENDS
         The directors of the corporation, subject to any restrictions contained in the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the General Corporation Law of Delaware. Dividends may be paid in cash, in property, or in shares of the corporation's capital stock.

         The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

8.8      FISCAL YEAR
         The fiscal year of the corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

8.9      SEAL
         The corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

8.10     TRANSFER OF STOCK
         Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

8.11     STOCK TRANSFER AGREEMENTS
         The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.

8.12     REGISTERED STOCKHOLDERS
         The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                   ARTICLE IX

                                  AMENDMENT'S

         The original or other bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote: provided, however, that the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

                                   ARTICLE X

                                  DISSOLUTION

         If it should be deemed advisable in the judgment of the Board of Directors of the corporation that the corporation should be dissolved, the board, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, shall cause notice to be mailed to each stockholder entitled to vote thereon of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution.

         At the meeting a vote shall be taken for and against the proposed dissolution. If a majority of the outstanding stock of the corporation entitled to vote thereon votes for the proposed dissolution, then a certificate stating that the dissolution has been authorized in accordance with the provisions of Section 275 of the General Corporation Law of Delaware and setting forth the names and residences of the directors and officers shall be executed, acknowledged, and filed and shall become effective in accordance with Section 103 of the General Corporation Law of Delaware. Upon such certificate's becoming effective in accordance with Section 103 of the General Corporation Law of Delaware, the corporation shall be dissolved.

         Whenever all the stockholders entitled to vote on a dissolution consent in writing, either in person or by duly authorized attorney, to a dissolution, no meeting of directors or stockholders shall be necessary. The consent shall be filed and shall become effective in accordance with Section 103 of the General Corporation Law of Delaware. Upon such consent's becoming effective in accordance with Section 103 of the General Corporation Law of Delaware, the corporation shall be dissolved. If the consent is signed by an attorney, then the original power of attorney or a photocopy thereof shall be attached to and filed with the consent. The consent filed with the Secretary of State shall have attached to it the affidavit of the secretary or some other officer of the corporation stating that the consent has been signed by or on behalf of all the stockholders entitled to vote on a dissolution; in addition, there shall be attached to the consent a certification by the secretary or some other officer of the corporation setting forth the names and residences of the directors and officers of the corporation.

                                   ARTICLE XI

                                   CUSTODIAN

11.1     APPOINTMENT OF A CUSTODIAN IN CERTAIN CASES
         The Court of Chancery, upon application of any stockholder, may appoint one or more persons to be custodians and, if the corporation is insolvent, to be receivers, of and for the corporation when:

                          (i) at any meeting held for the election of directors
                 the stockholders are so divided that they have failed to elect successors to directors whose terms have expired qualification of their successors; or

                          (ii) the business of the corporation is suffering or is threatened with irreparable injury because the directors are so divided respecting the management of the affairs of the corporation that the required vote for action by the board of directors cannot be obtained and the stockholders are unable to terminate this division; or

                          (iii) the corporation has abandoned its business and has failed within a reasonable time to take steps to dissolve, Liquidate or distribute its assets.

11.2     DUTIES OF CUSTODIAN

         The custodian shall have all the powers and title of a receiver appointed under Section 291 of the General Corporation Law of Delaware, but the authority of the custodian shall be to continue the business of the corporation and not to liquidate its affairs and distribute its assets, except when the Court of Chancery otherwise orders and except in cases arising under Sections 226(a)(3) or 352(a)(2) of the General Corporation Law of Delaware.

                       CERTIFICATE OF ADOPTION OF BYLAWS

                                       OF

                        OCTEL COMMUNICATIONS CORPORATION

                            (A Delaware Corporation)

         The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Octel Communications Corporation, a Delaware corporation, and that the foregoing Bylaws, comprising sixteen (16) pages, were adopted as the Bylaws of the corporation on November 30, 1989, by resolution of the Board of Directors.


         IN WITNESS WHEREOF, the undersigned has hereunto set his hand and affixed the corporate seal this 30th day of November, 1989.



                                              /s/  ROBERT G. SWEIFACH
                                              ------------------------------
                                              Robert G. Sweifach, Secretary

                                   EXHIBIT C


                                  RESOLUTIONS

WHEREAS: The officers of the Company have made a presentation to this Board of the principal terms and conditions of a proposed $30,000,000 revolving credit facility with The First National Bank of Boston, Bank of America National Trust and Savings Association and such other banks and financial institutions as may provide a part of the facility from time to time (collectively, the "Banks"), with The First National Bank of Boston acting as agent for the Banks (in such capacity, "Agent"), which revolving credit facility would replace the facility currently existing with the Agent and such Banks, and this Board has reviewed the term sheet attached to these resolutions and discussed the terms and conditions of the proposed revolving credit facility with the officers of the Company.

WHEREAS: On the basis of the Board's review of the principal terms and provisions of the proposed revolving credit facility, this Board deems it advisable and in the best interests of this Company and its shareholders that a $30,000,000 revolving credit facility be entered into with Agent and the Banks, substantially in accordance with the terms and conditions presented to the Board, with such changes thereto as may be approved by any Authorized Officer (as defined below).

NOW, THEREFORE, BE IT RESOLVED: That this Board hereby determines that it is in the best interests of this Company and its shareholders for the Company to enter into a revolving credit facility with Agent and the Banks, on substantially the terms and conditions presented to the Board with such changes as may be approved by any Authorized Officer, which terms and provisions are hereby approved in all respects, and from time to time to borrow the aggregate principal amount (or cause letters of credit to be issued) thereunder of up to $30,000,000 at any one time outstanding.

RESOLVED FURTHER: That the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer and the Controller of this Company (collectively, the "Authorized Officers"), be, and each of them hereby individually is, authorized and empowered to execute and deliver, in the name and on behalf of this Company a form of credit agreement (together with the exhibits and schedules thereto, the "Credit Agreement") (including certificates and letter agreements, if any, to be delivered in connection therewith), together with any related promissory notes presented to the Board, with, containing substantially the terms and conditions such changes as may be approved by any Authorized Officer, in such form and with such additions and changes to any or all of such terms and conditions as such Authorized Officer executing such Credit Agreement on behalf of this Company may approve as necessary, desirable or proper, such Authorized Officer's approval thereof to be conclusively evidenced by the execution and delivery of any such agreement or instrument.

RESOLVED, FURTHER: That the Authorized Officers be, and each of them hereby individually is, authorized and empowered to borrow or cause to be issued letters of credit from time to time up to the amounts permitted or provided under the Credit Agreement pursuant to these resolutions.

RESOLVED, FURTHER: That the Authorized Officers and any Vice President, Secretary or any Assistant Secretary of this Company be, and each of them hereby is, authorized in the name and on behalf of this Company from time to time to take such additional actions and to execute and deliver such additional certificates, instruments, notices and documents, and from time to time to amend the Credit Agreement and any such other instrument or document in such manner as may be required or as such officers, or any one or more of them, may deem necessary, advisable or proper in order to carry out and perform the obligations of this Company under the Credit Agreement in the form executed on behalf of this Company pursuant to these resolutions, or under any other instrument or document executed pursuant to or in connection with such agreement, and from time to time to amend the Credit Agreement and any such other instrument or document in such manner; all such actions to be performed in such manner, and all such certificates, instruments, notices and documents to be executed and delivered in such form, as the officer or officers performing or executing the same shall approve, such officer's or officers' approval thereof to be conclusively evidenced by the performance of any such action or the execution and delivery of any such certificate, instrument, notice or document.

RESOLVED, FURTHER: That any acts of any officer or officers of the Company and of any person or persons designated and authorized to act by any officer of the Company which acts would have been authorized by the foregoing Resolutions except that such acts were taken prior to the adoption of such Resolutions, are hereby severally ratified, confirmed, approved and adopted as the acts of the Company.

RESOLVED, FURTHER: That the Secretary and each Assistant Secretary of the Company is hereby severally authorized and empowered to certify to the passage of the foregoing Resolutions.

                               [State of Delaware
                        Office of the Secretary of State
                                  Letterhead]

                        --------------------------------


        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "OCTEL COMMUNICATIONS CORPORATION" IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TWENTIETH DAY OF JUNE, A.D. 1996.

        AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL REPORTS HAVE BEEN FILED TO DATE.

        AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE BEEN PAID TO DATE.




                                     [SEAL]  /s/ EDWARD J. FREEL
                                             -------------------------------
                                             Edward J. Freel, Secretary of State

                                             AUTHENTICATION:    7994745

                                                       DATE:    06-20-96

2129873 8300

960180131

                              STATE OF CALIFORNIA

                                     [SEAL]

                              SECRETARY OF STATE

                             CERTIFICATE OF STATUS
                              FOREIGN CORPORATION

I, BILL JONES, Secretary of State of the State of California, hereby certify:

That on the 17th day of November, 1989,

                        OCTEL COMMUNICATIONS CORPORATION

a corporation organized and existing under the laws of Delaware, complied with the requirements of California law in effect on that date for the purpose of qualifying to transact intrastate business in this State; and

That the above corporation is entitled to transact intrastate business in the State of California as of the date of this certificate, however, subject to any licensing requirements otherwise imposed by the laws of this State; and

That no information is available in this office of the financial condition, business activity or practices of this corporation.



 [GREAT SEAL OF THE STATE OF CALIFORNIA]

                                           IN WITNESS WHEREOF,  I execute this
                                           certificate and affix the Great Seal
                                           of the State of California this 20th
                                           day of June, 1996

                                           /s/ BILL JONES
                                           ---------------------------------
                                           Secretary of State

                                                                        [LOGO]
STATE OF CALIFORNIA
==============================================================================
FRANCHISE TAX BOARD
P.O. BOX 942857
SACRAMENTO, CA 94257-0540
                                                   In Reply Refer To: 357/MAJ
                                                   Date             : 06/19/96


        MC CORD COMPANY
        1201 K Street, Suite 1980
        Sacramento, CA 95814


        Corporation Name  :  OCTEL COMMUNICATIONS CORPORATION
        Corporation Number:  1652899

        [X] 1. The above corporation is in good standing with this agency.

        [ ] 2. Information on record with this agency indicates the above corporation is not qualified to transact business in California.

        [ ] 3. The above corporation was incorporated or qualified on
               ______________________________.

        [ ] 4. The above corporation has an unpaid liability of $_______________ for income year ended _______________.

        [ ] 5. Our records do not show that the above corporation filed franchise tax returns for the income years ended _______________.

        [ ] 6. The above corporation was _____________ effective ______________.

        [ ] 7. The above corporation's current address on record with this agency is:
                                ___________________________________________
                                ___________________________________________
                                ___________________________________________

        [ ] 8. We have no current information on the above corporation.

        Comments _______________________________________________________________
        ________________________________________________________________________
        ________________________________________________________________________

                                                            [SIG]
                                               ---------------------------------
                                                        REPRESENTATIVE

                              TELEPHONE ASSISTANCE
________________________________________________________________________________
Our regular toll-free telephone service is available from 7:00 a.m. until 8:00 p.m. Monday through Friday from the first working day in January through April
15. The best times to call are between 7:00 and 10:00 in the morning and between 6:00 and 8:00 in the evening. Service is also available from 8:00 a.m. through 5:00 p.m. on the two Saturdays prior to April 15. After April 15, service is available Monday through Friday, between 8:00 a.m. and 6:00 p.m.

      From within the United States, call................... 1-800-852-5711
      From outside the United States, call (not toll-free).. 1-916-845-6500
      For hearing impaired with TDD, call................... 1-800-822-6268

FTB 4263A (REV 5-95)

                             OFFICER'S CERTIFICATE


                                 June 28, 1996


Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

Ladies and Gentlemen:

       In connection with the $30,000,000 Credit Agreement (the "Credit Agreement") by and among Octel Communications Corporation, a Delaware corporation (the "Company"), the Banks named therein, and First National Bank of Boston ("FNBB"), as Agent for the Banks. Capitalized terms used herein have the meanings set forth in the Credit Agreement unless otherwise defined herein. For the purposes of the opinion letter to be rendered by you to FNBB, the undersigned, as an officer and on behalf of the Company, does hereby certify that the following statements are true, correct and complete as of the above date:

       1. I, Derek S. Daley, am the duly appointed, qualified and acting Secretary of the Company. I am actively involved in the business operations of the Company and am generally familiar with all of the corporate and business affairs of the Company and its subsidiaries.

       2. I have examined a draft of the proposed opinion letter which your firm intends to submit to FNBB, a copy of which is attached hereto as Exhibit A. I hereby confirm as true, complete and correct all the factual statements.

       3. We intend the Credit Agreement to be a legal, valid and binding obligation of the Company. We are not aware of any reasons why the Credit Agreement would not be enforceable by FNBB against the Company substantially in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally, and except as noted in the other qualification as set forth in your proposed opinion letter attached hereto as Exhibit A. We are not aware of any reason why the Credit Agreement might not be valid in its entirety or subject to any limitations on the remedies and rights of parties thereto. The Company is not now involved as a debtor in any form of bankruptcy, insolvency, receivership or similar proceeding, and no such proceedings have been threatened against the Company.

       4. To my knowledge, except as has been disclosed in filings with the SEC, there are no actions, suits or proceedings pending or threatened in writing against the Company before any court or arbitrator or any governmental body, agency or official which would have a material adverse effect on the consolidated financial position of the Company or its results of operations or impair the Company's ability to perform its obligations under the Credit Agreement or challenge the validity or enforceability of the Credit Agreement or prevent the consummation of the transactions contemplated in connection therewith.

         5. Attached hereto as Exhibit B is a true, correct and complete copy of the Certificate of Incorporation, as amended of the Company (the "Certificate of Incorporation"), as in effect on the date hereof. No amendment or other modification to the Certificate of Incorporation of the Company has been approved by the Board of Directors or shareholders of the Company or any committee of or designated by the Board of Directors, no amendment or other document has been filed with the Secretary of State of the State of Delaware, and no steps have been taken by the Board of Directors to authorize or effect any further amendment or other modification thereto.

         6. Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company as in effect on the date hereof.

         7. I have performed all investigations, examined all records and documents, and made all inquiries reasonably necessary or appropriate to obtain sufficient actual knowledge to support the statements made in this Officer's Certificate.

         8. I fully understand the above statement that I am making herein and that you will be relying significantly on the completeness and accuracy of such statements in rendering your opinions.

                                           OCTEL COMMUNICATIONS
                                           CORPORATION




                                           By: /s/ DEREK S. DALEY
                                              ----------------------------
                                               Derek S. Daley, Secretary

                                   EXHIBIT A

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                                 June 28, 1996


The First National Bank of Boston,
  as Agent
100 Federal Street
Boston, Massachusetts 02110

         and

The Banks Listed on Annex A hereto


Re:      Credit Agreement, dated as of June 30, 1996, among Octel
         Communications Corporation, the Banks named therein, and The First National Bank of Boston, as Agent for the Banks

         Ladies and Gentlemen:

         We have acted as special counsel to Octel Communications Corporation, a Delaware corporation (the "Company"), in connection with the execution and delivery of that certain Credit Agreement, dated as of June 30, 1996 (the "Credit Agreement"), among the Company, the Banks named therein and The First National Bank of Boston, as Agent for the Banks. Capitalized terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein. This opinion is being furnished to you pursuant to Section 3.1(g) of the Credit Agreement.

         In rendering the opinions expressed below, we have examined executed originals or copies of the following documents:

         (a)     the Credit Agreement;

         (b) a letter agreement, dated as of the date hereof, by and between the Company and the Agent with respect to certain fees payable in connection with the Credit Agreement (the "Fee Letter");

         (c) the Note of the Company, dated as of June 30, 1996, executed in favor of The First National Bank of Boston, as Agent (the "Note");

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June 28, 1996
Page 2


         (d) a certificate of the Secretary of the Company, dated as of the date hereof, executed and delivered to you pursuant to Section 3.1(b) of the Credit Agreement, as to, among other things:
                 (i) the incumbency and signature of certain officers of the Company, (ii) the Certificate of Incorporation of the Company;
                 (iii) the bylaws of the Company; and (iv) the adoption of certain resolutions by the directors of the Company.

         (e) records of the proceedings of the Board of Directors of the Company during or by which resolutions were adopted relating to matters covered by this opinion;

         (f) a copy of the Certificate of Incorporation of the Company, certified as of June 19, 1996, by the Secretary of State of the State of Delaware;

         (g) (i) a certificate of the Secretary of State of the State of Delaware, dated June 20, 1996, with respect to the corporate and tax good standing of the Company as a corporation incorporated under the laws of the State of Delaware; (ii) a certificate of the Secretary of State of the State of California, dated June 20, 1996, with respect to the standing of the Company as a foreign corporation qualified to do business in the State of California; (iii) and a certificate of the Franchise Tax Board of the State of California, dated as of June 19, 1996, as to the tax status of the Company in the State of California;

         (h) the records of actions by the Company's board of directors, committees thereof and stockholders since June 30, 1994, as set forth in the minute books of the Company;

         (i) certificates of certain officers of the Company as to certain factual matters (copies of which have been delivered to the Banks);

         (j) the other documents delivered by the Company to the Banks on the date hereof in connection with the closing of the transactions covered hereby; and

         (k) each of the documents and agreements listed on Annex B hereto (the "Reviewed Agreements") which the Company has certified to us constitute all the documents listed as exhibits to the Company's most recent Annual Report on Form 10-K or Quarterly Reports on Form 10-Q pursuant to the requirements of clause
                 (10) of Item 601(b) of Regulation S-K (other than those which have expired, terminated or are otherwise no longer in effect) and all of the documents which would be required to be listed as exhibits pursuant to the

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June 28, 1996
Page 3


                 requirements of clause (10) of Item 601(b) of Regulation S-K as exhibits to an Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Company if such report were filed as of the date hereof (other than those which have expired, terminated or are otherwise no longer in effect).

         With respect to any documents submitted for our review we have assumed that all signatures are genuine, all documents submitted as originals are authentic, all documents submitted as copies conform to the original documents and that all documents, books and records made available to us by the Company are accurate and complete. The Credit Agreement, the Fee Letter and the Note are sometimes referred to herein as the "Transaction Documents."

         We have also relied upon and obtained from public officials and officers and representatives of the Company such other certificates and assurances as we consider necessary for the purposes of rendering this opinion. With respect to certain matters of fact we have relied upon, with your permission, the representations and warranties of the Company set forth in the Credit Agreement (but only to the extent they relate to factual matters), the Certificate of the Secretary of the Company referenced in paragraph (d) above and the certificates of certain officers of the Company referred to in paragraph (i) above.

         As used in this opinion, the expression "to our knowledge" or "known to us" with reference to matters of fact means that during the course of our representation of the Company in connection with the Transaction Documents no information has come to the attention of the attorneys of our firm involved in this engagement or any of the other attorneys of our firm listed on Annex C hereto (which includes the primary attorneys currently performing services on behalf of the Company) which would give them actual knowledge of the existence or absence of such facts; however, except to the extent expressly set forth herein, we have made no independent investigation to determine the existence or absence of such facts, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.
No inference as to our knowledge of the existence or absence of any facts underlying any opinion given "to our knowledge" should be drawn from the fact of our representation of the Company.

         On the basis of the foregoing and in reliance thereon, and based upon examination of questions of law as we have deemed appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein we advise you that in our opinion:

         1. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own or hold under lease its properties. The Company is a

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June 28, 1996
Page 4


                 corporation duly qualified to do business and in good standing as a foreign corporation in the State of California.

         2. The Company has the requisite corporate power and authority to enter into the Transaction Documents and to carry on its business as now conducted and to carry out the transactions contemplated thereby.

         3 . The execution and delivery by the Company, and the performance by the Company of its obligations under each of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action by the Company.

         4. Each of the Transaction Documents to which Company is a party has been duly executed and delivered and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         5. The execution and delivery of each of the Transaction Documents, the borrowings of Loans in accordance with the Credit Agreement, repayment of any such Loans by the Company and the undertaking of the covenants set forth in the Credit Agreement do not (a) violate or conflict with any provision of the Certificate of Incorporation or the Bylaws of the Company,
                 (b) violate any provision of any law, rule or regulation, or
                 (c) result in a breach of, constitute an event of default under, constitute an event which, with the passage of time, giving of notice or both would constitute an event of default under, or permit the acceleration of any obligation owed under any Reviewed Agreement.

         6. No governmental consents, approvals, authorizations, registrations, declarations or filings are required to be made or obtained by the Company (on its behalf) for the due authorization, execution and delivery by the Company of the Transaction Documents, the borrowing of Loans in accordance with the Credit Agreement or the repayment of any such Loans by the Company.

         7. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June 28, 1996
Page 5


         8. Except as set forth on the Disclosure Letter to the Credit Agreement, to our knowledge, there is no litigation, proceeding or investigation pending or overtly threatened in writing against Company or any Subsidiary which we believe is reasonably likely to have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole.

         The opinions set forth above are subject to the following exceptions, qualifications and limitations.

         A. We express no opinion as to any matter relating to laws of any jurisdiction other than the laws of the State of California, the General Corporation Law of the state of Delaware and the federal laws of the United States, as such are in effect on the date hereof. As you know, we are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the General Corporation Law of the State of Delaware are based solely on our review of the official statutes of Delaware.

         B. We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, whether considered in a proceeding in equity or at law.

         C. We express no opinion (i) regarding the rights or remedies available to any party for violations or breaches of any provisions which are immaterial or for violations or breaches of any provisions the enforcement of which a court determines would be unreasonable under the then existing circumstances,
                 (ii) regarding the rights or remedies available to any party insofar as such party may take discretionary action which is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Transaction Documents,
                 (iii) as to the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law, (iv) regarding the enforceability of any provision deemed to be "unconscionable" within the meaning of Section 1670.5 of the California Civil Code, or (v) regarding the enforceability of any provision authorizing the exercise of any remedy without reasonable notice and opportunity to cure.

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June 28, 1996
Page 6


         D. We express no opinion as to the legality, validity, binding nature or enforceability of (i) any provisions in the Transaction Documents providing for the payment or reimbursement of costs or expenses or indemnifying a party, to the extent such provisions may be held unenforceable as contrary to public policy, (ii) any provision of any Transaction Documents insofar as it provides for the payment or reimbursement of costs and expenses or indemnification for claims, losses or liabilities in excess of a reasonable amount determined by any court or other tribunal, (iii) any provisions regarding the Banks' ability to collect attorneys' fees and costs in an action involving the Transaction Documents, if the Banks are not the prevailing party in such action (we call your attention to the effect of Section 1717 of the California Civil Code, which provides that, where a contract permits one party thereto to recover attorneys' fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorneys fees), (iv) any provisions of any Transaction Documents imposing penalties or forfeitures, late payment charges or any increase in interest rate, upon delinquency in payment or the occurrence of a default to the extent they constitute a penalty or forfeiture or are otherwise contrary to public policy, (v) any rights of set-off, or (vi) any provision of the Transaction Documents to the effect that a statement, certificate, determination or record shall be deemed conclusive absent manifest error (or similar effect), including, without limitation, that any such statement, certificate, determination or record shall be prima facie evidence of a fact, or any provision of the Transaction Documents, insofar as it provides that a notice that is not actually received may be binding on any party.

         E. We express no opinion with respect to the legality, validity, binding nature or enforceability of (i) any vague or broadly stated waiver, including without limitation, the waivers of diligence, presentment, demand, protest or notice, (ii) any waivers or consents (whether or not characterized as a waiver or consent in the Transaction Documents) relating to the rights of the Company or duties owing to them existing as a matter of law, including, without limitation, waivers of the benefits of statutory or constitutional provisions, to the extent such waivers or consents are found by courts to be against public policy or which are ineffective pursuant to California statutes and judicial decisions, or (iii) any waivers of any statute of limitations to the extent such waivers are in excess of four years beyond the statutory period.

         F. We express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Transaction Documents to the effect that

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June 28, 1996
Page 7


                 rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy or remedies does not preclude recourse to one or more other remedies or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

         G. We express no opinion as to any provision of the Transaction Documents requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

         H. We have assumed that there are no agreements or understandings between or among the Company, a Bank, the Agent or third parties which would expand, modify or otherwise affect the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder and that the Transaction Documents correctly and completely set forth the intent of all parties thereto.

         I. We have assumed that all parties to the Transaction Documents (other than the Company) have filed all required franchise tax returns, if any, and paid all required taxes, if any, under the California Revenue & Taxation Code.

         J. We have assumed that the Credit Agreement has been duly authorized, executed and delivered by the Agent and each of the Banks and that the Agent and each of the Banks have full power, authority and legal right to enter into and perform the terms and conditions of the Credit Agreement on their parts to be performed and that the Credit Agreement constitutes legal, valid and binding obligations of the Agent and each of the Banks, enforceable against them in accordance with its terms.

         K. We express no opinion as to the applicability or effect of compliance or noncompliance by the Banks with any state, federal or other laws applicable to the Banks or to the transactions contemplated by the Transaction Documents because of the nature of their business, including their legal or regulatory status.

         L. We have assumed that each Bank is either (i) a "Bank" as defined in and operating under that certain act known as the "Bank Act" approved March 1,

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June 28, 1996
Page 8


                 1909, as amended, (ii) a bank created and operating under and pursuant to the laws of the State of California or of the United States or (iii) a foreign bank complying with the criteria set forth in Section 1716 of the California Financial Code, as amended, and that the Banks are therefore exempt from the restrictions of Section 1 of Article XV of the California Constitution and related statutes relating to rates of interest upon the loan of money.

         M. We express no opinion regarding compliance or non-compliance (or the effect thereof) with applicable anti-fraud provisions of federal or state securities laws, or with respect to the "Blue Sky" laws of any state other than the State of California.

         N. Our opinions set forth in paragraph 1 as to valid existence, due qualification and good standing are based solely on the certificates referenced in paragraph (g) above (copies of which have been furnished to you).

         O. This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We express no opinion as to the effect on the Banks' fights under the Transaction Documents of any statute, rule, regulation or other law which is enacted or becomes effective after, or of any court decision which changes the law relevant to such rights which is rendered after, the date of this opinion or the conduct of the parties following the closing of the contemplated transaction. In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision or otherwise.

         P. Our opinions in clause (b) of paragraph 5 above are intended to express our opinion that the execution, delivery and performance by the Company of the Transaction Documents are neither prohibited by, nor do they subject the Company to a fine, penalty or similar sanction that would be materially adverse to the Company under any law, rule or regulation of the State of California or federal law that a lawyer practicing in the State of California exercising customary professional diligence would reasonably recognize to be applicable to the Company and the transactions contemplated by the Transaction Documents; accordingly, our opinions set forth above are limited to the foregoing.

The First National Bank of Boston,
  as Agent, and the Banks Listed on Annex A
June 28, 1996
Page 9


         This opinion is made with the knowledge and understanding that you (but no other person) may rely thereon in entering into the Credit Agreement and is solely for your benefit, and this opinion may not be quoted to or relied upon by any person other than you, except that (i) this opinion may be disclosed to bank regulatory and other governmental authorities having jurisdiction over you requesting (or requiring) such disclosure and (ii) this opinion may be disclosed to and relied upon by Assignees if the assignments relating thereto are permitted under and made in accordance with the Credit Agreement; provided that in no event does this opinion extend to any issue or matter related to any such assignment or arising from or out of any such assignment (as distinct from the subject transaction).



                                     Very truly yours,



                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

                                    ANNEX A


The First National Bank of Boston
Bank of America National Trust and Savings Association

                                    ANNEX B

                              REVIEWED AGREEMENTS


1. Equity Option Contract, dated October 21, 1992, between Goldman Sachs & Co. and the Company.

2. Master Agreement for Equity and Index Options, dated July 28, 1994, between Swiss Bank Corporation and the Company.

3. Lease dated September 17, 1985 for facilities located at 890 Tasman Drive (1390 McCarthy Blvd.), Milpitas, California, as amended by Amendment No. 1, dated February 13, 1986; Amendment No. 2, dated August 20, 1986; and Amendment No. 3, dated December 22, 1986.

4. Sublease dated November 24, 1987 for facilities located at 850 Tasman Drive, Milpitas, California.

5. Lease dated January 12, 1989 for facilities located at 1401 McCarthy Blvd., Milpitas, California.

6. Lease dated January 12, 1989 for facilities located at 700 Tasman Drive, Milpitas, California.

7. Lease dated January 12, 1989 for facilities located at 520 Alder Drive, Milpitas, California.

8. Sublease dated June 28, 1989 for facilities located at 800 Tasman Drive, Milpitas, California.

9. Interface License Agreement (IMS-Link Interface) dated December 2, 1983 between Northern Telecom Inc. and the Company.

10. Interface License Agreement (Digital Set Interface) dated March 16, 1990 between Northern Telecom Inc. and the Company.

11. License Agreement dated February 1, 1989 between Mitel Corporation and the Company.

12.      License Agreement dated August 1, 1990 between ROLM Systems and the
         Company.

13. Form of Indemnification Agreement as entered into by the Company with its directors and officers.

14. Amended and Restated Registration Rights Agreement dated March 12, 1987 between the Company and the holders of Series A, Series B, Series C and Series D Preferred Stock, as amended by the form of Amendment of Registration Rights Agreement with respect to Initial Public Offering.

15.      Common Stock Purchase Agreement between the Company and
         Hewlett-Packard Company dated as of August 10, 1988 (including a Registration Rights Agreement between the parties attached thereto as Exhibit A).

16. Amendment to Common Stock Purchase Agreement dated as of October 1, 1990 between the Company and Hewlett-Packard Company.

17. Common Shares Rights Agreement dated as of July 25, 1990 between the Company and Bank of America NT & SA.

18. Employment agreement between the Company and Robert Cohn effective October 6, 1990.

19. Employment agreement between the Company and Douglas Chance dated October 13, 1990.

20. Memorandum regarding and promissory note for loan to Douglas Chance dated November 9, 1990.

21. Lease of Land Agreement dated July 6, 1995 between Sumitomo Bank Leasing and Finance, Inc. and the Company.

                                    ANNEX C


                                 Mark E. Bonham
                              Christopher F. Boyd
                                  Warren Chao
                               Robert P. Feldman
                                Andrew J. Hirsch
                                Craig D. Norris
                              Bradford C. O'Brien
                               Susan P. Reinstra
                                 Ron E. Shulman
                               Timothy J. Sparks
                                Barry E. Taylor

                                     [LOGO]

                                 June 21, 1996


The First National Bank of Boston, Agent
High Technology Division
435 Tasso Street, Suite 250
Palo Alto, CA 94301
Attn: Maia D. Heymann

         Re: CREDIT AGREEMENT

Dear Ms. Heymann:

         This Disclosure Letter (as defined in Section 1.1 of that certain Credit Agreement dated as of June 30, 1996 by and among Octel Communications Corporation ("Octel"), First National Bank of Boston, as Agent ("Bank of Boston"), and each other lender a party to such agreement (the "Credit Agreement") is delivered to you pursuant to the requirements of the Credit Agreement.

         The disclosures set forth below describe facts, events or situations that Octel desires to give notice of to lenders pursuant to the Credit Agreement. Such facts, events or situations are listed under section headings corresponding to the section of the Credit Agreement where they appear to be most relevant; however, all disclosures set forth below shall be deemed to have been given with respect to any applicable section of the Credit Agreement.

Section 4.10 Litigation

         Octel wishes to notify the lenders pursuant to the Credit Agreement of the following pending or threatened litigation that, if adversely determined, could result in a forfeiture of all or any substantial part of the property of Octel or its subsidiaries or could otherwise have a Material Adverse Affect (as defined in the Credit Agreement) on Octel or any of its subsidiaries. We note that for purposes of preparation of this letter, we have assumed an adverse determination, as required by the language of Section 4.10, whether or not Octel believes such determination is likely.

         a. Octel v. Theis Research, Inc. In April 1992, Octel filed suit, in California, against Theis Research, Inc. ("Theis") for declaratory judgment that Octel's products do not infringe three patents of Theis and that those patents are invalid. In November 1992, Theis filed a counterclaim against the Company alleging infringement of seven of Theis' patents. Subsequently, Theis dismissed with prejudice the claims as to all but four of the patents, and its claims as to one of the remaining four patents were dismissed on summary judgment. During the first quarter of fiscal 1995, the Company engaged in a jury trial regarding infringement of the three remaining patents and the defense of patent invalidity. In October 1994, the jury returned a verdict finding, among other things, that Octel was correct in its claim that the three patents at issue were invalid. The Court entered judgment on the jury verdict in January 1996, declaring Octel a "prevailing party" entitled to recover its substantial costs in connection with the lawsuit. It is anticipated that Theis will appeal the verdict.

         b. Gilbarco Inc. v. Octel. In January 1994, Gilbarco Inc. ("Gilbarco") filed suit in the U.S. District Court for the District of Colorado against Octel and one of Octel's telephone company customers, U.S. West, alleging infringement of a Gilbarco patent and seeking unspecified damages. Octel filed an answer to the complaint denying any infringement of the patent and raising several affirmative defenses, including an assertion that the patent is invalid and unenforceable. In September 1994, the claims asserted against Octel were transferred to the U.S. District Court for the Northern District of California and those claims asserted against U.S. West were stayed and administratively closed pending the outcome of the California action. Both parties filed motions for summary judgment on a variety of issues, including a motion by Octel for summary judgment declaring the Gilbarco patent unenforceable due to inequitable conduct during the procurement of the patent. On February 12, 1996, the Court granted Octel's motion for summary judgment (and denied Gilbarco's counter-motion) and declared the patent unenforceable as a matter of law. The Court subsequently entered judgment in favor of Octel and against Gilbarco in the underlying action and awarded Octel its costs in connection with the lawsuit. Gilbarco's subsequent challenge of the Court's ruling was denied and it is now expected that Gilbarco will appeal the final judgment invalidating their patent.

         Octel believes, based on information currently available, that Octel is not infringing any valid patents of Theis or Gilbarco. Octel will vigorously defend the patent infringement claims and any related claims for compensatory damages. While litigation is inherently uncertain, Octel believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position.



                                           OCTEL COMMUNICATIONS CORPORATION


                                           /s/ JAMES F. ENGLE
                                           -------------------------------
                                           James F. Engle
                                           Vice President and Treasurer

                        OCTEL COMMUNICATIONS CORPORATION

                               INVESTMENT POLICY

I.       PURPOSE

         The purpose of this investment policy is to establish guidelines for the management of the Company's investable funds. Investable funds will be managed in a manner that assures maximum safety and liquidity while maximizing return within appropriate risk constraints. The Company will assume only the level of investment risk deemed appropriate for a non-financial corporation chiefly concerned with its primary business operations. Funds will be invested in a range of maturities, governed by the requirements of short, intermediate and long-range cash forecasts and continuing evaluation of market conditions, to ensure adequate liquidity and risk diversification.

II.      INVESTMENT PORTFOLIO COMPOSITION

         The overall Investment Portfolio will be comprised of two separate investment pools, each designed to meet specific liquidity objectives as defined below:

         A. LIQUID INVESTMENT POOL: A designated portion of the overall Investment Portfolio devoted to meeting the daily working capital requirements of the Company and its subsidiaries. The size of the Liquid Investment Pool will be determined by a rolling thirty (30) day forecast of operating cash requirements. The thirty (30) day forecast will be based upon cash flow estimates from current levels of receivables and payables, operating expense levels, capital expenditures, and other special cash requirements that may arise.

         B. CORE INVESTMENT POOL: The remaining portion of the overall Investment Portfolio not required for daily working capital requirements of the Company. The Core Investment Pool will consist of an appropriate level of short, intermediate and long-term maturities designed to balance the overall Investment Portfolio to an appropriate constant duration (weighted average of cash flows) given short, intermediate and long-range cash forecasts, market conditions and general business conditions. Core Investments will be managed to allow for sufficient liquidity for uncertain cash flows during any twelve (12) month period.

III.     INVESTMENT CRITERIA

         First and foremost, the investment of all Company funds will adhere to the following investment objectives:

         First:  Preservation of capital (credit quality)
         Second: Liquidity (convertibility into cash)
         Third:  Yield (rate of return)

         To meet the objectives above, the Company and its subsidiaries will invest excess funds as follows:

         A. The Liquid Investment Pool will consist of demand and/or interest bearing bank deposits and short-term, investment grade, marketable securities with maximum maturities of thirty
                 (30) days. Approved securities for the Liquid Investment Pool include the following:

                          Demand Deposits Accounts*
                          Money Market Accounts*
                          Certificates of Deposit*
                          U.S. Treasury Securities
                          U.S. Gov't Agency Discount Notes
                          Canada Gov't Short Term Notes**
                          Canadian Provincial Yankee Bonds
                          (with a minimum of an A rating)
                          United Kingdom Gov't Short Term Notes**
                          Japan Gov't Short Term Notes**
                          Germany Gov't Short Term Notes**
                          France Gov't Short Term Notes**
                          Repurchase Agreements
                          Commercial Paper
                          Bankers Acceptances
                          Overnight Eurodollar Time Deposits
                          Variable Rate Demand Notes
                          Tax-Exempt Money Market Funds

                          *Only with an authorized bank
                          **Sovereign debt or direct obligations of the Central
                            Government

         Only as much excess funds as required to satisfy any possible compensating balance arrangement or to meet cash needs within five (5) business days will be maintained in Demand Deposit Accounts. All remaining excess funds not maintained in Demand Deposit Accounts and comprising the Liquid Investment Pool will be invested in appropriate money market or short-term securities as defined above.

         Repurchase Agreements will be made only with primary government dealers, will specify only U.S. Treasuries as collateral, and will require that 102% collateral be delivered.

         B. The Core Investment Pool will consist of investment grade, marketable securities greater than thirty (30) days and less than ten (10) years with a constant duration (weighted average of cash flows) not to exceed two (2) years.

                 For securities which have put or reset dates or trade based on their average maturity, the put date, reset date, or average maturity will be used instead of the final maturity date for compliance with the maturity limitation guidelines.

                 Approved securities and permitted concentrations for the Core Investment Pool include the following:

                          U.S. Treasury Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100%
                          Federal Agency Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100
                          Tax-Exempt State and Municipal Notes and Bonds  . . . . . . . . . . . . . . . . . . . . . . . .    *
                          Tax-Exempt Put Paper  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    *
                          Tax-Exempt Commercial Paper . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    *
                          Marketable Certificates of Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
                          Eurodollar Certificates of Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
                          Bank Time Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
                          Bankers Acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
                          Taxable Commercial Paper  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                          Asset-backed Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                          Floating Rate Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                          Corporate Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

                                  * Permitted concentrations of tax-exempt securities are limited according to the Company's alternative minimum tax position which will be analyzed annually.

                 A maximum of 40% of the Investment Portfolio is permitted to be in sovereign securities of foreign issuers with no more than 20% invested with issuers of any one country.

                 All investments will be investment grade securities as specified by security type and meet the Company's requisite quality standards as outlined below:

                          1) All securities will be rated at least "A" by Moody's, Standard & Poors and/or Fitch.

                          2) Tax-exempt instruments will be rated at a minimum of A1/P1.

                 If any security held is subsequently downgraded below the rating specified above, the Treasury Department will take appropriate action as deemed necessary under the circumstances.

                 No single issuer will represent more than 10% of the overall Investment Portfolio, except for U.S. Treasury and Federal Agency Securities which can be up to 100% of the overall Investment Portfolio. Corporate and tax-exempt issues will be readily marketable and well diversified. In addition, tax-exempt securities escrowed in or collateralized with U.S. Government and its Agencies will be exempt from the 10% limitation and from any rating restrictions.

IV.      PROHIBITED INVESTMENTS

         Because of inherent risk conditions which violate the investment guidelines of this policy, the following securities are expressly prohibited from inclusion in the Investment Portfolio:

                 o        Collateralized Mortgage Obligations
                 o        Repackaged Zero-Coupon Bonds
                 o        Mortgage-Backed Pass-Through Bonds
                 o        Interest Only (IO's)

                 Any securities not listed in Section III of this Investment Policy.

V.       INVESTMENT RESPONSIBILITY

         The overall responsibility for the Investment Portfolio rests with the Treasurer. In his absence, decisions may be made by the Chief Financial Officer or Corporate Controller. Treasury may manage the Investment Portfolio in-house, permit the Investment Advisors to manage it or a combination of both.

         The Corporate Controller has the responsibility to maintain proper internal accounting controls over investment transactions and to establish, maintain and enforce proper accounting treatment of invested funds in accordance with generally accepted accounting principles.

         The Treasurer is permitted to delegate the management of certain Liquid Investments to the Foreign Controllers and delegate the management of the Core Investments to one or more outside Investment Advisors. The Treasurer has the authority to approve Foreign Controller investment purchases that exceed maturities of thirty (30) days if repatriation issues result in a build-up of excess funds. The Foreign Controllers and Investment Advisor(s) will, at all times, make investment decisions governed by the letter and the spirit of this Investment Policy.

         In addition, the Treasurer is permitted to authorize individuals within the Company to approve security purchases and sales on behalf of the Company and its subsidiaries. The following specifies the dollar limit that authorized individuals may approve for any individual transaction:

                 Up to $ 3 million         Any Authorized Individual
                 Up to $ 10 million        Treasurer or Corporate Controller
                 Over  $ 10 million        Chief Financial Officer

         The following Investment Advisors, Investment Banks and Banking Institutions may be used to purchase or sell securities for the Investment Portfolio:

                 BankAmerica Corporation
                 BA Securities, Inc. (a BankAmerica Corporation subsidiary) Alex Brown & Sons, Inc.
                 Goldman Sachs & Co.
                 Hambrecht & Quist LLC
                 Morgan Stanley & Company
                 Oppenheimer & Co., Inc.
                 Payden and Rygel
                 Swiss Bank Corporation
                 The First National Bank of Boston
                 Weiss, Peck and Greer

VI.      SAFEKEEPING

         Safekeeping for all marketable securities will be at Bank of America or another authorized institution offering custodial account services. A review of the safekeeping institution(s) will be conducted annually and monthly reports will be maintained and monitored by Treasury.

VII.     REPORTING AND REVIEW

         The activity and performance of the Investment Portfolio will be reported and reviewed as follows:

         1) The Investment Portfolio will be reported and reviewed quarterly with the Chief Financial Officer and Corporate Controller. The format will be a summary report, prepared by Treasury, which includes information on the types of securities owned and the associated maturities, yields, and concentrations. The report will be segregated into the Liquid Investment Pool and the Core Investment Pool.

                 Treasury will maintain trade and credit files on all investments purchased in-house and will have ready access to the Investment Advisors' credit files on an as needed basis. The following information must be included in the trade and credit files for all investments purchased in-house:

                 o        Trade ticket with proper approvals
                 o        Broker trade confirmation
                 o Security prospectus (except U.S. Treasury & Federal Agency Securities)

         2) The Investment Portfolio will be reported quarterly to the Board of Directors of the Company.

         3) This Investment Policy and the Investment Portfolio will be reviewed on an annual basis with the Board of Directors of the Company.

                         CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   A S S E T S
                                                                                                JUNE 30,
                                                                                          1995            1994
                                                                                        ---------       ---------
Current assets:
  Cash and equivalents                                                                  $  24,521       $  17,889
  Short-term investments                                                                   28,054          68,463
  Accounts receivable, net of allowance for doubtful
    accounts of $2,938 and $2,665                                                         110,679          90,013
  Accounts receivable from related parties                                                  6,270           2,159
  Inventories                                                                              31,151          28,920
  Prepaid expenses and other                                                               15,448          13,865
                                                                                        ---------       ---------
        Total current assets                                                              216,123         221,309

Property, plant and equipment, net                                                        128,753          95,076
Deposits and other assets                                                                  23,400          29,743
                                                                                        ---------       ---------
        Total                                                                           $ 368,276       $ 346,128
                                                                                        =========       =========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade payables                                                                        $  21,157       $  16,250
  Accrued compensation and employee benefits                                               28,188          25,010
  Income taxes payable                                                                      7,921           2,616
  Accrued and other liabilities                                                            35,465          44,660
                                                                                        ---------       ---------
        Total current liabilities                                                          92,731          88,536
Long-term obligations                                                                         602           1,400
Commitments and contingencies (Notes 2, 9, 10, 14, 16 and 18)                                  --              --
Stockholders' equity:
  Preferred stock, $.001 par value--authorized 5.0 million shares; none
    outstanding                                                                                --              --
  Common stock, $.001 par value--authorized 5.0 million shares; none
    outstanding: 1995, 23.8 million shares, 1994, 24.2 million shares                     183,193         174,356
  Notes receivable from employees                                                          (1,347)             --
  Retained earnings                                                                        96,039          82,736
  Unrealized loss on marketable securities (net of deferred taxes of $86 and $330)            (94)           (540)
  Accumulated translation adjustments                                                        (501)           (360)
  Treasury stock at cost: 1995, 0.1 million shares, 1994, none                             (2,347)             --
                                                                                        ---------       ---------
    Total stockholders' equity                                                            274,943         256,192
                                                                                        ---------       ---------
        Total                                                                           $ 368,276       $ 346,128
                                                                                        =========       =========

                See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  YEAR ENDED JUNE 30,
                                                                                        -----------------------------------------
                                                                                          1995            1994            1993
                                                                                        ---------       ---------       ---------
NET REVENUES:
  Systems                                                                               $ 314,343       $ 292,090       $ 254,860
  Services and license                                                                    158,249         114,135          83,618
                                                                                        ---------       ---------       ---------
    Total net revenues                                                                    472,592         406,225         338,478

COSTS AND EXPENSES:
  Cost of systems                                                                         103,541          89,423          74,856
  Cost of services                                                                         89,787          72,379          54,521
  Research and development                                                                 74,644          58,325          44,420
  Selling, general and administrative                                                     154,302         149,027         127,559
  Non-recurring charge for in-process
    research and development                                                                4,725              --              --
  Integration costs                                                                         2,848          18,258              --
                                                                                        ---------       ---------       ---------
    Total costs and expenses                                                              429,847         387,412         301,356
                                                                                        ---------       ---------       ---------
Operating income                                                                           42,745          18,813          37,122
Interest and other income (expense), net                                                    2,887          (1,470)          4,294
                                                                                        ---------       ---------       ---------
Income before income taxes and cumulative effect of
    accounting change                                                                      45,632          17,343          41,416
Provision for income taxes                                                                 14,500           3,800          11,734
                                                                                        ---------       ---------       ---------
Income before cumulative effect of accounting change                                       31,132          13,543          29,682
Cumulative effect of accounting change                                                         --              --             115
                                                                                        ---------       ---------       ---------
    NET INCOME                                                                          $  31,132       $  13,543       $  29,567
                                                                                        =========       =========       =========
INCOME PER COMMON AND EQUIVALENT SHARE:
  Primary:
    Income before cumulative effect of accounting change                                $    1.26       $    0.54       $    1.19
    Cumulative effect of accounting change                                                     --              --              --
                                                                                        ---------       ---------       ---------
    NET INCOME                                                                          $    1.26       $    0.54       $    1.19
                                                                                        =========       =========       =========
  Fully diluted:
    Income before cumulative effect of accounting change                                $    1.21       $    0.54       $    1.19
    Cumulative effect of accounting change                                                     --              --              --
                                                                                        ---------       ---------       ---------
    NET INCOME                                                                          $    1.21       $    0.54       $    1.19
                                                                                        =========       =========       =========
  Weighted average number of common and equivalent
    shares used in computation:
    Primary                                                                                24,724          25,096          24,869
                                                                                        =========       =========       =========
    Fully diluted                                                                          25,728          25,096          24,869
                                                                                        =========       =========       =========

                See notes to consolidated financial statements.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              UNREALIZED
                                                          NOTES                               GAIN (LOSS)
                                    COMMON STOCK        RECEIVABLE                                ON        ACCUMULATED
                                ---------------------   FROM SALE     DEFERRED     RETAINED   MARKETABLE    TRANSLATION
                                  SHARES      AMOUNT     OF STOCK   COMPENSATION   EARNINGS   SECURITIES    ADJUSTMENTS     TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
Balances, June 30, 1992         22,777,556   $149,429    $  (162)      $ (271)     $ 53,231     $   --         $  159     $ 202,386
Pooling of interests
adjustments                        456,320        353         --           --            37         --             --           390
Sale of common stock under
Employee Stock Purchase Plan       251,645      4,037         --           --            --         --             --         4,037
Sales of common stock, net of
stock surrendered                  375,993      3,524         --           --           (35)        --             --         3,489
Proceeds from sale of put
warrants                                --        977         --           --            --         --             --           977
Repurchases of common stock -
retired                           (603,951)    (3,625)        --           --        (9,478)        --             --       (13,103)
Deferred compensation
amortization                            --         --         --          216            --         --             --           216
Tax benefit of stock option
transactions                            --      2,175         --           --            --         --             --         2,175
Payment on notes receivable             --         --        106           --            --         --             --           106
Translation adjustments                 --         --         --           --            --         --           (559)         (559)
Net income                              --         --         --           --        29,567         --             --        29,567
- -----------------------------------------------------------------------------------------------------------------------------------
Balances, June 30, 1993         23,257,563    156,870        (56)         (55)       73,322         --           (400)      229,681
Sale of common stock under
Employee Stock Purchase Plan       326,860      5,224         --           --            --         --             --         5,224
Sales of common stock, net of
stock surrendered                  817,921     11,256         --           --          (121)        --             --        11,135
Repurchases of common stock -
retired                           (232,000)    (1,759)        --           --        (4,008)        --             --        (5,767)
Deferred compensation
amortization                            --         --         --           55            --         --             --            55
Tax benefit of stock option
transactions                            --      2,765         --           --            --         --             --         2,765
Payment on notes receivable             --         --         56           --            --         --             --            56
Unrealized loss on marketable
securities                              --         --         --           --            --     $ (540)            --          (540)
Translation adjustments                 --         --         --           --            --         --             40            40
Net income                              --         --         --           --        13,543         --             --        13,543
- -----------------------------------------------------------------------------------------------------------------------------------
Balances, June 30, 1994         24,170,344    174,356         --           --        82,736       (540)          (360)      256,192
Sale of common stock under
Employee Stock Purchase Plan       369,026      5,966         --           --            --         --             --         5,966
Sales of common stock, net of
stock surrendered                  593,090      6,870         --           --            --         --             --         6,870
Repurchases of common stock -
retired                         (1,200,600)    (8,207)        --           --       (17,829)        --             --       (26,036)
Repurchases of common stock -
held in treasury                  (105,000)      (733)        --           --        (1,614)        --             --        (2,347)
Proceeds from sale of put
warrants                                --      1,768         --           --            --         --             --         1,768
Tax benefit of stock option
transactions                            --      2,440         --           --            --         --             --         2,440
Notes receivable from
employees                               --         --     (1,347)          --            --         --             --        (1,347)
Unrealized gain on marketable
securities                              --         --         --           --            --        446             --           446
Translation adjustments                 --         --         --           --            --         --           (141)         (141)
Net income                              --         --         --           --        31,132         --             --        31,132
- -----------------------------------------------------------------------------------------------------------------------------------
Balances, June 30, 1995         23,826,860   $182,460    $(1,347)          --      $ 94,425     $  (94)        $ (501)    $ 274,943
===================================================================================================================================


                See notes to consolidated financial statements.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                                  YEAR ENDED JUNE 30,
                                                                                        ---------------------------------------
                                                                                          1995           1994            1993
                                                                                        --------       --------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                            $ 31,132       $ 13,543       $ 29,567
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization                                                           30,660         34,219         22,287
  Amortization of premium on marketable securities                                           187            294             --
  Deferred income taxes                                                                    1,537        (13,909)         1,948
  Deferred compensation                                                                       --             55            216
  Purchased in-process research and development                                            4,725             --             --
  Changes in assets and liabilities:
    Accounts receivable                                                                  (24,005)       (13,572)       (20,891)
    Inventories                                                                           (1,946)          (449)         1,438
    Prepaid expenses and other                                                            (2,381)        (1,633)          (239)
    Trade payables                                                                         4,866             46         (1,441)
    Accrued compensation and employee benefits                                             3,052          4,860          3,507
    Accrued and other liabilities                                                         (1,023)        25,964          3,451
                                                                                        --------       --------       --------
      Net cash provided by operating activities                                           46,804         49,418         39,843
                                                                                        --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sales of common stock under employee stock plans, net                                   11,618         16,480          7,543
  Repurchases of common stock                                                            (28,383)        (5,767)       (13,103)
  Proceeds from sale of financial instruments-put warrants                                 1,768             --            977
  Issuance of common stock                                                                    --             --             18
  Payment on notes receivable                                                                 --             56            106
  Repayment of long-term obligations                                                        (831)          (605)        (1,257)
                                                                                        --------       --------       --------
    Net cash provided by (used for) financing activities                                 (15,828)        10,164         (5,716)
                                                                                        --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments                                                    (37,516)      (128,869)      (256,016)
  Sales and maturities of short-term investments                                          78,421        133,115        250,965
  Property, plant and equipment additions, net                                           (56,857)       (58,648)       (30,775)
  Changes in deposits and other assets                                                    (2,537)       (13,970)       (15,576)
  Acquisition of intellectual and personal property                                       (5,061)            --             --
  Net cash used in business acquisitions                                                      --             --         (9,391)
                                                                                        --------       --------       --------
    Net cash used for investing activities                                               (23,550)       (68,372)       (60,793)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                     (794)           103            214
                                                                                        --------       --------       --------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                                            6,632         (8,687)       (26,452)
CASH AND EQUIVALENTS:
  Beginning of year                                                                       17,889         26,576         53,028
                                                                                        --------       --------       --------
  End of year                                                                           $ 24,521       $ 17,889       $ 26,576
                                                                                        ========       ========       ========

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND BASIS OF PRESENTATION

        The Company designs, manufactures and markets voice information processing systems. The Company also provides voice processing and networking services. The consolidated financial statements include the Company and its wholly owned subsidiaries. Intercompany balances and transactions are eliminated in consolidation. Certain prior years' costs previously reported as selling, general and administrative have been reclassified to cost of services to conform to the fiscal 1995 presentation.

2.      SIGNIFICANT ACCOUNTING POLICIES

        Cash equivalents

        Cash equivalents consist of all highly liquid debt instruments purchased with a maturity of three months or less.

        Short-term investments

        In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The Company adopted the provisions of SFAS 115 for investments held as of June 30, 1994. Under the provisions of SFAS 115, the Company has classified its investments in certain debt securities as "available-for-sale." Such investments are recorded at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Interest income is recorded using an effective interest rate, with the associated premium or discount amortized to "Interest and other income (expense), net." The cost of securities sold is based upon the specific identification method. In accordance with the provisions of SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of June 30, 1994 of adopting SFAS 115 was to decrease stockholders' equity by $0.5 million to reflect the net unrealized loss on investments classified as "available-for-sale" and previously recorded at cost. See Note 3.

        Foreign currency translation

        The Company's foreign subsidiaries operate using local functional currencies, except for Israel, which uses the U.S. Dollar as its functional currency. Accordingly, assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are accumulated as a separate component of stockholders' equity. Realized and unrealized gains and losses on foreign currency transactions and hedge contracts are included in interest and other income (expense), net.

        Financial instruments and risk concentration

        The forward hedge contracts discussed above require the Company to exchange currencies at rates agreed upon at the inception of the contracts. Although the gross amounts are used to express the volume of these transactions, the amounts potentially subject to credit risk are limited to the difference between the counterparty's obligation and the obligation of the Company. The contracts do not subject the Company to significant market risk from exchange rate movements because the contracts offset foreign currency balances and transactions being hedged. The Company maintains policies for entering into foreign exchange contracts and investments.

        Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash equivalents, short-term investments, accounts receivable and financial instruments used in hedging activities. The Company's cash equivalents and short-term investments are primarily in U.S. government obligations and municipal notes and bonds that have maturities ranging from 1995 through 2003. The Company believes no significant concentration of credit risk exists with respect to these financial instruments. Balances due from international customers account for 32 percent of the total accounts receivable at June 30, 1995 (35 percent at June 30, 1994). Additionally. distributors and VIS customers comprise 13 percent and 38 percent of total accounts receivable, respectively (18 percent and 40 percent in 1994, respectively). Generally, the Company requires no collateral from customers. The Company believes that any credit risks are substantially mitigated by the Company's credit evaluation process.

         Fair value of financial instruments

         For certain of the Company's financial instruments, including cash and equivalents, short-term investments, accounts receivable. accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. Consequently, such instruments are not included in the following table. The following table provides information regarding the estimated fair values of off balance sheet financial instruments determined based on quoted market prices of comparable instruments (in thousands):


                                                           JUNE 30, 1995                      JUNE 30, 1994
                                                     ---------------------------        ------------------------
                                                     NOTIONAL          ESTIMATED        NOTIONAL       ESTIMATED
                                                      AMOUNT          FAIR VALUE         AMOUNT       FAIR VALUE
                                                     --------         ----------        --------      ----------
 Forward exchange contracts:
      Sell foreign currency                          $10,112            $10,097         $17,917         $17,763
      Buy foreign currency                             3,174              3,184               -               -

         Inventories

         Inventories are stated at the lower of cost (first-in, first-out) or market.

         Development costs

         Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." The Company has not capitalized any software development costs, as the Company's current process for developing this software is essentially completed concurrently with the establishment of technological feasibility. In connection with the VMX merger, certain costs formerly capitalized by VMX were written off to conform accounting practices during fiscal 1994.

         In fiscal 1995, 1994 and 1993, the Company entered into contracts for funded software development projects. These contracts are contractual services as defined by Statement of Financial Accounting Standards No. 68, "Research and Development Arrangements." The Company defers development costs and revenue for these projects and such deferred costs are expensed to cost of sales when the related revenue is recognized. The Company maintains all rights related to the funded projects. During fiscal 1995, the Company incurred a one-time charge of approximately $1.2 million related to a cancelled contract for software development. As of June 30, 1995, all current projects are expected to be completed substantially in accordance with the related contract.

         As of June 30, 1995, $O.5 million of costs related to these contracts were deferred ($2.9 million and $1.9 million at June 30, 1994 and 1993, respectively). Prepayments recorded as a liability were $0.2 million at June 30, 1995 ($1.0 million and $0.1 million were recorded at June 30, 1994 and 1993, respectively). In fiscal year 1995, $1.0 million was expensed to cost of sales and $1.0 million recognized as revenue for contracts ($0.8 million was expensed to cost of sales and recognized as revenue in 1994 and $0.3 million was expensed to cost of sales and recognized as revenue in 1993).

        Acquired in-process research and development

        In August 1994, the Company purchased certain intellectual and personal property from another company for $5.1 million. Of the total purchase price, $4.7 million was allocated to in-process research and development and $0.4 million was allocated to property and equipment. The in-process research and development was expensed in the first quarter of fiscal 1995.

        Property, plant and equipment

        Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

                Buildings                            40 years
                Machinery & equipment            2 - 10 years
                Furniture & fixtures                  5 years
                Leasehold improvements          Life of lease

        Intangible assets

        Goodwill represents the excess of acquisition cost, including reserves for certain acquisition-related expenses, over the fair value of the net assets acquired and was being amortized on a straight-line basis over ten years. Goodwill of $1.7 million was included in the balance sheet caption "Deposits and other assets" as of June 30, 1994. During fiscal 1995, the balance in Goodwill was eliminated in connection with the reversal of remaining acquisition reserves that were no longer required.

        The Company has acquired various technology licenses and enters into other agreements requiring prepayments. The cost of the licenses and other agreements is amortized from the date that the related product is commercially available over periods based on anticipated future revenue streams from the related products not exceeding 36 months. As of June 30, 1995 and 1994, $2.5 million and $3.3 million, respectively, were included in the balance sheet caption "Deposits and other assets" for such assets.

        Revenue recognition

        Revenue is recognized upon shipment to distributors and upon installation for end users. Revenue is also recognized upon shipment to end users for orders from businesses which have previously installed the Company's products, and upon shipment of upgrades and expansions to larger capacity systems.

        Revenues on service contracts are primarily recognized ratably over the contract period.

        Returns and allowances

        The Company does not generally reserve for returns because, historically, the Company has not experienced any significant returns of any of its products by customers.

        Warranty costs

        The Company warrants its products for one year after delivery to the purchaser or after Company performed installation. Provision for estimated warranty costs is recorded at the time of sale.

        Income taxes

        Effective July 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

        As permitted by SFAS No. 109, the Company elected to record the cumulative effect of adopting this pronouncement as a change in accounting principle as of July 1, 1992, the result of which was a reduction in fiscal 1993 net income of $0.1 million. This charge represents the writedown of net deferred tax assets and liabilities from the tax rates in effect when they arose to current statutory tax rates.

        Net income per common and equivalent share

        Primary and fully diluted net income per common and equivalent share are computed based upon the weighted average number of common and equivalent shares from stock options and put warrants (using the treasury stock method) and shares subscribed under the Employee Stock Purchase Plan.

3.      INVESTMENTS

        At June 30, 1995, all cash equivalents and short-term investments were considered available-for-sale securities and consisted of the following (in thousands):

                                         UNREALIZED    UNREALIZED      ACCRUED        ESTIMATED
                                COST        GAINS        LOSSES        INTEREST       FAIR VALUE
                               -------   ----------    ----------      --------       ----------
U.S. Government securities     $12,117      $ --          $(180)        $ (82)          $11,855
Municipal notes bonds           22,200        41            (41)         (376)           21,824
                               -------      ----          -----         -----           -------
                               $34,317      $ 41          $(221)        $(458)          $33,679
                               =======      ====          =====         =====           =======

        At June 30, 1994, all cash equivalents and short-term investments were considered available-for-sale securities and consisted of the following (in thousands):

                                         UNREALIZED    UNREALIZED      ACCRUED        ESTIMATED
                                COST        GAINS        LOSSES        INTEREST       FAIR VALUE
                               -------   ----------    ----------      --------       ----------
U.S. Government securities     $ 9,803      $  9          $(455)        $(103)          $ 9,256
Municipal notes bonds           60,598        17           (441)         (891)           59,281
                               -------      ----          -----         -----           -------
                               $70,401      $ 41          $(896)        $(994)          $68,537
                               =======      ====          =====         =====           =======

        At June 30, 1995 and 1994, these securities were classified on the balance sheet as follows (in thousands):

                                  1995            1994
                                -------         -------
Cash equivalents                $ 6,083         $ 1,068
Short-term investments           28,054          68,463
                                -------         -------
                                $34,137         $69,531
                                =======         =======

        The cost and estimated fair value of available-for-sale debt securities as of June 30, 1995, by contractual maturity, consisted of the following (in thousands):

                                                        ESTIMATED
                                         COST           FAIR VALUE
                                         ----           ----------
Due in one year or less                $15,573           $15,457
Due in one to three years               14,778            14,476
Due thereafter                           3,966             3,746
                                       -------           -------
                                       $34,317           $33,679
                                       =======           =======

        For the year ended June 30, 1995, the Company had $212.3 million in proceeds from sales of available-for-sale investments, $0.3 million of gross realized gains and $0.4 million of gross realized losses on those sales.

4.      BUSINESS COMBINATIONS -- POOLING OF INTERESTS METHOD

        VMX, Inc.

        On March 31, 1994, Octel Acquisition Corporation, a wholly owned subsidiary of Octel, was merged with and into VMX, Inc. (VMX), with VMX being the surviving corporation and a wholly owned subsidiary of Octel. In the transaction, approximately 5.4 million shares of Octel's common stock were issued in exchange for all of the outstanding common stock of VMX. The merger was accounted for as a pooling of interests, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of VMX for all periods prior to the merger. Effective in the quarter ended March 31, 1994, VMX recorded $2.2 million in charges to operations to conform certain changes in estimates and accounting policies to those of Octel.

        VMX provided integrated messaging and call processing systems, software and services that combined voice, data and image for business communications, worldwide.

        Separate results of the combining entities for the periods prior to the merger were as follows (in thousands):

                                        NINE MONTHS ENDED         YEAR ENDED
                                         MARCH 31, 1994         JUNE 30, 1993
                                        -----------------       -------------
NET REVENUES:
  Octel                                     $216,662              $249,549
  VMX                                         74,270                90,463
  Less intercompany sales                     (1,233)               (1,534)
                                            --------              --------
                                            $289,699              $338,478
                                            ========              ========

NET INCOME:
  Octel                                     $ 16,724              $ 22,553
  VMX                                          4,844                 7,036
  Intercompany transactions                       10                   (22)
  Merger related costs and
    adjustments (net of tax benefits)        (18,755)                   --
                                            --------              --------
                                            $  2,823              $ 29,567
                                            ========              ========

        In connection with the merger, approximately $3.6 million of merger expenses were incurred and charged to interest and other income (expense), net during the third quarter of fiscal 1994. These non-recurring expenses included investment banking fees of $2.6 million, legal and accounting fees of $0.6 million and other miscellaneous expenses of $0.4 million.

        Also in connection with the merger, the Company recorded integration costs in the third quarter of fiscal 1994 of $18.3 million related to costs associated with consolidating facilities and personnel. Included in such integration costs were building lease termination fees and moving costs in connection with redundant facilities, employee severance, relocation expenses, and the write-off of leasehold improvements and assets impaired as a direct result of the merger. The balance in these reserves of $4.6 million at June 30, 1995 is included in Accrued and other liabilities" on the balance sheet. Additional expenses of $2.8 million were incurred in fiscal 1995, relating primarily to literature design for name change and other modifications to literature for the merged company and the consolidation of processes and computer systems of the merged company.

         Rhetorex, Inc.

         In March 1993, the Company issued the equivalent of 346,218 shares of its Common Stock in exchange for all of the outstanding capital stock of Rhetorex, Inc. (Rhetorex). which has been accounted for as a pooling of interests. In addition the Company assumed Rhetorex stock options which represented options to purchase 3,779 shares of the Company's Common Stock subsequent to the transaction. Rhetorex designs and manufactures high performance voice processing components and software for personal computers.

         Compass Technology, Inc.

         Effective August 12, 1992, the Company consummated a business combination with Compass Technology, Inc. (now Octet PC Products Division (OPCPD)) which was accounted for as a pooling of interests. OPCPD develops and markets voice processing applications software for PC-based systems. To effect the combination, approximately 460,000 shares of common stock were issued in exchange for substantially all equity securities of OPCPD. The net assets of OPCPD amounted to $0.5 million at June 30, 1992.

5.       BUSINESS COMBINATION - PURCHASE METHOD

         On October 21, 1992, the Company acquired Tigon Corporation (now Octet Network Services (ONS)) from Ameritech. ONS, is a provider of voice processing and networking services primarily in the United States. The purchase price of $12 million was paid in cash. The acquisition was accounted for as a purchase and the results of ONS' operations were combined with those of the Company from the date of acquisition. Goodwill of $7.5 million, representing the excess of acquisition cost, including reserves for certain acquisition related expenses, over the $10.3 million estimated fair value of the net assets acquired, was recorded at the date of acquisition, prior to the adoption of SFAS No. 109. As discussed in Note 13 below, the assets and liabilities assumed in the acquisition of ONS were remeasured in connection with the adoption of SFAS No. 109 by the Company. The gross balance of goodwill at June 30, 1994 was $2.1 million, which reflects the change for the SFAS No. 109 remeasurement and the final purchase price allocation adjustment of $1.3 million made prior to the end of the one year anniversary date of the acquisition. Goodwill amortization expense for fiscal 1995, 1994 and 1993 was $0.2 million, $0.3 million and $0.1 million respectively. During fiscal 1995, the balance in Goodwill was eliminated in connection with the reversal of remaining acquisition reserves that were no longer required.

6.       INVENTORIES

         Inventories consist of (in thousands):

                                                                                        JUNE 30,
                                                                               --------------------------
                                                                                  1995               1994
                                                                               --------------------------
 Finished goods                                                                 $5,009            $ 5,864
 Work-in-process                                                                 8,586             12,248
 Raw materials                                                                  17,556             10,808
                                                                               --------           -------
    Total inventories                                                          $31,151            $28,920
                                                                               ========           =======

7.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consist of (in thousands):

                                                                                             JUNE 30,
                                                                                      --------------------
                                                                                        1995        1994
                                                                                      --------------------
Computers and electronic equipment                                                    $129,396     $85,545
Buildings                                                                               35,761      28,613
Furniture and fixtures                                                                  16,443      14,317
Land                                                                                    12,258      12,258
Leasehold improvements                                                                   6,273       6,867
Other machinery and equipment                                                            5,596      11,780
                                                                                      --------     -------
    Total                                                                              205,727     159,380
Accumulated depreciation and amortization                                              (76,974)    (64,304)
                                                                                      --------     -------
     Property, plant and equipment, net                                              $ 128,753     $95,076
                                                                                     =========     =======

8.       ACCRUED AND OTHER LIABILITIES

         Accrued and other liabilities consist of (in thousands):



                                                                                              JUNE 30,
                                                                                       --------------------
                                                                                         1995        1994
                                                                                       --------------------
 Unearned revenue and deposits                                                          $10,876      $9,240
 Integration reserves                                                                     4,583      12,516
 Warranty reserve                                                                         3,230       2,956
 Amounts due to distributors                                                              3,059       3,595
 Reserves for acquisition related expenses                                                    -       4,817
 Other                                                                                   13,717      11,536
                                                                                        -------     -------
   Accrued and other liabilities                                                        $35,465     $44,660
                                                                                        =======     =======

         Other liabilities primarily consist of property and sales taxes, amounts due to direct customers and other liabilities.

9.       LINE OF CREDIT AND LETTERS OF CREDIT

         Effective June 1994, the Company obtained a $30 million bank revolving line of credit which also allows the Company to obtain standby letters of credit. Borrowings under the line are unsecured and bear interest at either an adjusted LIBOR rate plus one and one-quarter percent or the greater of the Bank's base rate or the Federal Funds Effective Rate plus one-half of one percent, at the Company's discretion upon borrowing the funds. Borrowings under the line are subject to certain financial covenants and restrictions on indebtedness, equity distributions, financial guarantees, business combinations and other related items. The Company was in compliance with these covenants and had no borrowings under this line as of June 30, 1995. The line expires in June 1996.

         At June 30, 1995, the Company had $1.8 million of stand-by letters of credit outstanding. The letters of credit are primarily to guarantee payments for inventory purchases and facility lease payments. The majority of the Letters of Credit are denominated in Japanese Yen, U.S. Dollars and French Francs and expire on various dates through July 1, 1998.

10.      STOCKHOLDERS' EQUITY

         In July 1990, the Company's Board of Directors approved a common shares rights agreement and declared a dividend distribution, payable to stockholders of record on August 15, 1990, of one Common Stock purchase right for each outstanding share of its Common Stock. Initially, each right entitles the stockholder to buy one newly issued share of the Company's Common Stock at an exercise price of $80. The rights become exercisable (unless postponed by action of the disinterested directors) on the earlier of: (1) ten days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 21% or more of the outstanding Common Stock or (2) ten days following the commencement or announcement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 21% or more of the Company's outstanding Common Stock.

        If the Company is acquired in a merger or other business combination transaction without approval by the Company's Board of Directors, each right not held by the acquiring person would entitle its holder to purchase $160 worth of the common stock of the acquiring company for $80. If any person or group acquires 21% or more of the Company's Common Stock without approval by the Company's Board of Directors, each right not held by the acquiring person would entitle its holder to purchase $160 worth of the Company's Common Stock for $80.

        The rights are redeemable at the Company's option for $0.01 per right. Additionally, the exercise price, number of rights and number of common shares that may be acquired are subject to adjustment from time to time to prevent dilution. The rights expire on July 31, 2000. At June 30, 1995 substantially all shares of Common Stock are subject to this agreement.

        Common Stock

        During fiscal 1992, a stock repurchase program was approved by the Board of Directors whereby the Company may repurchase such shares of its Common Stock on the open market as may reasonably be required for exercises under the 1984 Incentive Stock Option Plan and issuances under the 1987 Employee Stock Purchase Plan. In July 1994, the Company's Board of Directors approved the repurchase of up to 3.5 million shares of its Common Stock over a period of approximately two years. During fiscal 1995, 1994 and 1993, the Company repurchased 1,305,600 shares, 232,000 shares, and 603,951 shares, respectively. Average prices paid during these periods (exclusive of any put warrant proceeds) were $22 per share, $25 per share and $22 per share, respectively. As of June 30, 1995, approximately 1 million of the repurchased shares have been reissued under employee stock plans with the balance to be reissued under such plans in fiscal 1996.

        During fiscal 1993 and 1995, in connection with its stock repurchase program, the Company sold put warrants in a series of private placements, with the intention of reducing the cost of the stock repurchase program. The put warrants entitle the holder to sell one share of common stock to the Company for each warrant held, at a specified price, if the holder exercises the warrant. The activity for fiscal 1995, 1994 and 1993 is summarized as follows:

                                        PUT WARRANTS OUTSTANDING
                        ------------------------------------------------------
                           CUMULATIVE            NUMBER OF          POTENTIAL
                        PROCEEDS RECEIVED        WARRANTS          OBLIGATION
                        -----------------        ---------         ----------
June 30, 1992                       --                   --                --
  Sales                     $  977,000              500,000       $11,043,000
  Expirations                       --             (200,000)       (3,750,000)
                            ----------            ---------       -----------
June 30, 1993                  977,000              300,000         7,293,000
  Exercises                         --             (200,000)       (5,143,000)
  Expirations                       --             (100,000)       (2,150,000)
                            ----------            ---------       -----------
June 30, 1994                  977,000                   --                --
  Sales                      1,768,000            1,143,000        25,082,000
  Exercises                         --             (383,000)       (8,436,000)
  Expirations                       --             (500,000)      (10,547,000)
                            ----------            ---------       -----------
June 30, 1995               $2,745,000              260,000       $ 6,099,000
                            ==========            =========       ===========

        In November 1994, the Company increased the number of shares of Common Stock reserved for issuance under its 1987 Employee Stock Purchase Plan from 1,250,000 to 1,650,000. Eligible employees may authorize payroll deductions of up to 10% of their compensation to purchase shares at the lower of 85% of the fair market value of the Common Stock as of the date of grant (first day of an offering period, or for newly hired employees, the date their participation begins) or the last day of the six-month offering period. In fiscal 1995, 369,000 share were purchased at an average price of $16.17 (327,000 in fiscal 1994 at an average price of $15.98 and 252,000 in fiscal 1993 at an average price of $16.04).

        During fiscal 1994, the Company increased the number of shares of Common Stock reserved for issuance under its 1985 Incentive Stock Plan from 6,300,000 to 9,600,000. In November 1994, the Company increased shares of Common Stock reserved for issuance under the Directors' Stock Option Plan from 200,000 to 350,000. Under the plans, stock options may be granted to employees, consultants and directors to purchase Common Stock at not less than fair market value at the date of grant. Options become exercisable as determined by the Board of Directors, generally over five years. However, options granted after June 1, 1994 become exercisable over four years. Options granted before November 1988 expire ten years from date of grant, while those granted after that date expire five and one-half years from date of grant, or within six months after becoming fully exercisable, whichever is sooner. At June 30, 1995, a total of 957,541 shares were available for future grants under the plans.

        In June 1994, the Board of Directors approved a repricing of stock options for certain employees, excluding senior management and officers. The employees had the option of either maintaining their existing options or cancelling any options with exercise prices greater than $17.25 and receiving new options representing 90% of the options being cancelled. The new options' vesting commencement date was reset to June 22, 1994 and the new options will vest at the rate of 25% each year over four years. The options expire five and one-half years from the grant date. The vested options may only be exercised when the fair market value of the Company's Common Stock equals or exceeds the original option exercise price; however, after five years and three months from June 22, 1994, the options may be exercised regardless of the fair market value of the Company's Common Stock for up to three months. Options for up to 1,574,717 shares were qualified for the repricing. Under this repricing, options for approximately 1,253,000 shares were cancelled and options for approximately 1,120,000 shares were granted. Fiscal 1994 activity has been adjusted in the table below to reflect the repricing.

        Information regarding outstanding stock options is as follows:

                                          SHARES        PRICE PER SHARE            TOTAL
                                        ---------       ---------------         ------------
Outstanding at June 30, 1992            3,995,808       $  .05 - 36.25          $ 51,751,035
  Granted                               2,022,418        11.25 - 27.25            43,628,690
  Cancelled                              (314,800)         .75 - 36.25            (4,964,760)
  Exercised                              (377,163)         .50 - 22.88            (3,577,452)
                                        ---------       --------------          ------------

Outstanding at June 30, 1993            5,326,263          .05 - 36.25            86,837,513
  Granted                               4,655,640        17.20 - 50.00           112,453,499
  Cancelled                            (2,150,920         2.50 - 36.25           (48,031,089)
  Exercised                              (825,595)         .05 - 25.00           (11,386,983)
                                        ---------       --------------          ------------

Outstanding at June 30, 1994            7,005,388          .05 - 50.00           139,872,940
  Granted                               1,276,830        16.25 - 29.13            27,055,260
  Cancelled                              (854,770)         .55 - 36.25           (17,942,164)
  Exercised                              (603,303)         .05 - 25.00            (7,038,525)
                                        ---------       --------------          ------------

Outstanding at June 30, 1995            6,824,145       $  .05 - 50.00          $141,947,511
                                        =========       ==============          ============

  At June 30, 1995, options to purchase 2,195,647 shares were exercisable.

        At June 30, 1995, the Company has reserved shares of Common Stock for issuance as follows:

Issuance under Incentive Stock Plan and Directors' Stock Options Plan           7,781,686
Issuance under Employee Stock Purchase Plan                                        31,841
                                                                                ---------
                                                                                7,813,527
                                                                                =========

        During fiscal 1995, certain employees exercised stock options in exchange for notes. Notes receivable from the sale of stock bear interest at variable rates ranging from 6.62% to 7.43% and are due at various dates through 1998. The notes are secured, in part, by the stock issued upon exercise of the stock options.

        In October 1990, the Board of Directors authorized a restricted stock purchase of 60,000 shares for $.001 per share by an individual who was an officer of the Company. Deferred compensation, representing the difference between $.001 per share and the fair market value of the shares at the date of issuance, was amortized over the three-year vesting period. In fiscal 1994 and 1993, $55,000 and $216,000, of deferred compensation was amortized, respectively.

11.     RELATED PARTY TRANSACTIONS

        During fiscal 1995, 1994 and 1993, the Company had sales of approximately $26.0 million, $28.4 million and $23.6 million, respectively, to companies in which a member of the Company's Board of Directors is also an officer to a company that owned approximately 3.8 percent, 6.5 percent and 9.0 percent of the Company's Common Stock at June 30, 1995, 1994 and 1993, respectively. Amounts due from these companies at June 30, 1995 and 1994 were $6.3 million and $2.2 million, respectively.

12.     INTEREST AND OTHER INCOME (EXPENSE), NET

        Interest and other income (expense), net consists of (in thousands):

                                                                1995            1994            1993
                                                              -------         -------         -------
Interest and investment income                                $ 2,514         $ 3,216         $ 3,915
Gain (loss) on sale of short-term investments, net               (105)            (11)          1,276
Interest expense                                                 (155)           (267)            (56)
Foreign exchange gains (losses), net                              744            (370)            210
Merger expenses                                                    --          (3,592)           (439)
Other expense, net                                               (141)           (446)           (612)
                                                              -------         -------         -------
   Total interest and other income (expense), net             $ 2,887         $(1,470)        $ 4,294
                                                              =======         =======         =======

        Cash payments for interest were $0.2 million, $0.3 million and $0.1 million in fiscal 1995, 1994 and 1993, respectively.

13.     INCOME TAXES

        Effective July 1, 1992, the Company adopted SFAS No. 109. As permitted by SFAS No. 109, the Company elected to record the cumulative effect of adopting this pronouncement as a change in accounting principle as of July 1, 1992, the result of which was a reduction in fiscal 1993 net income of $0.1 million.

        In accordance with the provisions of SFAS No. 109, the assets acquired and liabilities assumed in the purchase of ONS in October 1992 were remeasured. The result of applying SFAS No. 109 to the purchase of ONS was to recognize deferred tax assets and deferred tax liabilities for the future tax consequences of the deductible and taxable temporary differences between the assigned fair values of the assets and liabilities and the tax bases. In addition, a deferred tax asset has been recognized for the tax benefit of ONS' net operating loss carryforwards existing at the date of acquisition. A valuation allowance was recognized to reduce the deferred tax asset to the amount more likely than not to be realized. Goodwill, originally recorded, was reduced by $6.8 million to the difference between the purchase price and the values assigned to identifiable assets and liabilities, including deferred tax assets (net of valuation allowance) and deferred tax liabilities. In fiscal 1994, the final purchase price allocation adjustment was made (see Note 5) which had the effect of increasing deferred tax assets by approximately $0.9 million.

        As of June 30, 1995, the Company had net operating loss carryforwards of $11.8 million, resulting from the acquisition of ONS, that expire beginning of fiscal 1997 and ending in fiscal 2001. As mentioned above, a valuation allowance of $3.6 million has been recognized to offset the deferred tax assets related to those carryforwards by the tax effect of the amount of the net operating loss carryforwards which are not likely to be utilized. If realized, the tax benefit for those reserved items will be applied as a reduction of income tax expense.

        The major components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                     JUNE 30,
                                                             ------------------------
                                                               1995            1994
                                                             ------------------------
DEFERRED TAX ASSETS:
  Reserves and accrued liabilities                           $  7,179        $ 12,583
  Accumulated depreciation                                      5,193           4,522
  Net operating loss carryforwards acquired in purchase
    business combination                                        4,602           4,966
  Accrued vacation                                              2,170           1,375
  Technology purchase                                           1,830              --
  Tax credit carryforwards                                      1,669           1,634
  Accounts receivable allowance                                 1,438           1,012
  Inventory capitalization                                      1,169             577
  Profit in inventory                                           1,011              --
  Accrued commissions and compensation                            478             492
  Other                                                           258             724
                                                             --------        --------
    Total gross deferred tax assets                            26,997          27,885
    Valuation allowance                                        (3,637)         (3,637)
                                                             --------        --------
    Deferred tax assets                                        23,360          24,248
                                                             --------        --------
DEFERRED TAX LIABILITIES:
  Deferred revenue                                             (5,121)         (3,524)
  Amortization of spare parts inventory                        (2,117)         (2,781)
  State taxes                                                    (519)           (523)
  Amortization of purchased software                              (51)           (752)
  Profit in inventory                                              --            (715)
  Other                                                          (945)           (398)
                                                             --------        --------
    Total gross deferred tax liabilities                       (8,753)         (8,693)
                                                             --------        --------
    Net deferred tax assets                                  $ 14,607        $ 15,555
                                                             ========        ========

        At June 30, 1995 and 1994, a net current deferred tax asset of $6.7 million and $7.5 million, respectively, has been included in the balance sheet caption "Prepaid expenses and other," and a net long-term deferred tax asset of $7.9 million and $8.1 million, respectively, has been included in the balance sheet caption "Deposits and other assets."

        Income before income taxes and cumulative effect of accounting change includes the following components:

                                                          1995            1994            1993
                                                        --------        --------        --------
Income before income taxes and cumulative effect
  of accounting change:
    Domestic                                            $ 38,097        $ 14,375        $ 39,684
    Foreign                                                7,535           2,968           1,732
                                                        --------        --------        --------
      Total                                             $ 45,632        $ 17,343        $ 41,416
                                                        ========        ========        ========

        The provision for income taxes, attributable to income before income taxes and cumulative effect of accounting change, consists of:

                                                          1995            1994            1993
                                                        --------        --------        --------
Income tax provision (benefit)
  Current:
    Federal                                             $  9,588        $  8,123        $  6,210
    State                                                  2,429           3,313           2,148
    Foreign                                                2,475           1,454           1,274
                                                        --------        --------        --------
      Total current                                       14,492          12,890           9,632
                                                        ========        ========        ========
  Deferred:
    Federal                                                   26          (7,980)          1,773
    State                                                    (18)         (1,110)            329
                                                        --------        --------        --------
      Total deferred                                           8          (9,090)          2,102
                                                        --------        --------        --------
Provision for income taxes                              $ 14,500        $  3,800        $ 11,734
                                                        ========        ========        ========

        The reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

                                                                          1995            1994            1993
                                                                        --------        --------        --------
Statutory federal income tax rate                                           35.0%           35.0%           34.0%
State income and franchise taxes net of federal income tax effect            3.4             8.2             4.6
Research tax credits                                                        (2.5)           (8.3)             --
Foreign Sales Corporation                                                   (2.2)           (4.7)           (2.8)
Tax exempt income                                                           (1.7)           (4.1)           (1.0)
Net operating carryforwards                                                   --            (6.0)           (5.7)
Other                                                                       (0.2)            1.8            (0.8)
                                                                        --------        --------        --------
    Effective tax rate                                                      31.8%           21.9%           28.3%
                                                                        ========        ========        ========

        Cash payments for income taxes were $5.7 million, $5.8 million and $13.1 million in fiscal 1995, 1994 and 1993, respectively.

14.     LEASES

        Manufacturing and administrative facilities are leased under operating leases through 2005 with certain renewal options. At June 30, 1995, future minimum annual payments under operating leases are as follows (in thousands):

                1996                                    $ 11,251
                1997                                       9,316
                1998                                       8,375
                1999                                       5,877
                2000                                       3,057
                Thereafter                                 3,704
                                                        --------
                    Total minimum lease payments        $ 41,580
                                                        ========

        Rent expense was $9.8 million, $12.3 million, and $11.2 million in fiscal 1995, 1994 and 1993, respectively.

        On July 6, 1995, the Company entered into a one year operating lease for a parcel of undeveloped land adjacent to its current campus on which additional offices may be constructed over the next three years. This lease provides for monthly payments which vary based on the London interbank offering rate (LIBOR) and requires the Company to maintain certain financial covenants similar to its credit facilities. Future minimum lease payments under this lease are not included in the above table. In addition, this lease provides the Company with the option at the end of the lease of either acquiring the property at its original cost or arranging for the property to be acquired. The Company is contingently liable to the lessor under a 97% first-loss clause for up to $9.9 million at July 6, 1996.

15.     EXPORT SALES

        Export revenues to nonaffiliated customers primarily in Europe and Canada, and to a lesser extent in New Zealand, Japan, Hong Kong and China, aggregated $119.0 million in fiscal 1995. Export revenues were $97.4 million and $80.7 million in fiscal 1994 and 1993, respectively.

16.     LITIGATION

        Theis Research Inc.

        In April 1992, the Company filed suit, in California, against Theis Research, Inc. ("Theis") for declaratory judgment that the Company's products do not infringe three patents of Theis and that those patents are invalid. In November 1992, Theis filed a counterclaim against the Company alleging infringement of seven of Theis' patents. Subsequently, Theis dismissed with prejudice the claims as to all but four of the patents. During the first quarter of fiscal 1995, the Company engaged in a jury trial regarding infringement of the three remaining patents and the defense of patent invalidity. In October 1994, the jury returned a verdict finding, among other things, that Octel was correct in its claim and that the three patents at issue were invalid. Post-trial motions are pending and, if no settlement between the parties is reached, it is anticipated that Theis will appeal the verdict.

        Gilbarco, Inc.

        In January 1994, Gilbarco, Inc. ("Gilbarco") filed suit in the U.S. District Court for the District of Colorado against the Company and one of the Company's telephone company customers, U.S. West, alleging infringement of a Gilbarco patent and seeking unspecified damages. The Company filed an answer to the complaint denying any infringement of the patent and raising several affirmative defenses, including an assertion that the patent is invalid and unenforceable. In September 1994, the claims asserted against the Company were transferred to the U.S. District Court for the Northern District of California and those claims asserted against U.S. West were stayed and administratively closed pending the outcome of the California action. Fact discovery in the case has been completed, expert discovery is scheduled for completion in December 1995 and a trial date has been set for March 19, 1996. The Company is currently planning to file one or more motions before the trial which could dispose of some or all of the claims asserted against it.

        The Company believes, based upon information currently available, including consultations with patent counsel, that the Company is not infringing any valid patents of Theis or Gilbarco. The Company will vigorously defend the patent infringement claims and any related claims for compensatory damages. Legal expenses related to ongoing patent litigation were approximately $0.9 million in fiscal 1995. While litigation is inherently uncertain, the Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position.

17.  QUARTERLY RESULTS (unaudited)

        The following table presents unaudited quarterly operating results for each of the Company's eight fiscal quarters in the period ended June 30, 1995.

                                        FIRST           SECOND          THIRD           FOURTH
                                        QUARTER         QUARTER         QUARTER         QUARTER
                                        --------        --------        --------        --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL 1995
  Total net revenues                    $105,745        $116,240        $115,042        $135,565
  Gross profit                            63,617          68,539          65,670          81,438
  Net income(1)                            3,814           8,759           6,091          12,468
  Net income per common
    and equivalent share:
    Primary and fully diluted(1)        $   0.15        $   0.36         $  0.25         $  0.50

FISCAL 1994
  Total net revenues                    $ 91,623        $100,879        $ 97,197        $116,526
  Gross profit(2)                         54,840          61,101          56,495          71,987
  Net income (loss)                        5,960           8,467         (11,604)(3)      10,720
  Net income loss) per common
    and equivalent share:
    Primary and fully diluted           $   0.24        $   0.34        $ (0.49)(3)     $   0.43

- ---------------

(1) Includes total non-recurring charges during the first quarter for in-process research and development and integration costs of $5.0 million ($3.4 million net of taxes) and integration costs in each of the subsequent quarters of $0.8 million, $1.3 million and $0.6 million, respectively ($0.5 million, $0.9 million and $0.4 million net of taxes, respectively).

(2) Certain fiscal 1994 costs previously reported as selling, general and administrative expenses have been reclassified to cost of services to conform to the fiscal 1995 presentation.

(3) Includes total non-recurring charges for the VMX merger and integration costs of $24.1 million ($18.8 million net of taxes).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Octel Communications Corporation

         We have audited the accompanying consolidated balance sheets of Octel Communications Corporation and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying Index at Item 8. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Octel Communications Corporation and its subsidiaries as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




                                                       /s/ KPMG PEAT MARWICK LLP



Palo Alto, California
July 25, 1995

- ---------------------------------------------------------------------------
                                   FORM 10-Q
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


(Mark One)

   X Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

               For the quarterly period ended March 31, 1996, or

  ___ Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from____________to____________

                         Commission File Number 0-16588

                        OCTEL COMMUNICATIONS CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                       77-0029449
  ----------------------------                      ---------------------
  (State or other jurisdiction                        (I.R.S. Employer
      of incorporation or                          Identification Number)
         organization)


                             1001 MURPHY RANCH ROAD
                        MILPITAS, CALIFORNIA 95035-7912
                    (Address of principal executive offices)

     Registrant's telephone number, including area code, is (408) 321-2000

                              ---------------------

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                                    Yes X   No
                                       ----    -----

         The number of shares outstanding of the registrant's Common Stock on April 30, 1996 was 50,758,668. (See Note 4 to notes to condensed consolidated financial statements.)

- --------------------------------------------------------------------------------

          This document consists of 19 pages of which this is Page 1.

                        OCTEL COMMUNICATIONS CORPORATION

                                     INDEX

                              REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED MARCH 31,1996

                                                                                                       Page
                                                                                                      Number
PART 1.          FINANCIAL INFORMATION

     Item 1.     Financial Statements

                 Condensed Consolidated Balance
                 Sheets - March 31, 1996 and
                 June 30, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3

                 Condensed Consolidated Statements
                 of Operations - three and nine months ended
                 March 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4

                 Condensed Consolidated Statements
                 of Cash Flows - nine months ended
                 March 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5

                 Notes to Condensed Consolidated
                 Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6


     Item 2.     Management's Discussion and Analysis
                 of Financial Condition and Results of
                 Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9


PART II.         OTHER INFORMATION

     Item 1.     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
     Item 6.     Exhibits and Reports on Form 8-K   . . . . . . . . . . . . . . . . . . . . . . .       18

SIGNATURES       . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19

                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                        OCTEL COMMUNICATIONS CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA - UNAUDITED)

                                                                               MARCH 31,           JUNE 30,
                                                                                 1996                1995
                                                                              ----------            --------
                                                 ASSETS
Current assets:
   Cash and cash equivalents                                                  $ 28,933             $ 24,521
   Short-term investments                                                       22,653               28,054
Accounts receivable net of allowance for doubtful accounts
       of $3,593 at March 31, 1996 and $2,938 at June 30, 1995                 133,985              110,679
   Accounts receivable from related parties                                         --                6,270
   Inventories                                                                  57,317               31,151
   Prepaid expenses and other                                                   18,860               15,448
                                                                              --------              -------
      Total current assets                                                     261,748              216,123

Property, plant and equipment, net of accumulated
   depreciation and amortization of $81,635 at
   March 31, 1996 and $76,974 at June 30, 1995                                 132,578              128,753
Deposits and other assets                                                       22,958               23,400
                                                                              --------             --------
       Total                                                                  $417,284             $368,276
                                                                              --------             --------
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade payables                                                             $ 21,722            $ 21,157
   Accrued compensation and employee benefits                                   28,880              28,188
   Income taxes payable                                                          2,985               7,921
   Accrued and other liabilities                                                37,206              35,465
                                                                              --------            --------
       Total current liabilities                                                90,793              92,731
Long-term obligations                                                              325                 602

Stockholders' equity:
   Preferred stock, $.001 par value - authorized,
       5.0 million shares; none outstanding                                        --                   --
   Common stock, $.001 par value - Mar. 31, 1996 - authorized,
       100.0 million shares; outstanding, 50.1 million shares,
       June 30, 1995 - authorized, 50.0 million shares;
       outstanding, 47.7 million shares (Note 4)                               214,098             183,193
   Notes receivable from employees                                              (4,500)             (1,347)
   Retained earnings                                                           117,999              96,039
   Treasury stock at cost: 0.2 million shares at June 30, 1995                      --              (2,347)
   Other                                                                        (1,431)               (595)
                                                                              --------            --------
       Total stockholders' equity                                              326,166             274,943
                                                                              --------            --------
       Total                                                                  $417,284            $368,276
                                                                               ========            ========




           See notes to condensed consolidated financial statements.

                        OCTEL COMMUNICATIONS CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)




                                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                                --------------------------       --------------------------
                                                 MARCH 31,     MARCH 31,          MARCH 31,      MARCH 31,
                                                   1996          1995               1996           1995
                                                 --------      --------           --------       --------
NET REVENUES:
   Systems                                      $ 93,752       $ 74,653           $259,408       $223,096
   Services and license                           46,097         40,389            130,868        113,931
                                                --------       --------           --------       --------
       Total net revenues                        139,849        115,042            390,276        337,027

COSTS AND EXPENSES:
   Cost of systems                                29,276         25,981             79,761         73,488
   Cost of services                               28,953         23,391             82,267         65,713
   Research and development                       19,208         18,313             56,521         53,438
   Selling, general and administrative            43,936         38,197            125,692        112,347
   Non-recurring charge for acquired
       in-process research and
       development                                     -              -                  -          4,725
   Integration costs                                   -          1,252                  -          2,261
                                                --------       --------           --------       --------
       Total costs and expenses                  121,373        107,134            344,241        311,972
                                                --------       --------           --------       --------
Operating income                                  18,476          7,908             46,035         25,055
Interest and other income, net                       670            683              1,742          2,209
                                                --------       --------           --------       --------
Income before income taxes                        19,146          8,591             47,777         27,264

Provision for income taxes                         6,900          2,500             17,200          8,600
                                                --------       --------           --------       --------
NET INCOME                                       $12,246         $6,091            $30,577        $18,664
                                                ========       ========           ========       ========
NET INCOME PER COMMON
   AND EQUIVALENT SHARE (Note 4)                   $0.23          $0.12              $0.58          $0.38
                                                ========       ========           ========       ========

Weighted average number of
   common shares and equivalents
   used in computation (Note 4)                   53,514         49,458             53,012         49,648
                                                ========       ========           ========       ========




           See notes to condensed consolidated financial statements.

                        OCTEL COMMUNICATIONS CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (DOLLARS IN THOUSANDS - UNAUDITED)

                                                                                     NINE MONTHS ENDED
                                                                               ------------------------------
                                                                               MARCH 31,            MARCH 31,
                                                                                 1996                 1995
                                                                               ---------            ---------
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                   $ 30,577              $18,664
   Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation and amortization                                           25,040               23,164
          Amortization of premium on marketable securities                            43                  195
          Deferred income taxes                                                    5,183                 (504)
          Non-recurring charge for acquired in-process
             research and development                                                 --                4,725
          Changes in working capital:
             Accounts receivable                                                 (17,014)              (4,237)
             Inventories                                                         (23,390)              (4,607)
             Prepaid expenses and other                                           (5,622)              (2,552)
             Trade payables                                                          552                2,126
             Accrued compensation and employee benefits                              504               (3,402)
             Income taxes payable and accrued and other liabilities                5,104                 (755)
                                                                               ---------            ---------
                 Net cash provided by operating activities                        20,977               32,817
                                                                               ---------            ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Sales of common stock, net                                                     20,166               5,953
   Repurchases of common stock                                                    (8,903)            (25,320)
   Proceeds from payment of employees' notes receivable                               50                  --
   Proceeds from sale of financial instruments - put warrants                      1,762               1,408
   Repayments of long-term obligations                                              (271)               (741)
                                                                               ---------            ---------
                 Net cash provided by/(used for) financing activities             12,804              (18,700)
                                                                               ---------            ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of short-term investments                                           (24,182)             (29,967)
     Sales and maturities of short-term investments                               29,595               65,979
     Property, plant and equipment additions                                     (26,445)             (42,196)
     Changes in deposits and other assets                                         (7,977)              (1,885)
     Acquisition of intellectual and personal property                                --               (5,054)
                                                                               ---------            ---------
                  Net cash used for investing activities                         (29,009)             (13,123)
                                                                               ---------            ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                             (360)                (493)
                                                                               ---------            ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                          4,412                  501
                                                                               ---------            ---------
CASH AND CASH EQUIVALENTS:
Beginning of period                                                               24,521               17,889
                                                                               ---------            ---------
End of period                                                                   $ 28,933             $ 18,390
                                                                               =========            =========


           See notes to condensed consolidated financial statements.

                        OCTEL COMMUNICATIONS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     (MARCH 31, 1996 AND 1995 - UNAUDITED)

1. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 1996, the results of operations for the three and nine months ended March 31, 1996 and 1995 and cash flows for the nine months ended March 31, 1996 and 1995.

         The financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the Company's annual financial statements and related notes.

         Certain fiscal 1995 costs previously reported as research and development expenses have been reclassified to selling, general and administrative expenses to conform to the fiscal 1996 presentation.

2.       Short-term investments

         At March 31, 1996 and June 30, 1995, all cash equivalents and short-term investments were classified as "available-for-sale" and consisted of the following (in thousands):

                                                                          UNREALIZED     UNREALIZED     ACCRUED       ESTIMATED
                                                              COST          GAINS          LOSSES       INTEREST      FAIR VALUE
                                                              ----        ----------     ----------     --------      ----------
        At March 31, 1996:

        U.S. Government securities                         $ 11,448            $ 2         $(159)         $(70)       $ 11,221
        Municipal notes/bonds                                24,481             44           (12)         (250)         24,263
                                                           --------            ---         -----         -----        --------
                                                           $ 35,929            $46         $(171)        $(320)       $ 35,484
                                                           ========            ===         =====         =====        ========
        At June 30, 1995:

        U.S. Government securities                         $ 12,117            $ -         $(180)        $ (82)       $ 11,855
        Municipal notes/bonds                                22,200             41           (41)         (376)         21,824
                                                           --------            ---         -----         -----        --------
                                                           $ 34,317            $41         $(221)        $(458)       $ 33,679
                                                           ========            ===         =====         =====        ========

         These securities were classified on the balance sheet as follows (in thousands):


                                                                     MARCH 31, 1996                    JUNE 30, 1995
                                                                     --------------                    -------------
         Cash equivalents                                               $13,151                          $ 6,083
         Short-term investments                                          22,653                           28,054
                                                                        -------                          -------
                                                                        $35,804                          $34,137
                                                                        =======                          =======

         The cost and estimated fair value of available-for-sale debt securities by contractual maturity, consisted of the following (in thousands):

                        OCTEL COMMUNICATIONS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     (MARCH 31, 1996 AND 1995 - UNAUDITED)



                                                                      MARCH 31, 1996                        JUNE 30, 1995
                                                                 ----------------------                 ----------------------
                                                                              ESTIMATED                               ESTIMATED
                                                                   COST       FAIR VALUE                  COST        FAIR VALUE
                                                                   ----       ----------                  ----        ----------
                          Due in less than one year              $ 23,478       $ 23,325                $ 15,573       $ 15,457
                          Due in one to three years                 5,627          5,543                  14,778         14,476
                          Due thereafter                            6,824          6,616                   3,966          3,746
                                                                 --------       --------                --------       --------
                                                                 $ 35,929       $ 35,484                $ 34,317       $ 33,679
                                                                 ========       ========                ========       ========


         For the three and nine months ended March 31, 1996, the Company had $54.0 million and $149.8 million in proceeds from sales of available-for-sale investments, respectively. Gross realized gains and gross realized losses on those sales were not material. For the three and nine months ended March 31, 1995, the Company had $25.7 million and $154.8 million in proceeds from sales of available-for-sale investments, respectively. Gross realized gains and gross realized losses on those sales were not material.

3.       Inventories consist of (in thousands):

                                                                           MARCH 31,           JUNE 30,
                                                                             1996               1995
                                                                           ---------           --------
                    Finished goods                                          $ 8,649            $ 5,009
                    Work-in-process                                          14,981              8,586
                    Raw materials                                            33,687             17,556
                                                                            -------            -------
                       Total                                                $57,317            $31,151
                                                                            =======            =======

4. Net income per common and equivalent share is computed using the weighted average number of common and dilutive common equivalent shares from stock options (using the treasury stock method) and shares subscribed under the Employee Stock Purchase Plan.

         On March 25, 1996, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a 100% stock dividend distributed on May 10, 1996 to stockholders of record on April 5, 1996. All references to number of shares (except authorized shares) and per share amounts have been restated.

5.       Line of credit and letters of credit

         Effective June 1994, the Company obtained a $30.0 million bank revolving line of credit which also allows the Company to obtain stand-by letters of credit. Borrowings under the line are unsecured and bear interest at either an adjusted London interbank offering rate ("LIBOR") plus one and one-quarter percent or the greater of the Bank's base rate or the Federal Funds Effective Rate plus one-half of one percent, at the Company's discretion upon borrowing the funds. Borrowings under the line are subject to certain financial covenants and restrictions on indebtedness, financial guarantees, business combinations and other

                        OCTEL COMMUNICATIONS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     (MARCH 31, 1996 AND 1995 - UNAUDITED)

         related items. The Company was in compliance with these covenants and had no borrowings under this line as of March 31, 1996. The Company expects to renew its existing line which expires in June 1996.

         On March 31, 1996, the Company had $1.2 million of stand-by letters of credit outstanding. The letters of credit are primarily to guarantee payments for inventory purchases and facility lease payments. The majority of the letters of credit are denominated in Japanese Yen, Pounds Sterling and French Francs and expire on various dates through December 25, 1999.

6.       Lease commitment

         On July 6, 1995, the Company entered into a one-year operating lease for a parcel of undeveloped land adjacent to its current campus in Milpitas, California on which additional offices may be constructed over the next three years. This lease provides for monthly payments which vary based on the LIBOR and requires the Company to maintain certain financial covenants similar to its credit facilities. In addition, this lease provides the Company with the option at the end of the lease term of either renewing the lease, acquiring the property at its original cost or arranging for the property to be acquired.
         The Company is contingently liable to the lessor for a maximum of $9.9 million.

7. Interest and other income, net consists of the following (in thousands):

                                                              THREE MONTHS ENDED          NINE MONTHS ENDED
                                                             ---------------------      ---------------------
                                                             MARCH 31,   MARCH 31,      MARCH 31,   MARCH 31,
                                                               1996        1995           1996        1995
                                                             --------    --------       --------    --------
          Interest and investment income                       $ 512      $ 682           $1,781    $1,803
          Loss on sale of short-term investments, net              -          -               (7)      (19)
          Foreign exchange gains, net                            262        116               87       664
          Other income (expense), net                           (104)      (115)            (119)     (239)
                                                               -----      -----           ------    ------
               Total                                           $ 670      $ 683           $1,742    $2,209
                                                               =====      =====           ======    ======

8.       Integration costs

         In connection with the VMX merger, the Company recorded integration costs in fiscal 1994 of $18.3 million related to costs associated with consolidating facilities and personnel. The balance in the related reserves of $0.4 million is included in Accrued and other liabilities on the balance sheet at March 31, 1996. Additional expenses of approximately $2.3 million were incurred during the first nine months of fiscal 1995, relating primarily to literature design for name change and other modifications to literature for the merged Company and the consolidation of processes and computer systems of the merged Company. Additional integration costs of approximately $0.7 million were incurred during the first quarter of fiscal 1996 as the consolidation of the two companies was substantially completed. These costs were entirely offset by excess integration reserves which were identified and reversed during the first quarter. No additional integration costs were incurred since the first quarter of fiscal 1996.

                        OCTEL COMMUNICATIONS CORPORATION

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET REVENUES

         The Company derives revenues from the sale of systems, performance of services and generation of license fees from its three strategic business units, Global Business Solutions ("GBS"), Voice Information Services ("VIS") and Services (comprised of Octel Network Services and OcteLink). GBS consists of system sales, services and maintenance contracts to corporations and institutions including universities and governments. VIS consists of system sales and maintenance contracts to service providers like telephone companies and wireless providers.

         Total net revenues for GBS for the third quarter of fiscal 1996 were $64.3 million compared to $63.9 million in the same period last year. For the first nine months of fiscal 1996, total net GBS revenues decreased from $200.5 million in fiscal 1995 to $193.9 million in fiscal 1996. Total net revenues for VIS increased from $35.2 million in the third quarter of fiscal 1995 to $57.9 million in the third quarter of fiscal 1996. For the first nine months of the year, total net VIS revenues increased from $91.6 million in fiscal 1995 to $144.4 million in fiscal 1996. Services sector revenue, which is primarily related to Octel Network Services ("ONS"), was $17.6 million for the third quarter of fiscal 1996 compared to $16.0 million in the third quarter of fiscal 1995. For the first nine months of fiscal 1996, ONS revenue increased to $51.9 million from $44.9 million in the same period last year.

         Systems revenues consist of software, hardware, upgrades and expansions sold to corporations and other institutions, including telephone and cellular companies. Service revenues, as presented below, include a range of voice processing and network management services provided by ONS to customers in the GBS and VIS markets as well as the residential market through a Regional Bell Operating Company. Services and license revenues also include service contracts, applications development, spares sales and hardware repair and maintenance provided by the GBS and VIS business units.

                                      THREE MONTHS ENDED                     NINE MONTHS ENDED
                              ---------------------------------      ----------------------------------
                              MARCH 31,  MARCH 31,   INCREASE/       MARCH 31,   MARCH 31,   INCREASE/
                                1996        1995     (DECREASE)        1996        1995      (DECREASE)
                              --------   --------    ----------      --------    --------    ----------
                                                        (DOLLARS IN MILLIONS)
Systems                      $ 93.7        $74.6        26%           $259.4      $223.1        16%
Services and license           46.1         40.4        14%            130.9       113.9        15%
                             ------       ------                      ------      ------
Total net revenues           $139.8       $115.0        22%           $390.3      $337.0        16%
                             ======       ======                      ======      ======

Percentage of Total Net Revenues

Systems                       67%          65%          2%              66%        66%          --
Services and license          33%          35%         (2)%             34%        34%          --

Systems

         The growth in systems revenues for the third quarter of fiscal 1996 over the third quarter of fiscal 1995 was attributable to revenue increases in the VIS business, offset by a slight decrease in the systems portion of the GBS business. The VIS increase was due primarily to an increase in

                        OCTEL COMMUNICATIONS CORPORATION


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

international sales (primarily in Europe, Canada and Asia-Pacific), and, to a lesser extent, an increase in domestic sales. For the GBS business, higher domestic sales were more than offset by lower international sales. The GBS domestic increase was positively affected by increases in revenues by the Company's PC division and Rhetorex subsidiary. However, these increases were partially offset by a decrease in new system sales volume. The lower international GBS revenue resulted primarily from decreases in Europe and Canada, partially offset by an increase in the Asia-Pacific market. Lower than expected Overture 250 sales, which replaced the Aspen family, contributed to the decrease in domestic GBS system sales. Although the Company is committed to improving the results of GBS system sales, there can be no assurance that such improvements will not be slower to materialize than expected, or that such improvements will occur.

         The systems revenue increase in the first nine months of fiscal 1996 is due primarily to increased VIS systems revenues attributable to the sale of systems expansions and software upgrades, partially offset by a decrease in GBS systems revenues. VIS revenues were higher for both domestic and international markets for the first nine months of fiscal 1996 compared to the same period for fiscal 1995 whereas GBS experienced decreases in each of these markets for the same period. Revenue in future quarters could be affected by the extent and timing of new orders from VIS providers. Such orders are typically significant in size and, therefore, either a single order or a small number of orders can have a significant impact on the amount and source of revenue in any given quarter.

Services and license

         Services and license revenues grew in the third quarter and first nine months of fiscal 1996 as compared to the same periods in the prior year primarily as a result of the Company's larger installed base of customers. Additionally, ONS revenues increased, reflecting both subscriber growth and increased usage. The Company is continuing to focus resources on increasing revenue from its services and license business and anticipates that services and license revenue as a percentage of net revenues will continue to fluctuate based on system sales.

COST OF SALES


                                       THREE MONTHS ENDED                     NINE MONTHS ENDED
                               ----------------------------------     ----------------------------------
                               MARCH 31,   MARCH 31,   INCREASE/      MARCH 31,   MARCH 31,   INCREASE/
                                 1996        1995      (DECREASE)       1996        1995      (DECREASE)
                               --------    --------    ----------     --------    --------    ----------
                                                        (DOLLARS IN MILLIONS)
Cost of systems                 $29.3       $26.0        13%          $ 79.8       $ 73.5          9%
Cost of services                 28.9        23.4        24%            82.2         65.7         25%
                                -----       -----                     ------       ------
Total cost of sale              $58.2       $49.4        18%          $162.0       $139.2         16%
                                =====       =====                     ======       ======


Percentage of Net Revenues

Cost of systems                  31%         35%        (4%)           31%          33%          (2%)
Cost of services                 63%         58%         5%            63%          58%           5%
Total cost of sales              42%         43%        (1%)           42%          41%           1%

                        OCTEL COMMUNICATIONS CORPORATION

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

         Total cost of sales, as a percentage of total net revenues, decreased for the third quarter and increased for the first nine months of fiscal 1996 as compared to the same periods in fiscal 1995. The changes are due primarily to a reduction in cost of systems offset by increases in cost of services.

Systems

         The decreases in cost of systems as a percentage of total systems revenues in the third quarter and first nine months of fiscal 1996 compared to the same periods in the prior year were due primarily to product mix changes. VIS revenues, which generally carry lower cost of sales as a percentage of total net revenues than GBS revenues, increased as a percentage of total systems revenues from the third quarter and first nine months of fiscal 1995 compared to the same periods of fiscal 1996.

Services and license

         The increase in cost of services as a percentage of total services and license revenues in the third quarter and first nine months of fiscal 1996 compared to the same periods of fiscal 1995 was due primarily to higher employee-related costs associated with service contracts and hardware repair and maintenance activities. ONS cost of services as a percentage of total services and license revenues also increased, but to a lesser extent, from the third quarter and first nine months of fiscal 1995 to the same periods of fiscal 1996. ONS cost of services for the third quarter of fiscal 1996 was affected by upfront costs incurred to build an infrastructure to serve new customers. The change for the first nine months of fiscal 1996 compared to the same period of fiscal 1995 was partially affected by the inclusion of revenue for a significant one-time customer conversion to ONS services which had little associated cost of services in fiscal 1995.

         On a quarter-to-quarter basis, the channel and product mix of sales can fluctuate significantly. Such fluctuations can have a positive or negative impact on operating margins. These fluctuations are difficult to predict.

RESEARCH AND DEVELOPMENT



                                     THREE MONTHS ENDED                    NINE MONTHS ENDED
                            ----------------------------------     ----------------------------------
                            MARCH 31,   MARCH 31,   INCREASE/      MARCH 31,   MARCH 31,   INCREASE/
                              1996        1995      (DECREASE)       1996        1995      (DECREASE)
                            --------    --------    ----------     ---------   ---------   ----------
                                                       (DOLLARS IN MILLIONS)
Expenses                    $ 19.2       $18.3         5%           $56.5        $53.4          6%
Percentage of revenues         14%         16%        (2%)            14%          16%         (2%)


         The increase in absolute dollars spent on research and development for both the third quarter and first nine months of fiscal 1996 is primarily due to the Company's increased spending on employee-related costs for new product development, including OcteLink. In addition, in the third quarter of fiscal 1995, the Company incurred a one-time charge of approximately $1.2 million related to a cancelled contract for software development. There were no such charges during fiscal

                        OCTEL COMMUNICATIONS CORPORATION

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

1996. Because of the Company's commitment to the development and implementation of technology and products that help maintain market share and position Octel for industry leadership, the Company believes that continued investments in research and development expenses are likely to increase in absolute terms and, depending on revenue in any given period, could increase as a percentage of total net revenues.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES



                                        THREE MONTHS ENDED                    NINE MONTHS ENDED
                                ---------------------------------      ---------------------------------
                                MARCH 31,  MARCH 31,   INCREASE/       MARCH 31,   MARCH 31,  INCREASE/
                                  1996       1995      (DECREASE)        1996        1995     (DECREASE)
                                --------   --------    ----------      --------    --------   ----------
                                                       (DOLLARS IN MILLIONS)
Expenses                         $43.9      $38.2         15%           $125.7      $112.3       12%
Percentage of revenues             31%        33%         (2%)             32%         33%        (1%)

         The increase for both the third quarter and first nine months of fiscal 1996 in selling, general and administrative expenses in absolute dollars resulted primarily from payroll-related expenses for employees hired to support the growth of the Company's services business and international operations.
The Company believes that additional selling, general and administrative expenses will be required to maintain its competitive position, including expanded international sales activities, and expects that these expenses will increase in absolute terms and, depending on revenue in any given period, could increase as a percentage of net revenues. Additionally, the Company is currently involved in litigation that may cause an increase in legal expenses in the future. (See Item 1 "Legal Proceedings" in Part II.)

NON-RECURRING CHARGE FOR ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

         In August 1994, the Company purchased certain intellectual property and fixed assets from another company for $5.1 million. Of the total purchase price, $4.7 million was allocated to in-process technology and $0.4 million was allocated to property and equipment. The in-process technology was expensed in the first quarter of fiscal 1995.

INTEGRATION COSTS

         In connection with the VMX merger in fiscal 1994, the Company recorded additional integration costs of $2.3 million in the first nine months of fiscal 1995. The integration costs related primarily to literature design for name change and other modifications to literature for the merged company and the consolidation of processes and computer systems of the merged company. Additional integration costs of approximately $0.7 million were incurred during the first quarter of fiscal 1996 as the consolidation of the two companies was substantially completed. These costs were entirely offset by excess integration reserves which were identified and reversed during the first quarter of fiscal 1996. No additional integration costs were incurred since the first quarter of fiscal 1996.

                        OCTEL COMMUNICATIONS CORPORATION


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

INTEREST AND OTHER INCOME, NET

         Interest and other income, net for the third quarter of fiscal 1996 decreased slightly compared to the third quarter of fiscal 1995. For the first nine months of fiscal 1996, interest and other income, net decreased $0.5 million from the same period of fiscal 1995. Interest and investment income for the third quarter of fiscal 1996 decreased compared to the third quarter of fiscal 1995 primarily due to lower average cash and investment balances. This decrease was partially offset by an increase in net foreign exchange gains during the comparable periods. The decrease for the first nine months of fiscal 1996 compared to the same period of fiscal 1995 was due primarily to a decrease in net foreign exchange gains.

INCOME TAXES

         The Company's effective tax rate was 36 percent in the third quarter and first nine months of fiscal 1996, respectively, as compared to 29 percent and 32 percent in the corresponding periods of fiscal 1995. The effective rate was higher in fiscal 1996 due to the expiration of the U.S. federal research and development credit and the smaller impact that certain tax benefits have on the effective tax rate. The Company expects its effective tax rate for fiscal 1996 to decrease slightly if the proposed legislation which extends the research and development tax credit is enacted prior to the end of the fiscal year.

FACTORS THAT MAY EFFECT FUTURE RESULTS OF OPERATIONS

         Various paragraphs of this Item 2 (Management's Discussion and
Analysis of Financial Condition and Results of Operations) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors set forth below and elsewhere in this document.

         The Company believes that in the future its results of operations could be affected by factors such as market acceptance of new products and upgrades, growth in the worldwide voice processing market, competition, expansion of services by its VIS customers, the outcome of litigation and changes in general economic conditions in any of the countries in which the Company does business.

         The Company believes that the successful introduction of new and enhanced products and services will be essential for it to maintain or improve its competitive position. The Company's backlog on a quarterly basis will not generally be large enough to assure that the Company will meet its revenue targets for a particular quarters. Furthermore, a large percentage of any quarter's shipments have traditionally been booked in the last month of the quarter. Consequently, quarterly revenues and operating results will depend on the volume and timing of new orders received during a quarter, which is difficult to forecast.

         In July 1995, the Company introduced OcteLink - a global "messaging post office" that could eventually allow the interconnection of virtually any voice messaging system with networking

                        OCTEL COMMUNICATIONS CORPORATION

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

capability, regardless of protocol, system size or geographic location. Revenues from OcteLink commenced during the second quarter of fiscal 1996 but have not been material to-date and are not expected to be material for the fiscal year. The Company has incurred additional research and development and selling, general and administrative expenditures to launch OcteLink and expects to incur additional costs in future quarters. Although the Company believes OcteLink is a viable global messaging network, there is currently no reliable data regarding the demand for such services. Furthermore, demand for a global messaging network may be slow to materialize, may not materialize or competitors may successfully introduce alternative solutions to OcteLink that achieve better market acceptance.

         The Company introduced the Overture Family of message servers in July 1995. The Overture 250, which replaced the Aspen family, is a mid-level system within the GBS product line designed for medium-sized businesses and large branch offices. To date, sales of the Overture 250 have been slightly below management expectations. Additionally, the Company has issued credits under its trade-in program, which extends through the end of fiscal 1996, to replace installed systems with the Overture 250. These trade-in costs could negatively affect gross margins.

         The Company is currently engaged in various new projects and product development which are necessary to help maintain market share and Octel's leadership position in the industry. Two of the more significant projects are "unified messaging" products for voice, fax and electronic mail messaging and the Company's next-generation client/server architecture for its Sierra platform, Intelligent Messaging Architecture ("IMA."). Unified messaging essentially unites voice, fax and e-mail together in a client/server architecture that uses standard PC and LAN technology. This integration brings together several discrete technologies into a single mailbox that provides user access from a telephone or a PC. In May 1995, Octel announced the first component of its unified messaging technology that will be available on Microsoft Exchange, a LAN-based, enterprise-wide messaging architecture. Current expectations are for revenue to commence in fiscal 1997. IMA was originally scheduled for first-phase release during the latter part of the fourth quarter of fiscal 1996; however, shipment of this product has been delayed until the beginning of the third quarter of fiscal 1997 in order to allow for the release of a more feature-rich product. The successful introduction of these and other new products is dependent on a number of factors, some of which are beyond the Company's control, including product acceptance in the marketplace, introduction of competitive products by existing or new competitors, changes in technology, price competition and other factors. Any delay in introducing new products or failure of such products to achieve substantial market share could significantly reduce future expected revenues and/or result in the need for additional expenses to bring the product to market. Furthermore, there can be no assurance that the Company will be successful in introducing new products or that such products will generate significant revenues or profits.

         During the latter half of fiscal 1995, the Company adopted a new, capacity-based pricing approach for its largest GBS system, the XC-1000. This pricing approach was also adopted for the Overture and Sierra systems during fiscal 1996. This approach allows customers to purchase systems with only part of the equipment's capacity enabled and then have additional capacity enabled in the future upon payment of additional fees. The Company has adopted contract accounting (based upon percentage-of-completion) to recognize revenue in connection with capacity on demand transactions when firm commitments to purchase additional capacity exist. Under this method, revenues are recognized as a function of the capacity provided to the customer

                        OCTEL COMMUNICATIONS CORPORATION


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

and costs are recognized proportionally to revenue recognized. Costs in excess of billings are deferred in the Balance Sheet. The adoption of contract accounting did not have a material impact on results for the third quarter or first nine months of fiscal 1996. The Company believes that delays in expected revenue in fiscal 1996 have occurred as a result of renegotiating contracts with certain customers and distributors to accommodate this pricing approach. While the Company believes that this approach will make it more competitive, difficulties in implementing this approach, delays or adverse results due to renegotiation of sales and distribution agreements to accommodate capacity-based pricing or the failure to generate additional sales could have an adverse effect on the Company's results of operations.

         Due to the factors noted above and elsewhere in Management's Discussion and Analysis of financial condition and results of operations, the Company's future earnings and Common Stock price may be subject to significant volatility, particularly on a quarterly basis. Past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods. Any shortfall in revenue or earnings from the levels anticipated by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's Common Stock in any given period. Additionally, the Company may not learn of such shortfalls until late in a fiscal quarter, which could result in an even more immediate and adverse effect on the trading price of the Company's Common Stock. The Company's Common Stock and technology stocks in general have been at or near historic highs in recent weeks and there can be no assurance that such valuations will continue or increase. Finally, the Company participates in a highly dynamic industry which often results in volatility of the Company's Common Stock price.

         The Company has been and may in the future continue to be required to litigate enforcement of its intellectual property or commercial rights or to defend itself in litigation arising out of claims by third parties. Such litigation, even if the Company is ultimately victorious, can be extremely expensive and may have a material adverse effect on the Company's results of operations in any particular period. Litigation may also occupy management resources that would otherwise be available to address other aspects of the Company's business.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash and cash equivalents and short-term investments in the first nine months of fiscal 1996 decreased $1.0 million from June 30, 1995. Cash flows from operations resulted in a net source of cash of $21.0 million in the first nine months of fiscal 1996 and $32.8 million in the first nine months of fiscal 1995. The decrease from the prior year was due primarily to increases in inventory and accounts receivable offset by higher net income and the timing of payment of certain liabilities. The increase in inventory resulted primarily from the Company's preparation for fourth quarter sales, which have historically been higher than other preceding quarters, a change in vendors during the second quarter of fiscal 1996 and continued product transitions. The Company is taking action to reduce inventory to a more acceptable level over the next six months. In the event that fourth quarter sales do not meet planned levels, inventory will be higher than target levels which could potentially result in excess inventory.

         The primary sources of cash during the first nine months of fiscal 1996 resulted from net income of $30.6 million, which included $25.0 million of non-cash expenses for depreciation and

                        OCTEL COMMUNICATIONS CORPORATION

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

amortization, and cash provided by the sale of Common Stock, resulting from the exercise of stock options, of $20.2 million. The primary uses of cash during the first nine months of fiscal 1996 were investment in property, plant and equipment of $26.4 million, increases in inventory of $23.4 million and the repurchase of Common Stock for $7.1 million, net of put warrant proceeds of $1.8 million. The Company expects to purchase additional equipment and make certain leasehold improvements during the remainder of fiscal 1996. The Company anticipates that its property, plant and equipment investments will result in greater efficiencies and increased flexibility for the Company.

         On March 25, 1996, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a 100% stock dividend distributed on May 10, 1996 to stockholders of record on April 5, 1996.

         In July 1994, the Company's Board of Directors approved the repurchase of up to 3.5 million shares (pre-split) of its Common Stock over a period of approximately two years. As of March 31, 1996, the Company had repurchased approximately 3.2 million shares (post-split) of its Common Stock under this program at an average per share price of approximately $11 (post-split), including, the impact of put warrant proceeds. The Company expects to continue to repurchase its Common Stock under this program.

         Effective July 6, 1995, the Company entered into a one-year operating lease agreement to lease undeveloped land on which additional offices may be constructed adjacent to the existing corporate offices over the next three years under a similar leasing arrangement. Under the terms of the operating lease, the Company is contingently liable for up to $9.9 million. Cash payments under the operating lease totaled $0.5 million during the first nine months of fiscal 1996.

         In connection with the VMX merger, the Company recorded $18.3 million of integration reserves in fiscal 1994. Expenditures charged against the reserve totaled approximately $4.1 million for the first six months of fiscal 1996 as the consolidation of the Company's manufacturing facilities was completed. The balance of the integration reserves was $0.4 million at March 31, 1996.

         The Company anticipates that cash flows from operations, its existing cash and cash equivalents balance, its short-term investment balance and its existing $30 million bank revolving line of credit (which expires in June 1996 but is expected to be renewed), will be adequate to meet the Company's cash requirements through the end of fiscal 1997.

                        OCTEL COMMUNICATIONS CORPORATION

                                    PART II

                                OTHER INFORMATION
ITEM 1.  LEGAL PROCEEDINGS

Theis Research, Inc.

         In April 1992, the Company filed suit, in California, against Theis Research, Inc. ("Theis") for declaratory judgment that the Company's products do not infringe three patents of Theis and that those patents are invalid. In November 1992, Theis filed a counterclaim against the Company alleging infringement of seven of Theis' patents. Subsequently, Theis dismissed with prejudice the claims as to all but four of the patents, and its claims as to one of the remaining four patents were dismissed on summary judgment. During the first quarter of fiscal 1995, the Company engaged in a jury trial regarding infringement of the three remaining patents and the defense of patent invalidity. In October 1994, the jury returned a verdict finding, among other things, that Octel was correct in its claim that the three patents at issue were invalid. The Court entered judgment on the jury verdict in January 1996, declaring Octel a "prevailing party" entitled to recover its substantial costs in connection with the lawsuit. It is anticipated that Theis will appeal the verdict.

Gilbarco Inc.

         In January 1994, Gilbarco Inc. ("Gilbarco") filed suit in the U.S. District Court for the District of Colorado against the Company and one of the Company's telephone company customers, U.S. West, alleging infringement of a Gilbarco patent and seeking unspecified damages. The Company filed an answer to the complaint denying any infringement of the patent and raising several affirmative defenses, including an assertion that the patent is invalid and unenforceable. In September 1994, the claims asserted against the Company were transferred to the U.S. District Court for the Northern District of California and those claims asserted against U.S. West were stayed and administratively closed pending the outcome of the California action. Both parties filed motions for summary judgment on a variety of issues, including a motion by Octel for summary judgment declaring the Gilbarco patent unenforceable due to inequitable conduct during the procurement of the patent. On February 12, 1996, the Court granted Octel's motion for summary judgment (and denied Gilbarco's counter-motion) and declared the patent unenforceable as a matter of law. The Court subsequently entered in favor of Octel and against Gilbarco in the underlying action and awarded Octel its costs in connection with the lawsuit. Gilbarco's subsequent challenge of the Court's ruling was denied and it is now expected that Gilbarco will appeal the final judgment invalidating their patent.

         The Company believes, based on information currently available, that the Company is not infringing any valid patents of Theis or Gilbarco. The Company will vigorously defend the patent infringement claims and any related claims for compensatory damages. While litigation is inherently uncertain, the Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position.

                        OCTEL COMMUNICATIONS CORPORATION

                                    PART II

                               OTHER INFORMATION

ITEM 6.       EXHIBITS AND REPORTS ON FORM 8-K

(a)      Exhibits

         Exhibit No.      Description
         -----------      -----------
         3.0              Certificate of Incorporation of the Company

         11.0             Statement re computation of earnings per share

         27.0             Financial Data Schedule

(b)      Report on Form 8-K

         No report on Form 8-K was filed by the Company during its fiscal quarter ended March 31, 1996.

                        OCTEL COMMUNICATIONS CORPORATION

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.




                                       OCTEL COMMUNICATIONS CORPORATION


Dated:   May 15, 1996

                                       /s/ JEAN-YVES DEXMIER
                                       ----------------------------------------
                                       Jean-Yves Dexmier, Senior Vice President
                                       and Chief Financial Officer

                                                                 DATE (MM/DD/YY)
ACORD CERTIFICATE OF LIABILITY INSURANCE         PAGE 1 OF 1         17-JUN-1996

PRODUCER                         10342   THIS CERTIFICATE IS ISSUED AS A MATTER
Willis Corroon Corporation of San Jose   OF INFORMATION ONLY AND CONFERS NO
1735 Technology Dr. #500                 RIGHTS UPON THE CERTIFICATE HOLDER.
San Jose  CA 95110                       THIS CERTIFICATE DOES NOT AMEND, EXTEND
(408) 452-7555                           OR ALTER THE COVERAGE AFFORDED BY THE
                                         POLICIES BELOW.
                                         ---------------------------------------
                                              COMPANIES AFFORDED COVERAGE
                                         ---------------------------------------
Janet Corrigan                           Company  American Guarantee & Liability
                                            A     Insurance Company
- --------------------------------------------------------------------------------
INSURED                                  Company  Zurich Insurance Company
Octel Communications Corporation            B
Attn: Risk Mgmt. Dept.                   ---------------------------------------
1001 Murphy Ranch Road                   Company  Lloyds Underwriters at London
Mail Stop 0802                              C     Sponsoring
Milpitas  CA 95035                       ---------------------------------------
                                         Company  Industrial Indemnity Company
                                            D
- --------------------------------------------------------------------------------
COVERAGES

 THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMIT SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

- --------------------------------------------------------------------------------
CO                                          POLICY EFFECTIVE   POLICY EXPIRATION
LTR  TYPE OF INSURANCE    POLICY NUMBER     DATE (MM/DD/YY)    DATE (MM/DD/YY)
- --------------------------------------------------------------------------------
A    [X] COMMERCIAL GENERAL LIABILITY
     [ ] CLAIMS MADE    [X] OCCUR
                          GL0825603001       01-MAR-1996       01-MAR-1997
     [ ] OWNER'S & CONTRACTOR'S PROT
- --------------------------------------------------------------------------------
     LIMITS
- ----------------
GENERAL AGGREGATE           $2,000,000
PRODUCTS-COMP/OP AGG        $2,000,000
PERSONAL & ADV INJURY       $1,000,000
EACH OCCURRENCE             $1,000,000
FIRE DAMAGE (Any one fire)  $1,000,000
MED EXP (Any one person)    $   10,000
- --------------------------------------------------------------------------------
B   AUTOMOBILE LIABILITY  BAP820968801       01-MAR-1996       01-MAR-1997
    [X] ANY AUTO
    [ ] ALL OWNED AUTOS
    [ ] SCHEDULED AUTOS
    [X] HIRED AUTOS
    [X] NON-OWNED AUTOS
- --------------------------------------------------------------------------------
     LIMITS
- ----------------
COMBINED SINGLE LIMIT       $1,000,000
BODILY INJURY (Per person)
BODILY INJURY (Per accident)
PROPERTY DAMAGE
- --------------------------------------------------------------------------------
GARAGE LIABILITY                   AUTO ONLY EA ACCIDENT      $
    [ ] ANY AUTO                   OTHER THAN AUTO ONLY:
    [ ]                            EACH ACCIDENT              $
                                   AGGREGATE                  $
- --------------------------------------------------------------------------------
B   EXCESS LIABILITY       AE03654307        01-MAR-1996       01-MAR-1997
    [ ] UMBRELLA FORM
    [X] OTHER THAN UMBRELLA FORM
- --------------------------------------------------------------------------------
     LIMITS
- ----------------
EACH OCCURRENCE             $25,000,000
AGGREGATE                   $25,000,000
- --------------------------------------------------------------------------------
D   WORKERS COMPENSATION AND
    EMPLOYERS' LIABILITY    CJ9614837        01-JUL-1996       01-JUL-1997
    THE PROPRIETOR/PARTNERS/  [ ] INCL
    EXECUTIVE OFFICERS ARE:   [ ] EXCL
- --------------------------------------------------------------------------------
WC STATUTORY LIMITS           OTHER
- --------------------------------------
EL EACH ACCIDENT            $1,000,000
EL DISEASE-POLICY LIMIT     $1,000,000
EL DISEASE-EA EMPLOYEE      $1,000,000
- --------------------------------------------------------------------------------
C   OTHER
    WORLDWIDE TRANSPORTATION   MC1040        01-MAY-1996       01-MAY-1997
    POLICY INCLUDING STOCK
    THROUGH PUT
- --------------------------------------------------------------------------------
$3,000,000 In Transit Worldwide - STOCK THROUGH PUT:
$27,000,000 - @455 E. Trimble, SJ - $3,000,000 @ Bekins Warehouse
$5,000,000 - @ Unnamed location
- --------------------------------------------------------------------------------
DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/SPECIAL ITEMS

  Re: Evidence of insurance coverages

- --------------------------------------------------------------------------------
CERTIFICATE HOLDER           CANCELLATION EXCEPT 10 DAYS NONPAYMENT
                                SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE
Bank of Boston                  CANCELLED BEFORE THE EXPIRATION DATE THEREOF,
435 Tasso Street                THE ISSUING COMPANY WILL ENDEAVOR TO MAIL 30
Palo Alto  CA 94301             DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER
                                NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH
                                NOTICE SHALL DISPOSE NO OBLIGATION OR LIABILITY
                                OF ANY KIND UPON THE COMPANY, ITS AGENTS OR
                                REPRESENTATIVES.
- --------------------------------------------------------------------------------
                             AUTHORIZED REPRESENTATIVE
                                /s/ CLAIRE HOWARD
                                -------------------------------
- --------------------------------------------------------------------------------

June 30, 1996



Octel  Communications Corporation
1001 Murphy Ranch Road
Milpitas, California 95035-7912
Attention: Jean-Yves Dexmier

RE:    AGENCY FEE

Ladies and Gentlemen:

We refer to the Credit Agreement dated as of June 30, 1996 (the "Credit Agreement") by and among Octel Communications corporation, a Delaware corporation ("Borrower"), the Banks party thereto and The First National Bank of Boston as agent ("Agent") on behalf and for the benefit of the Banks, pursuant to which the Banks have agreed, according to their respective Commitments, to extend to the Borrower a $30,000,000 revolving line of credit according to the terms and subject to the conditions set forth in the Credit Agreement. Capitalized terms not defined herein shall have the meanings given them in the Credit Agreement.

Pursuant to Section 2.4(b) Borrower has agreed to pay to Agent for Agent's own account an agency fee in the amount and at the times set forth herein. Borrower hereby agrees to pay to Agent an agency fee as follows:

         (a)     On June 30, 1996, $15,000,

         (b)     On June 30, 1997, $12,500,

         (c)     On June 30, 1998, $12,500;

provided, however, that in the event a Loan is made during the four fiscal quarters following any of the foregoing dates, the dollar figure corresponding to such date and each dollar figure corresponding to a date thereafter shall be increased to $20,000 and the increased amount applicable to such prior date shall be paid on the date that such Loan is made.

Octel Communications Corporation
June 30, 1996
Page 2



Please confirm the Borrower obligations set forth above by causing an authorized representative to execute this letter agreement on the applicable signature lines below.

Very truly yours,

THE FIRST NATIONAL BANK OF BOSTON



By:  /s/  MAIA D. HEYMANN
   --------------------------------

Printed Name:  Maia D. Heymann
             ----------------------
Title:        Vice President
      -----------------------------


ACCEPTED AND AGREED TO:

OCTEL COMMUNICATIONS CORPORATION



By:
   --------------------------------
Printed Name:
              ---------------------
Title:
      -----------------------------

Octel Communications Corporation
June 30, 1996
Page 2



Please confirm the Borrower obligations set forth above by causing an authorized representative to execute this letter agreement on the applicable signature lines below.

Very truly yours,

THE FIRST NATIONAL BANK OF BOSTON



By:
   --------------------------------
Printed Name:
              ---------------------
Title:
      -----------------------------


ACCEPTED AND AGREED To:

OCTEL COMMUNICATIONS CORPORATION



By:  /s/  JAMES F. ENGLE
   --------------------------------

Printed Name: James F. Engle
              ----------------------
Title: V.P. Treasurer
      ------------------------------

                     $30,000,000 REVOLVING CREDIT FACILITY
                                  PROVIDED BY
                       THE FIRST NATIONAL BANK OF BOSTON
                                      AND
             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                                       TO
                 OCTEL COMMUNICATIONS CORPORATION ("BORROWER")

                          CLOSING DOCUMENT CHECK LIST

                          CLOSING DATE: JUNE 28, 1996


                              ITEM

1.       Credit Agreement with Schedules and Exhibits.

2.       Promissory Note.

3.       Certificate of the Secretary of Borrower.

4.       Good-standing certificate of the Secretary of State of Delaware.

5. Certificate of Status of Foreign Corporation of the California Secretary of State.

6.       Certificate of the California Franchise Tax Board.

7.       Opinion of Wilson, Sonsini, Goodrich & Rosati addressed to Agent.

8.       Disclosure Letter.

9. Borrower's current investment policy, certified by Borrower's Chief Financial Officer.

10.      Financial Statements

         A.      Audited financial statements of Borrower for year ended
                 6/30/95.

         B.      Form 10-Q of Borrower for quarter period ending 3/31/96.

11.      Certificate of Insurance.

12.      Agent's Fee Letter





                                       1.